      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            GENERAL ELECTRIC COMPANY
             (Exact Name of Registrant as Specified in its Charter)

           NEW YORK                          3724                  14-0689340
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2211
   (Address and telephone number of Registrant's principal executive offices)

                               ROBERT E. HEALING
                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2243
           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

      JOHN A. MARZULLI, JR.                  MICHAEL A. BUCCI                    STEPHEN A. WEISS
       Shearman & Sterling             Greenwich Air Services, Inc.        Greenberg, Traurig, Hoffman,
       599 Lexington Avenue                  P.O. Box 522187                         Lipoff,
     New York, New York 10022           Miami, Florida 33152-2187                Rosen & Quentel
          (212) 848-4000                      (305) 526-7000                     Citicorp Center
                                                                                153 E. 53rd Street
                                                                             New York, New York 10022
                                                                                  (212) 801-9200

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of Greenwich Air Services, Inc. with and into GB Merger Corp., a wholly owned subsidiary of the Registrant as described herein.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)         PER SHARE         OFFERING PRICE          FEE(2)
Common Stock, $.16 par value................      11,000,000        Not applicable     $469,472,141.34       $142,264.29

(1) Based upon the maximum number of shares of Common Stock that the Registrant may be required to issue in the Merger, calculated as the product of (i) 16,304,205, the aggregate number of shares of Class A and Class B Common Stock, par value $.01 each per share, of Greenwich outstanding on June 30, 1997 or issuable pursuant to outstanding stock options and (ii) an exchange ratio of .4901 shares of GE Common Stock for each share of Greenwich Common Stock computed from a GE share price of $63.25.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of the Greenwich Common Stock to be exchanged in the Merger, which was computed, in accordance with Rule 457(c), as the sum of (i) the product of $28.71875 (the average of the high and low prices per Greenwich Class A share on June 30, 1997 as reported by The Nasdaq National Market) and 6,418,173, the aggregate number of shares of Greenwich Class A Common Stock outstanding on June 30, 1997 or issuable pursuant to outstanding stock options and (ii) the product of $28.84375 (the average of the high and low prices per Greenwich Class B share on June 30, 1997 as reported by the Nasdaq National Market and 9,886,032, the aggregate number of shares of Greenwich Class B Common Stock outstanding on June 30, 1997 or issuable pursuant to outstanding stock options.

(3) Pursuant to Rule 457(b), the registration fee has been reduced by the $91,409.53 paid on April 24, 1997, upon the filing under the Securities Exchange Act of 1934 of preliminary copies of Greenwich's proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $48,230.03.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          GREENWICH AIR SERVICES, INC.
                        4590 NW 36TH STREET, BUILDING 23
                              MIAMI, FLORIDA 33122

                                                                    July 8, 1997
Dear Fellow Stockholder:

    You are cordially invited to attend the special meeting of stockholders of Greenwich Air Services, Inc., to be held on Monday, August 11, 1997, at 10:00 a.m. at the Hotel Sofitel, 5800 Blue Lagoon Drive, Miami, Florida.

    On March 9, 1997, Greenwich agreed to be acquired by General Electric in a merger that values your Greenwich shares at $31.00 per share. In this merger, you will be entitled to receive, in exchange for each share of Greenwich Common Stock you own, a fraction of a share of General Electric common stock that will be calculated based on the market value of GE common stock just prior to the completion of the merger. Instead of GE Common Stock, you may choose to receive $31.00 in cash per share of Greenwich Class A and Class B Common Stock. In order to ensure that the merger qualifies as a tax-free reorganization for federal income tax purposes, no more than approximately 22% of the approximately $271 million total consideration paid to public stockholders in the merger will be paid in cash.

    At the special meeting, you will be asked to adopt the Merger Agreement. A majority of the outstanding shares of Greenwich Class A Common Stock entitled to vote at the special meeting must vote for adoption of the Merger Agreement for the acquisition to be completed. Holders of shares of Greenwich Class B Common Stock are not entitled to vote on the merger.

    I, my wife and my son own 52% of the outstanding shares of Greenwich Class A Common Stock. As a condition to GE's willingness to enter into the Merger Agreement, we have agreed to vote all of our shares in favor of the merger. In addition, GE owns 9.8% of the outstanding shares of Greenwich Class A Common Stock. Accordingly, adoption of the Merger Agreement at the special meeting is assured.

    If the Merger Agreement is adopted and all other conditions described in the Merger Agreement have been met or, where permissible, waived, the merger is expected to occur as soon as possible after the special meeting.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF GREENWICH AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT.

    Under Delaware law, you are not entitled to appraisal rights in connection with the merger.

    The accompanying Proxy Statement/Prospectus provides a detailed description of the proposed merger and its effect on you as a stockholder and on Greenwich. I urge you to read the enclosed materials carefully. Whether or not you plan to attend the special meeting, and regardless of the number of shares you own, please complete, sign and date your proxy card and promptly return it in the envelope provided.

                                          Sincerely,

                                          Eugene P. Conese, Sr.
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

    Neither the Securities and Exchange Commission nor any state securities regulators have approved the shares of GE Common Stock to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    This Proxy Statement/Prospectus is dated July 8, 1997 and is first being mailed to stockholders on or about July 9, 1997.

                          GREENWICH AIR SERVICES, INC.
                        4590 NW 36TH STREET, BUILDING 23
                              MIAMI, FLORIDA 33122

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 11, 1997

TO THE CLASS A STOCKHOLDERS OF GREENWICH AIR SERVICES, INC.:

    A Special Meeting of Stockholders (the "Special Meeting") of Greenwich Air Services, Inc., a Delaware corporation ("Greenwich"), will be held on Monday, August 11, 1997, at the Hotel Sofitel, 5800 Blue Lagoon Drive, Miami, Florida, commencing at 10:00 a.m., for the following purposes:

        (1) To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated March 9, 1997 (the "Merger Agreement"), by and among Greenwich, General Electric Company, a New York corporation ("GE"), and GB Merger Corp., a Delaware corporation and a wholly owned subsidiary of GE ("Merger Sub"), a copy of which is attached as Annex I to the Proxy Statement/Prospectus accompanying this notice. The Merger Agreement provides for the merger of Greenwich with and into Merger Sub (the "Merger"), resulting in Greenwich becoming a wholly owned subsidiary of GE. In the Merger, each Greenwich stockholder will be entitled to receive, in exchange for each share of Greenwich Class A Common Stock, par value $.01 per share (the "Greenwich Class A Common Stock"), and each share of Greenwich Class B Common Stock, par value $.01 per share (the "Greenwich Class B Common Stock" and, together with the Greenwich Class A Common Stock, the "Greenwich Common Stock"), held by such stockholder, that number of shares of common stock, par value $.16 per share, of GE (the "GE Common Stock") as shall be determined by dividing $31.00 by the Average GE Share Price (as defined below) (the "Stock Consideration"); PROVIDED that Greenwich stockholders may elect to receive from GE cash in an amount equal to $31.00 per share of Greenwich Common Stock (the "Cash Consideration"). The "Average GE Share Price" is defined as the average of the last sale price per share of GE Common Stock on The New York Stock Exchange, Inc. Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the closing date of the Merger. Under the Merger Agreement, approximately 22%, or $60.1 million of the total merger consideration allocable to Greenwich Common Stock owned by stockholders other than the immediate members of the Conese family, certain officers and directors of Greenwich, and GE and its subsidiaries (the "Public Stockholders"), is available to be paid in cash to the Public Stockholders. If all Public Stockholders were to elect all cash, then each Public Stockholder would receive approximately 78% of his total merger consideration in GE Common Stock and approximately 22% in cash. To the extent that Greenwich public stockholders elect to receive more than 78% of their total merger consideration in GE Common Stock, all Public Stockholders electing cash would receive the amount of cash they requested. The percentage of Cash Consideration is subject to further adjustment to the extent necessary to enable the requisite tax opinions to be delivered.

        (2) To consider and transact such other business as may properly be brought before the Special Meeting or any adjournment thereof.

    The affirmative vote of the holders of a majority of the outstanding shares of Greenwich Class A Common Stock entitled to vote at the Special Meeting is required to adopt the Merger Agreement. Holders of shares of Greenwich Class B Common Stock do not have voting rights and are not entitled to vote at the Special Meeting. As of July 7, 1997, Eugene P. Conese, Sr., the Chairman of the Board and Chief Executive Officer of Greenwich, Eugene P. Conese, Jr. the President and Chief Operating Officer of Greenwich, and Anna May Conese, the spouse of Eugene P. Conese, Sr. and mother of Eugene P. Conese, Jr. (collectively, the "Conese Stockholders"), owned and held the power to vote

3,651,749 shares of Greenwich Class A Common Stock, representing 52% of such outstanding shares. The Conese Stockholders have agreed, among other things, to vote all of their shares of Greenwich Class A Common Stock in favor of the Merger Agreement at the Special Meeting. In addition, GE owns 689,000 shares of Greenwich Class A Common Stock, representing 9.8% of such outstanding shares, which it intends to vote in favor of the Merger. Accordingly, adoption of the Merger Agreement at the Special Meeting is assured.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE CONSIDERATION TO BE PAID PURSUANT TO THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF GREENWICH AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF GREENWICH HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. You are urged to read the accompanying Proxy
Statement/Prospectus carefully for a description of the Merger Agreement.

    Under Delaware law, holders of Greenwich Common Stock are not entitled to appraisal rights in connection with the Merger.

    Only holders of Greenwich Class A Common Stock of record at the close of business on June 16, 1997 will be entitled to notice of, and to vote at, the Special Meeting. A list of the holders of Greenwich Class A Common Stock entitled to vote at the Special Meeting will be open for examination, during ordinary business hours, at the location of the Special Meeting for 10 days preceding the Special Meeting.

                                    By Order of the Board of Directors,

                                    MICHAEL A. BUCCI
                                    SECRETARY

Miami, Florida
July 8, 1997

    Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Stockholders who attend the Special Meeting may revoke their proxies and vote in person if they desire.

    CERTIFICATES FOR YOUR GREENWICH COMMON STOCK SHOULD BE SENT TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. AT THIS TIME ONLY IF YOU ARE MAKING A CASH ELECTION. PLEASE DO NOT ENCLOSE YOUR CERTIFICATES WITH YOUR PROXY CARDS.

                               TABLE OF CONTENTS

SUMMARY................................          1
  The Companies........................          1
    What You Will Receive in the
      Merger...........................          2
  The Special Meeting..................          2
Recommendation of the Greenwich Board;
  Reasons for the Merger...............          3
    Interests of Certain Persons in the
      Merger...........................          4
  Cash Election Procedures.............          4
    Treatment of Stock Options in the
      Merger...........................          5
    Certain Litigation.................          5
    Regulatory Approvals...............          5
    Conditions to the Merger...........          5
    Termination of the Merger
      Agreement........................          6
    Termination Fee....................          6
    No Solicitation of Competing
      Transactions.....................          7
    Appraisal Rights...................          7
    Material Federal Income Tax
      Consequences.....................          7
    Forward-Looking Statements May
      Prove Inaccurate.................          7

SUMMARY SELECTED FINANCIAL DATA........          8
  Selected Historical Financial Data of
    Greenwich..........................          8
  Selected Historical Financial Data of
    GE.................................          9
  Significant Factors Affecting
    Operating Results..................         10
  Recent Developments..................         11
  Comparative Per Share Data...........         12
  Market Price Data....................         12

THE SPECIAL MEETING....................         14
  General..............................         14
  Matters to Be Considered at the
    Special Meeting....................         14
  Voting and Proxies...................         14
  Solicitation of Proxies..............         15

THE MERGER.............................         15
  Background of the Merger.............         15
  Reasons for the Merger;
    Recommendation of the Greenwich
    Board of Directors.................         18
  Interests of Certain Persons in the
  Merger; Conflicts of Interest........         19
  Fairness Opinion of Salomon
    Brothers...........................         22
  Form of the Merger...................         26
  Merger Consideration.................         26
  Effective Time.......................         27
  Description of Election Procedures...         28
  Procedures for Exchange of Greenwich
    Common Stock Certificates..........         29
  Anticipated Accounting Treatment.....         30
  Plans for Greenwich After the
    Merger.............................         30
  Certain Other Effects of the
    Merger.............................         30
  Source and Amount of Funds and Other
    Consideration......................         31
  Forward-Looking Statements May Prove
    Inaccurate.........................         31
  Material Federal Income Tax
    Consequences.......................         31
  Blue Sky Laws........................         33
  Appraisal Rights.....................         34
  Certain Litigation...................         34
THE MERGER AGREEMENT...................         34
  Certain Representations and
    Warranties.........................         34
  Conduct of Business Pending the
    Merger.............................         35
  No Solicitation of Competing
    Transactions.......................         35
  Indemnification and Insurance........         36
  Stock Exchange Listing...............         37
  Conditions to Consummation of the
    Merger.............................         37
  Termination; Effects of
    Termination........................         38
  Expenses.............................         40
  Amendment; Waiver....................         40

THE STOCK OPTION AND VOTING
  AGREEMENT............................         40
  Agreement to Vote in Favor of the
    Merger.............................         40
  Option to Purchase the Shares of
  Greenwich Common Stock Owned by
    the Conese Stockholders............         41
  Certain Representations and
    Warranties.........................         42
  Certain Covenants....................         42
  Termination..........................         43

REGULATORY MATTERS.....................         43
COMPARISON OF RIGHTS OF GREENWICH
STOCKHOLDERS AND
  GE STOCKHOLDERS......................         44
  Authorized Capital Stock.............         44
  Stockholder Voting Rights............         44
  Special Meetings of Stockholders;
  Consent to Actions of Stockholders in
  Lieu of Meeting......................         45
  Business Combinations................         46
  Business Conducted at Stockholders'
    Meetings...........................         47
  Dividends............................         47
  Dissenters' Appraisal Rights.........         47
  Warrants or Options..................         47
  Number and Term of Directors.........         47
  Nomination and Election of
    Directors..........................         48

  Classification of the Board of
    Directors..........................         48
  Removal of Directors.................         49
  Indemnification......................         49

DESCRIPTION OF GE'S CAPITAL STOCK......         50

LEGAL MATTERS..........................         50

EXPERTS................................         50

FUTURE STOCKHOLDER PROPOSALS...........         50

WHERE YOU CAN FIND MORE INFORMATION....         51

ANNEX I         Agreement and Plan of Merger
ANNEX II     Opinion of Salomon Brothers Inc
ANNEX III  Stock Option and Voting Agreement

                                    SUMMARY

  THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE
  51). FOR THE LOCATION OF DEFINITIONS OF CAPITALIZED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS, PLEASE SEE "LIST OF DEFINED TERMS" (PAGE 53).

      IN THE MERGER, GREENWICH WILL MERGE WITH AND INTO GB MERGER CORP. GB MERGER CORP. WILL BE THE SURVIVING CORPORATION IN THE MERGER AND WILL CONTINUE AS A SUBSIDIARY OF GE.

      THE MERGER AGREEMENT IS ATTACHED AS ANNEX I TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

                                 THE COMPANIES

  GREENWICH AIR SERVICES, INC.
  4590 NW 36th Street, Building 23
  Miami, Florida 33122
  (305) 526-7000

      Greenwich is the largest and most diversified independent gas turbine engine repair and overhaul company in the world. Greenwich provides repair and overhaul services for gas turbine and turboprop aircraft engines used to power various commercial and military aircraft. Greenwich also services other types of engines used for different industrial and marine applications. In addition, Greenwich manages government and military services and maintenance programs and provides for the sale, management, operation and refurbishment of gas turbine power plants in various countries around the world.

      THE GREENWICH -- UNC MERGER. On February 13, 1997, Greenwhich had agreed to acquire UNC Incorporated for cash and stock. On March 9, 1997, at the same time that GE and Greenwich entered into the Merger Agreement, Greenwich and UNC amended their original agreement to provide that Greenwich would acquire UNC after GE acquires Greenwich. The GE-Greenwich merger is not conditioned upon the successful completion of the Greenwich-UNC merger.

      UNC is in the business of providing components and repair services to the aviation industry. Following the acquisition of Greenwich by GE, and if the merger provided for in the Greenwich-UNC agreement is completed, GE will also acquire UNC. UNC stockholders will receive $15.00 in cash for each share of UNC Common Stock held. In total, the proposed value of the UNC transaction is approximately $330 million. The UNC merger is subject to certain conditions, including regulatory approval and the approval of the UNC stockholders.

      In the event the Merger Agreement is terminated for any reason, the UNC merger will proceed under the same terms and conditions of the original merger plan between Greenwich and UNC, with certain minor exceptions.

  GENERAL ELECTRIC COMPANY
  3135 Easton Turnpike
  Fairfield, Connecticut 06431-0001
  (203) 373-2999

      GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. GE's businesses include producing and servicing lighting products, home appliances, medical diagnostic imaging systems, industrial components, power generation equipment, aircraft jet engines, and plastics and other materials.

      The National Broadcasting Company, Inc., a GE subsidiary, furnishes network television services, operates television stations and provides cable programming and distribution services. Through another subsidiary, GE offers a broad array of financial services and satellite communications.

  GB MERGER CORP.
  3135 Easton Turnpike
  Fairfield, Connecticut 06431-0001
  (203) 373-2999

      GB Merger Corp. is a company formed by GE on March 6, 1997 for use in the merger. This is the only business of GB Merger Corp.

  WHAT YOU WILL RECEIVE IN THE MERGER
    (PAGE 26)

      After the Merger Agreement is adopted you will receive, for each share of Greenwich Common Stock you own immediately prior to the merger, approximately $31.00 worth of GE Common Stock. Instead of receiving the shares of GE Common Stock, you may elect to receive $31.00 per share in cash. You will also receive cash instead of fractional shares of GE Common Stock.

  EXAMPLE: IF YOU CURRENTLY OWN 100 SHARES OF GREENWICH COMMON STOCK AND YOU DO NOT ELECT TO RECEIVE THE MERGER CONSIDERATION IN CASH, AND IF THE AVERAGE GE SHARE PRICE IS $61.00 (FOR PURPOSES OF THIS EXAMPLE ONLY), THEN AFTER THE MERGER YOU WOULD BE ENTITLED TO RECEIVE 50 SHARES OF GE COMMON STOCK, PLUS $50.00 IN CASH.

      However, in order to ensure that the merger qualifies as a tax-free reorganization, if all public stockholders (holders other than GE, members of the Conese family and certain Greenwich officers and directors) were to elect to receive cash for all of their shares, then each public stockholder would receive 78% of their merger consideration in GE Common Stock and 22% in cash. If Greenwich public stockholders elect to receive more than 78% of their total merger consideration in GE Common Stock, all public stockholders electing cash would receive the amount of cash they requested.

      The number of shares of GE Common Stock you will receive will be determined by dividing $31.00 by the "average GE share price." The "average GE share price" is the average of the last sale price per share of GE Common Stock for the 10 consecutive trading days ending on the trading day which is five days prior to the completion of the merger.

      Because of the need for regulatory review, the valuation period for determining the number of shares of GE Common Stock issued in the merger could occur after the special meeting. As a result, the number of shares of GE Common Stock issuable for each share of Greenwhich Common Stock may not be known at the time you vote on the merger. You may call, toll-free, (888) 216-9369 for further information concerning the estimated number of shares of GE Common Stock that will be issued in exchange for your Greenwich Common Stock.

                         THE SPECIAL MEETING (PAGE 14)

      At the special meeting, the holders of Greenwich Class A Common Stock will be asked to adopt the Merger Agreement. Each share is entitled to one vote at the special meeting. Holders of Greenwich Class B Common Stock are not entitled to vote on the Merger Agreement.

      The close of business on June 16, 1997 is the record date for determining if you are entitled to vote at the special meeting.

      As a condition to GE's willingness to enter into the Merger Agreement, GE and members of the Conese family entered into a

  Stock Option and Voting Agreement. Each of these stockholders, without any additional consideration being paid to them,

      - has agreed to vote all of his or her shares in favor of the merger, and

      - has granted GE an irrevocable option to purchase all of his or her shares for the same consideration that is to be paid under the Merger Agreement.

      The Stock Option and Voting Agreement covers a total of 3,651,749 shares of Greenwich Class A Common Stock which is 52% of such shares outstanding on the record date. In addition, GE owns 689,000 shares of Greenwich Class A Common Stock, which is 9.8% of the shares outstanding on the record date. As a result, adoption of the Merger Agreement at the special meeting is assured.

  REASONS FOR THE MERGER; RECOMMENDATION OF THE GREENWICH BOARD (PAGE 18)

      The Greenwich Board unanimously approved the Merger Agreement and the merger and recommends that you vote to adopt the Merger Agreement. The Greenwich Board believes that the merger is in the best interests of Greenwich and its stockholders. In reaching its decision, the Greenwich Board considered a number of factors, including the following:

      - the written opinion of Salomon Brothers that the merger consideration is fair to the stockholders of Greenwich from a financial point of view. The full text of Salomon Brothers' opinion is attached as Annex II to this document, and you are urged to read it carefully and in its entirety. See page 22;

      - the Greenwich Board's belief that the analyses of Salomon Brothers supported the Greenwich Board's conclusion that the merger consideration is fair from a financial point of view to, and is in the best interests of, Greenwich stockholders, both in terms of the immediate financial consideration to be received and the potential for future appreciation in value of the GE Common Stock.

      - the relative trading prices and volumes (as well as prospects for future growth in value) of Greenwich Class A Common Stock and Greenwich Class B Common Stock (with Greenwich as a stand-alone entity and taking into consideration the proposed merger with UNC);

      - the results of operations, financial condition, competitive position and prospects of Greenwich (as a stand-alone entity and taking into consideration the proposed merger with UNC) and GE, both on an historical and future basis and as separate and combined entities;

      - the opportunity for Greenwich's stockholders to become stockholders of GE, which the Greenwich Board viewed as one of the largest, most diversified and financially stable enterprises in the world;

      - the price certainty of the proposed merger--$31.00 per share regardless of stock market fluctuations prior to the closing of the merger;

      - the strength of GE's common stock and its comparative price stability and relatively low volatility when compared with broad market indices, in contrast to the greater volatility and risk to holders of Greenwich's Common Stock;

      - the benefits to Greenwich's employees and customers of the merger of Greenwich's business with GE's businesses; and

      - the structure of the merger, which permits Greenwich stockholders to exchange their Greenwich Common Stock for GE Common Stock on a tax-free basis, except to the extent that they elect to receive cash. For a more comprehensive description of the federal income tax consequences of the merger, see page 30.

  INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 19)

      In considering the recommendation of the Greenwich Board regarding the merger, you should be aware of the interests which certain officers and directors of Greenwich have in the merger that are different from your and their interests as stockholders.

      At July 7, 1997, approximately 141,725 shares of Greenwich Class A Common Stock and approximately 285,475 shares of Greenwich Class B Common Stock were subject to options granted to employees and directors of Greenwich under various stock option plans. The stock options held by Greenwich's executive officers and directors represented less than 1% of the Greenwich Common Stock on a fully diluted basis.

      At the time of signing the Merger Agreement, Eugene P. Conese, Sr. and GE entered into a consulting and non-competition agreement. Mr. Conese, Sr. agreed to act as a consultant to GE and not to compete with the engine services businesses of Greenwich or GE for five years after the completion of the merger. GE will pay Mr. Conese, Sr., $1 million per year and make an annual $1 million contribution in his name to the charitable organization of his choice.

      Greenwich has entered into retention agreements with a number of Greenwich executives (not including Messrs. Conese, Sr. and Conese, Jr.). Under these retention agreements, if the merger with GE is completed, Greenwich or its successor in the merger will pay these executives severance benefits in the event that they are discharged during the year after the merger is completed.

      Under his current employment agreement, Mr. Conese, Sr. will be entitled to $1.00 less than three times the average of his gross income for the past five years when he resigns upon completion of the merger. Mr. Conese, Jr. also has an employment agreement, under which he is entitled to $1.00 less than three times the average of his gross income for the past five years if he resigns due to a constructive discharge in the year after the merger. Mr. Conese, Jr. and GE are currently in discussions concerning the nature of his duties and responsibilities at Greenwich following the merger and his compensation.

      Under his existing employment arrangements, Mr. Conese, Sr. will receive deferred compensation in the amount of $736,667 on his retirement upon consummation of the merger. Under his existing employment arrangements, Mr. Conese, Jr. is entitled to a deferred compensation payment of $146,667 if the constructive discharge provisions of his employment agreement are triggered.

      The Greenwich Board recognized all the interests described above and concluded that these interests did not detract from the fairness of the merger to Greenwich stockholders who are not officers or directors of Greenwich.

  CASH ELECTION PROCEDURES (PAGE 28)

      If you do not choose cash, you will receive GE Common Stock (and cash for any fractional interests in GE Common Stock). We have provided you with a yellow form of election. To receive cash you must:

      - properly complete and sign the form of election;

      - enclose you Greenwich stock certificates along with the form of election; and

      - return the form of election to ChaseMellon Shareholder Services, L.L.C. no later than the last business day before the completion of the merger.
        PLEASE DO NOT ENCLOSE YOUR CERTIFICATE WITH YOUR PROXY CARDS.

      If public stockholders of Greenwich elect to receive more than approximately 22% of the total merger consideration in cash, GE will pay for each share electing cash with a mixture of cash and GE Common Stock so that the amount of cash paid for each such share will be equal. GE may further reduce this percentage if necessary to ensure the tax-free status of the merger. As a result, there is no guarantee that you will receive the amount of cash that you elect.

      EXAMPLE: IF YOU CURRENTLY OWN 100 SHARES OF GREENWICH COMMON STOCK AND YOU ELECT TO RECEIVE CASH FOR ALL OF YOUR SHARES, AND HOLDERS OF 50% OF THE GREENWICH COMMON STOCK ELECT TO RECEIVE CASH, AND IF THE AVERAGE GE SHARE PRICE IS $61.00 (FOR PURPOSES OF THIS EXAMPLE ONLY), THEN AFTER THE MERGER YOU WOULD BE ENTITLED TO RECEIVE 28 SHARES OF GE COMMON STOCK, PLUS $1,392.00 IN CASH.

  TREATMENT OF STOCK OPTIONS IN THE MERGER (PAGE 19)

      Each employee stock option outstanding at the time of the merger will be canceled, and its holder will be entitled to receive an amount equal to the product of

      - the number of shares of Greenwich Common Stock previously subject to the stock option, and

      - the excess, if any, of $31.00 over the exercise price of the stock option.

      This amount will be paid in cash or, if a holder of the stock option so elects, in GE Common Stock.

  CERTAIN LITIGATION (PAGE 34)

      Greenwich and members of its Board of Directors have been named as defendants in a putative class action lawsuit filed in the Court of Chancery of the State of Delaware, County of New Castle. The complaint alleges that Greenwich's Board failed to maximize stockholder value and otherwise breached its fiduciary duties. The complaint seeks, among other things, to enjoin the completion of the merger and unspecified money damages. Greenwich believes that this lawsuit is without merit and intends to defend it vigorously.

      In addition, GE is the subject of a putative class action lawsuit brought by a stockholder of UNC and filed in the Superior Court of the State of Delaware, County of New Castle. The complaint alleges that GE engaged in economic duress and tortious interference with the original UNC-Greenwich merger agreement, and seeks $18 million in damages. GE believes that this lawsuit is without merit and intends to defend it vigorously.

  REGULATORY APPROVALS (PAGE 43)

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Greenwich and GE from completing the merger until GE and Greenwich have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. GE and Greenwich each filed the required notification and report forms with the FTC and the Antitrust Division.

      On April 25, 1997, GE, Greenwich and UNC received requests for additional information from the Antitrust Division. By July 1, 1997, GE, Greenwich and UNC had each certified that they were in substantial compliance with these requests for additional information. Accordingly, unless the Antitrust Division disagrees as to whether substantial compliance has been achieved, the waiting period will expire on July 21, 1997.

  CONDITIONS TO THE MERGER (PAGE 37)

      GE and Greenwich will not complete the merger unless a number of conditions are satisfied or waived by them. These include the following:

      - the holders of a majority of the shares of Greenwich Class A Common Stock must approve the merger, which is assured as a result of the Stock Option and Voting Agreement with the Conese stockholders;

      - the waiting period applicable to the merger under the HSR Act must come to an end or be terminated;

      - there must be no injunction or order that prohibits the merger;

      - the shares of GE Common Stock to be issued in the merger must be authorized for listing on the New York Stock Exchange;

      - the relevant governmental authorities must approve the merger, other than the governmental authority that must consent to the assignment of the Greenwich FAA Certificate;

      - Greenwich, GE and GB Merger Corp. must perform all of their obligations under the Merger Agreement;

      - Greenwich and GE must each certify to the other that its representations and warranties contained in the Merger Agreement are true and correct;

      - GE must receive a "cold comfort" letter from Deloitte & Touche LLP;

      - GE and Greenwich must receive opinions from their respective tax counsel that the merger will qualify as a tax-free reorganization; and

      - GE must receive an agreement, from any person who may be deemed to have become an affiliate of Greenwich pursuant to Rule 145 under the Securities Act of 1933 after the Merger Agreement was signed but before the merger is completed, stating that such affiliate will comply with Rules 144 and 145 under the Securities Act.

      The party entitled to the benefit of some of these conditions may waive these conditions.

  TERMINATION OF THE MERGER AGREEMENT (PAGE 38)

      Greenwich and GE can agree at any time to terminate the Merger Agreement without completing the merger, and the Merger Agreement may be terminated by either company if any of the following occurs:

      - the waiting period under the HSR Act does not end or is not terminated by September 30, 1997;

      - a court or other governmental authority permanently prohibits the merger;

      - the merger is not completed by September 30, 1997;

      - the holders of Greenwich Class A Common Stock do not approve the merger; or

      - either party materially breaches the Merger Agreement and does not cure such breach within 30 days of receiving notice of it.

      Greenwich may also terminate the Merger Agreement if it notifies GE of a more favorable competing offer. If the waiting period under the HSR Act has ended and there is no order preventing the merger or preventing GE from exercising its option to buy the shares of Greenwich Common Stock owned by the Conese stockholders, then the termination will be effective 15 days following the date of the notice. If the waiting period under the HSR Act has not ended or there is an order in effect preventing the merger or preventing GE from exercising its option to buy the shares of Greenwich Common Stock owned by the Conese stockholders, then the termination will be effective on the later of June 30, 1997 and 45 days following the date of the notice.

      In addition, GE may terminate the Merger Agreement if Greenwich notifies GE that a third party has made a more favorable competing offer.

  TERMINATION FEE (PAGE 38)

      The Merger Agreement requires GE to pay Greenwich a termination fee of $33.5 million if the Merger Agreement is terminated because the HSR Act waiting period has not ended or been terminated by September 30, 1997, or because a court or other governmental authority permanently prohibits the merger pursuant to Section 7 of the Clayton Act of 1914 or the Federal Trade Commission Act of 1914.

      If, within a year after the termination of the Merger Agreement under the circumstances described above, Greenwich enters into an acquisition transaction at a higher price than that offered in the GE-Greenwich transaction, then Greenwich must return the termination fee to GE.

  NO SOLICITATION OF COMPETING TRANSACTIONS (PAGE 35)

      The Merger Agreement restricts Greenwich's ability to entertain or encourage any alternative acquisition transactions with third parties beyond what is required by the Greenwich Board's fiduciary duties. Greenwich must promptly notify GE if it receives offers or proposals for any such alternative transactions.

  APPRAISAL RIGHTS (PAGE 34)

      Greenwich stockholders have no right to an appraisal of the value of their shares in connection with the merger.

  MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 31)

      It is a condition to the completion of the merger that Greenwich and GE each receive a tax opinion from their outside counsel. Those opinions must conclude that the transaction will be one in which you will generally be taxed on gain from the exchange of Greenwich shares only to the extent of the cash you receive.

      TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU.

  FORWARD-LOOKING STATEMENTS MAY PROVE
    INACCURATE (PAGE 31)

      GE and Greenwich have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and there can be no assurance that these statements will prove to be correct. Forward-looking statements include assumptions as to how GE and Greenwich may perform in the future. You will find many of these statements in the following sections:

      - "SUMMARY--Recent Developments."

      - "THE MERGER--Reasons for the Merger; Recommendation of the Greenwich Board of Directors."

      - "THE MERGER--Fairness Opinion of Salomon Brothers Inc."

      Also, when we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, GE and Greenwich claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we have referred you, could affect the future results of GE and Greenwich and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include: materially adverse changes in economic conditions and in the markets served by GE and Greenwich; the failure of certain of Greenwich's customers to renew their contracts with Greenwich; and a significant delay in the expected completion of the merger.

                        SUMMARY SELECTED FINANCIAL DATA

    Greenwich and GE are providing the following financial information to aid you in your analysis of the financial aspects of the merger. The financial information is an unaudited summary of each Company's respective audited financial statements. As this information is only a summary, you should read it in conjunction with the historical financial statements (and related notes) of Greenwich and GE contained in the annual reports and other information that Greenwich and GE have filed with the Securities and Exchange Commission (the "Commission"). See "WHERE YOU CAN FIND MORE INFORMATION" on page 51.

    Greenwich and GE report quarterly and annual earnings results using methods required by generally accepted accounting principles ("GAAP"). Greenwich prepares its financial statements on the basis of a fiscal year beginning on October 1 and ending on September 30 and GE does so on the basis of a fiscal year beginning on January 1 and ending on December 31.

                SELECTED HISTORICAL FINANCIAL DATA OF GREENWICH
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      SIX
                                                                                                  MONTHS ENDED
                                                 FISCAL YEARS ENDED SEPTEMBER 30,                  MARCH 31,
                                       -----------------------------------------------------  --------------------
                                         1992       1993       1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (AUDITED)                            (UNAUDITED)
HISTORICAL OPERATING DATA:
  Net sales..........................  $  62,009  $  69,467  $ 105,233  $ 196,319  $ 397,913  $ 118,625  $ 388,663
  Gross profit.......................     12,779     14,391     17,260     31,362     54,957     18,703     49,112
  Income from operations.............      6,902      8,698     10,254     17,725     31,924     10,961     32,449
  Interest expense...................      2,950      3,039      4,759      7,950     12,654      3,635     14,252
  Net income.........................      2,506      3,374      3,346      6,202     11,793      4,418     11,080
  Fully diluted weighted average
    number of shares.................  9,648,000  8,000,000  12,574,654 12,836,406 14,253,294 12,844,590 17,009,544
  Fully diluted earnings per share...       0.26       0.42       0.33       0.54       0.83       0.35       0.65
  Cash dividends declared per share
    of common stock..................         --         --         --         --        .01      0.010      0.012

OTHER FINANCIAL DATA:
  EBITDA.............................      7,803      9,696     11,609     19,931     37,657     11,980     37,771
  Cash flows provided (used) by
    operating activities.............     (1,421)      (921)    (3,341)     6,680     (8,232)    (6,418)   (63,521)
  Cash flows provided (used) by
    investing activities.............     (1,791)    (5,127)   (42,763)    (2,724)  (234,037)    (1,737)    (6,592)
  Cash flow provided (used) by
    financing activities.............      3,073      6,309     46,144     (4,246)   242,423      8,243     69,959
  Depreciation and amortization......        807        950      1,285      1,815      5,229      1,019      5,204
  Capital Expenditures...............      1,791      5,128      1,691      2,724      3,956      1,737      6,592

BALANCE SHEET DATA (AT PERIOD
ENDING):
  Working capital....................     39,430     46,010     76,078     87,829    273,595     98,178    338,186
  Total assets.......................     59,102     67,708    138,423    185,620    625,080    188,298    709,947
  Total debt.........................     29,411     35,686     74,985     67,880    236,516     78,356    303,877
  Stockholders' equity...............     13,126     15,951     27,963     36,788    139,047     50,873    152,566

                    SELECTED HISTORICAL FINANCIAL DATA OF GE
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                                THREE
                                                                                                             MONTHS ENDED
                                                             FISCAL YEARS ENDED DECEMBER 31,                  MARCH 31,
                                                  -----------------------------------------------------  --------------------
                                                    1992       1993       1994       1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (AUDITED)                            (UNAUDITED)
GENERAL ELECTRIC COMPANY AND CONSOLIDATED
  AFFILIATES
  Revenues......................................  $  53,051  $  55,701  $  60,109  $  70,028  $  79,179  $  17,098  $  20,157
  Earnings from continuing operations...........      4,137      4,184      5,915      6,573      7,280      1,517      1,677
  Earnings (loss) from discontinued
    operations..................................        588        993     (1,189)        --         --         --         --
  Effect of accounting change...................         --       (862)        --         --         --         --         --
  Net earnings..................................      4,725      4,315      4,726      6,573      7,280      1,517      1,677
  Dividends declared............................      1,985      2,229      2,546      2,838      3,138        765        855
  Earned on average share owners' equity........       20.9%      17.5%      18.1%      23.5%      24.0%       5.2%       5.4%
  PER SHARE
    Earnings from continuing operations.........      $1.21     $ 1.22     $ 1.73     $ 1.95     $ 2.20     $ 0.46     $ 0.51
    Earnings (loss) from discontinued
      operations................................       0.17       0.29      (0.35)        --         --         --         --
    Effect of accounting change.................         --      (0.25)        --         --         --         --         --
    Net earnings................................       1.38       1.26       1.38       1.95       2.20       0.46       0.51
    Dividends declared..........................       0.58     0.6525      0.745      0.845       0.95       0.23       0.26
  Total assets of continuing operations.........    135,472    166,413    185,871    228,035    272,402    230,213    270,068
  Long-term borrowings..........................     25,298     28,194     36,979     51,027     49,246     52,306     46,364
  Shares outstanding--average (in thousands)....  3,428,792  3,415,958  3,417,476  3,367,624  3,307,394  3,326,267  3,285,024

SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS

    Sometimes financial results reported in accordance with GAAP include unusual or infrequent events and factors which are not expected to occur regularly in the future. Examples of these events and factors include gains or losses on the sale of businesses, the costs of completing major acquisitions and of other business development activities, and the costs of business restructurings. Certain unusual or infrequent events and transactions, as well as other significant factors and trends, which may be helpful in understanding the past performance and future prospects of Greenwich and GE, are described briefly below. The following discussion should be read with the "SUMMARY SELECTED FINANCIAL DATA" of Greenwich and GE included on the previous pages and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Greenwich and GE that are contained in the annual reports and other information that Greenwich and GE have filed with the Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 51.

    GREENWICH. In considering the Selected Historical Financial Data of Greenwich, you should be aware that:

    - data are presented on the basis of a fiscal year which ends on September
      30;

    - all per share data has been restated to give effect to the issuance on May 8, 1996 of one share of Class B Common Stock for each share of Class A Common Stock then outstanding;

    - the information presented for fiscal year 1994 includes Greenwich's initial public offerings of common stock and 8% Convertible Subordinated Debentures and the subsequent acquisition of the assets of Greenwich's Connecticut operations;

    - the information presented for fiscal year 1996 includes Greenwich's public offerings of Class B Common Stock and 10 1/2% Senior Notes and the concurrent acquisition of the engine services business of Aviall, Inc. and Aviall Services, Inc.; and

    - Greenwich has included EBITDA under the Other Financial Data because it is a measurement commonly used by certain investors to analyze and compare companies. EBITDA stands for Earnings Before Interest, Taxes, Depreciation and Amortization and is usually arrived at by adding income taxes, interests expense, depreciation and amortization to net income. However, it should be noted that the EBITDA information included by Greenwich may not be comparable to the EBITDA information presented by other companies.

    GE. In considering the selected Historical Financial Data of GE, you should be aware that:

    - the consolidated financial statements represent the adding together of all affiliates -- companies that GE directly or indirectly controls, either through majority ownership or otherwise;

    - results of associated companies -- generally companies that are 20% to 50% owned by GE and over which GE, directly or indirectly, has significant influence -- are included in the financial statements on a "one-line" basis;

    - discontinued operations reflect the results of Kidder, Peabody, a securities broker-dealer wholly owned by GE in 1994, 1993 and 1992, and the results of GE's aerospace businesses in 1993 and 1992;

    - the 1993 accounting change represents the adoption of SFAS No. 112, EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS; and

    - GE per share financial data has been restated to reflect a 2-for-1 stock split effective on April 28, 1997.

RECENT DEVELOPMENTS

    GREENWICH. On February 13, 1997, Greenwich agreed to acquire UNC for a combination of Greenwich Class B Common Stock and cash which would have valued UNC at between approximately $310 million and $355 million (depending on the "average market price" of Greenwich Class B Common Stock on the closing date of the UNC Merger). That transaction was conditioned upon receipt of the approval of the stockholders of both Greenwich and UNC, and upon Greenwich being able to arrange the requisite financing. UNC had operating income and earnings per share in the fiscal year ended December 31, 1996 of $41.7 million and $.35, respectively.

    In deciding to enter into the Merger Agreement with GE, the Greenwich Board determined that it was in the best interests of Greenwich and its stockholders to forgo the opportunity to remain independent and acquire UNC under the terms of the original UNC Merger Agreement, as described below. ACCORDINGLY, GREENWICH STOCKHOLDERS ARE NOT BEING ASKED TO CHOOSE BETWEEN A GE-GREENWICH TRANSACTION AND A UNC-GREENWICH TRANSACTION. IN THE EVENT THAT THE GE-GREENWICH TRANSACTION WERE NOT TO PROCEED FOR ANY REASON AND UNLESS THE ORIGINAL UNC MERGER AGREEMENT WAS OTHERWISE TERMINATED IN ACCORDANCE WITH ITS TERMS, GREENWICH AND UNC WOULD DISSEMINATE A NEW JOINT PROXY STATEMENT/PROSPECTUS DESCRIBING THE TERMS OF A GREENWICH-UNC COMBINATION.

    GE. On April 28, 1997, GE amended its Certificate of Incorporation to increase GE's authorized Common Stock from 2,200,000,000 shares, par value $.32 per share, to 4,400,000,000 shares, par value $.16 per share, and, in so doing, split the GE Common Stock (including outstanding and treasury shares) on a 2-for-1 basis. See "WHERE YOU CAN FIND MORE INFORMATION" on page 51.

COMPARATIVE PER SHARE DATA

    The following tables present historical per share data of Greenwich and GE. The data presented below should be read in conjunction with the historical financial statements of Greenwich and GE incorporated by reference in this document. Only the earnings per share data are calculated using the primary weighted average of shares outstanding. Because the number of shares of GE Common Stock to be issued in the merger will not be known until five business days prior to the completion of the merger, Greenwich equivalent per share data cannot be computed at this time. That information will be available via telephone, toll-free, at (888) 216-9369. Hypothetical Greenwich equivalent per share data is presented below using the closing sale price of a share of GE Common Stock on July 2, 1997 and a resulting hypothetical exchange ratio of
 .4588. The hypothetical Greenwich equivalent per share data was calculated by multiplying the actual GE per share data by the hypothetical exchange ratio of
 .4588.

                                                                                THREE MONTHS
                                               SIX MONTHS ENDED                     ENDED
                                     MARCH 31, 1997       MARCH 31, 1997       MARCH 31, 1997
                                   -------------------  -------------------  -------------------
                                                            (UNAUDITED)


                                        GREENWICH            GREENWICH               GE
                                         CLASS A              CLASS B              COMMON            GREENWICH
                                      COMMON STOCK         COMMON STOCK             STOCK           EQUIVALENT
                                   -------------------  -------------------  -------------------  ---------------
Earnings per share...............       $    .65             $    .65             $     .51          $     .23
Dividends per share, net.........            .012                 .012                  .26                .12
Book value per share.............           9.10                 9.10                  9.27               4.25

                                                            YEAR ENDED
                                   SEPTEMBER 30, 1996   SEPTEMBER 30, 1996    DECEMBER 31, 1996
                                   -------------------  -------------------  -------------------
                                                             (AUDITED)


                                        GREENWICH            GREENWICH               GE
                                         CLASS A              CLASS B              COMMON            GREENWICH
                                      COMMON STOCK         COMMON STOCK             STOCK           EQUIVALENT
                                   -------------------  -------------------  -------------------  ---------------
Earnings per share...............       $    .86             $    .86             $    2.20          $    1.01
Dividends per share, net.........            .01                  .01                   .95                .44
Book value per share.............           8.52                 8.52                  9.41               4.32

MARKET PRICE DATA

    The following table presents certain historical trading and dividend declaration information for the GE Common Stock and Greenwich Class A and Class B Common Stock. Because the number of shares of GE Common Stock to be issued in the merger will not be known until five business days prior to the completion of the merger, for each share of Greenwich Common Stock that a Greenwich stockholder owns, such holder may receive more or less than the hypothetical exchange ratio of .4588 shares of GE Common Stock.

                                                             GE                                GREENWICH                GREENWICH
                                                        COMMON STOCK                            CLASS A                  CLASS B
                                            ------------------------------------  ------------------------------------  ----------
                                                            (IN $)                                 (IN $)
                                               HIGH          LOW          DIV         HIGH          LOW         DIV        HIGH
                                            -----------     ------     ---------     ------     -----------  ---------    -----
1997
------------------------------------------
  Third Quarter (Through July 7)..........         693/4        643/16    --             291/8         285/8    --            295/16
  Second Quarter..........................         681/4        489/16       .26         291/4         263/4    --             293/8
  First Quarter...........................        543/16       4715/16       .26         301/8         211/4      .012         301/2
1996
------------------------------------------
  Fourth Quarter..........................         531/16        451/4       .26         301/2         163/4    --             25
  Third Quarter...........................         46           3815/16       .23        291/4         17       --             213/4
  Second Quarter..........................         441/16        371/16       .23        413/4         181/8    --             333/4
  First Quarter...........................         401/4        343/4        .23         223/16        103/4       .01      --
1995
------------------------------------------
  Fourth Quarter..........................         369/16        301/2       .23         1113/16         73/4    --         --
  Third Quarter...........................         325/16        283/16      .205        105/16         51/8    --          --
  Second Quarter..........................         295/8        2611/16      .205         55/16         39/16    --         --
  First Quarter...........................         28           2415/16      .205         33/4          3       --          --


                                               (IN $)
                                               LOW         DIV
                                              -----     ---------
1997
------------------------------------------
  Third Quarter (Through July 7)..........         285/8    --
  Second Quarter..........................         27      --
  First Quarter...........................         203/8      .012
1996
------------------------------------------
  Fourth Quarter..........................         153/4    --
  Third Quarter...........................         131/2    --
  Second Quarter..........................         161/2    --
  First Quarter...........................      --         --
1995
------------------------------------------
  Fourth Quarter..........................      --         --
  Third Quarter...........................      --         --
  Second Quarter..........................      --         --
  First Quarter...........................      --         --

    GE Common Stock is principally traded in the United States on the New York Stock Exchange under the symbol "GE." Greenwich Class A and Class B Common Stock are currently traded on the Nasdaq National Market ("Nasdaq") under the symbols "GASIA" and "GASIB," respectively.

    On March 7, 1997, the last trading day before the public announcement of the proposed merger, the closing sale price of GE Common Stock, as reported by the NYSE Composite Tape and subsequently adjusted to reflect a 2-for-1 stock split, was $52 11/16, and the closing bid prices of Greenwich Class A Common Stock and Greenwich Class B Common Stock, as quoted on Nasdaq, were $25 1/2 and $25 1/4 per share, respectively. On July 7, 1997, the last trading day prior to the date of this Proxy Statement/Prospectus, the closing sale price of GE Common Stock and the closing bid prices of Greenwich Class A and Class B Common Stock were $69 3/4, $29 and $28 7/8 per share, respectively.

    Prior to fiscal year 1996, Greenwich did not declare or pay any dividends. In January 1996, Greenwich paid a cash dividend on Greenwich Common Stock of $.01 per share. On May 8, 1996, Greenwich distributed to the holders of Greenwich Class A Common Stock one share of Greenwich Class B Common Stock for each share of Greenwich Class A Common Stock outstanding. On January 30, 1997, Greenwich paid a $.012 per share cash dividend in respect of each outstanding share of Greenwich Common Stock.

    GE declared dividends of $3.1 billion in fiscal year 1996, or approximately 42% of GE's 1996 consolidated earnings. Per share dividends declared of $1.90 in fiscal year 1996 increased 12% from 1995, its 21st consecutive annual increase. Following the merger, payment of cash dividends by GE in respect of GE Common Stock will depend on GE's financial condition, results of operations and any other factor GE's Board of Directors may consider relevant.

    At year-end 1996, GE had purchased and placed into treasury a total of 93.5 million shares having an aggregate cost of $6.4 billion under a share repurchase program begun in December 1994. In 1996, GE's Board of Directors increased the authorization to repurchase GE Common Stock to $13 billion and authorized the program to continue through 1998. Such shares are from time to time reissued upon the exercise of employee stock options, conversion of convertible securities and for other corporate purposes. GE intends to continue repurchases of shares in the ordinary course under its ongoing repurchase program between the date of this document and the merger, and during the valuation period for the merger.

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Greenwich Board") of Greenwich Air Services, Inc. ("Greenwich") for use at the special meeting of Greenwich stockholders (the "Special Meeting"). This Proxy Statement/Prospectus, the attached Notice of Stockholders' Meeting and the enclosed form of proxy are first being mailed to stockholders of Greenwich on or about July 9, 1997.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, holders of Greenwich Class A Common Stock (as defined below) will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated March 9, 1997, among Greenwich, General Electric Company ("GE") and GB Merger Corp., a wholly owned subsidiary of GE (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, Greenwich will be merged with and into GB Merger Corp. (the "Merger").

    AFTER CAREFUL CONSIDERATION, THE GREENWICH BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF GREENWICH AND ITS STOCKHOLDERS. THE GREENWICH BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF GREENWICH CLASS A COMMON STOCK VOTE TO ADOPT IT AT THE SPECIAL MEETING.

VOTING AND PROXIES

    The Greenwich Board has fixed the close of business on June 16, 1997 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting. At that date, there were outstanding 7,012,448 shares of Greenwich Class A Common Stock, par value $.01 per share (the "Greenwich Class A Common Stock"), the holders of which will be entitled to one vote per share on each matter submitted to the Special Meeting. Shares of Greenwich Class B Common Stock, par value $.01 per share (the "Greenwich Class B Common Stock" and, collectively with the Greenwich Class A Common Stock, the "Greenwich Common Stock"), are not entitled to vote at the Special Meeting. No other voting securities of Greenwich are outstanding.

    The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote constitutes a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Special Meeting may be adjourned from time to time until a quorum is obtained. Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of Greenwich Class A Common Stock entitled to vote at the Special Meeting is required to adopt the Merger Agreement.

    As of July 7, 1997, a stockholder group, consisting of Eugene P. Conese, Sr., the Chairman of the Board and Chief Executive Officer of Greenwich, Eugene
P. Conese, Jr., the President and Chief Operating Officer of Greenwich, and Anna May Conese, the spouse of Eugene P. Conese, Sr. and the mother of Eugene P. Conese, Jr. (collectively, the "Conese Stockholders"), owned and held the power to vote 3,651,749 shares of Greenwich Class A Common Stock, representing 52% of such outstanding shares. As a condition to GE's willingness to enter into the Merger Agreement, the Conese Stockholders have agreed, pursuant to a Stock Option and Voting Agreement dated March 9, 1997 (the "Stock Option and Voting Agreement"), and without any additional consideration being paid to the Conese Stockholders, among other things, to vote all of their shares of Greenwich Class A Common Stock in favor of adopting the Merger Agreement at the Special Meeting. In addition, GE owns 689,000 shares of Greenwich Class A Common Stock, representing 9.8% of such outstanding shares, which it purchased in the open market on and after March 10, 1997, and which it intends to vote in favor of adopting the Merger Agreement at the Special Meeting. Accordingly, adoption of the Merger Agreement at the Special Meeting is assured.

    Shares of Greenwich Class A Common Stock represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions indicated on such proxies or, if no instructions are indicated, will be voted for adoption of the Merger Agreement and in the best judgment of the individuals named in the accompanying proxy on any other matters which may properly come before the Special Meeting. Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of Greenwich at the address given on the Notice of Stockholders' Meeting accompanying this Proxy Statement/Prospectus. Any proxy may also be revoked by the stockholder's attendance at the Special Meeting and voting in person. A notice of revocation need not be on any specific form. Abstentions may be specified with respect to the adoption of the Merger Agreement by properly marking the "ABSTAIN" box on the proxy for such proposal, and will be counted as present for the purpose of determining the existence of a quorum. Under the rules of the National Association of Securities Dealers, Inc. (the "NASD"), while brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the adoption of the Merger Agreement without instructions. Brokers who do not receive instructions but who are present, in person or by proxy, at the Special Meeting will be counted as present for quorum purposes (a "broker nonvote"). Abstentions and broker nonvotes will have the same effect as a vote against the adoption of the Merger Agreement at the Special Meeting.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of the Greenwich Board. GE and Greenwich will share equally all expenses related to printing, filing and mailing the Proxy Statement/Prospectus and all the Securities and Exchange Commission (the "Commission") and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus. See "THE MERGER AGREEMENT -- Expenses." In addition to soliciting proxies by mail, officers, directors and employees of Greenwich, without receiving additional compensation therefor, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Greenwich Class A Common Stock held of record by such persons, and GE and Greenwich will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER

    THE UNC MERGER. In October 1996, Eugene P. Conese, Sr., Chairman of the Board and Chief Executive Officer of Greenwich, proposed to Dan A. Colussy, Chairman of the Board, President and Chief Executive Officer of UNC Incorporated ("UNC"), that Greenwich acquire UNC.

    Greenwich retained Salomon Brothers Inc ("Salomon Brothers") and the UNC Board of Directors retained J.P. Morgan Securities Inc. ("J.P. Morgan") in October 1996, and each board held numerous meetings with its financial and legal advisors between October 1996 and February 1997 to discuss the contemplated Greenwich-UNC transaction as well as other strategic alternatives, including a possible public offering by UNC and other potential acquisition opportunities available to Greenwich. From November through early February 1997, representatives of Greenwich and UNC held a number of meetings and negotiations with respect to the terms of a Greenwich-UNC combination.

    On February 13, 1997, Mr. Conese, Sr., after meetings with Salomon Brothers and counsel to Greenwich, chaired a meeting of the Greenwich Board at which the final terms and conditions of the proposed merger with UNC were presented and discussed by representatives of Salomon Brothers and Greenwich's counsel. Such proposed terms involved the issuance of Greenwich Class B Common Stock with a value ranging from $14.00 to $16.10 (depending on the average closing price of Greenwich Class B Common Stock during a specified valuation period prior to the consummation of the transaction), in exchange for each UNC Common Stock Equivalent (as defined in the Greenwich-UNC merger agreement). Holders of UNC Common Stock Equivalents had the right to elect to receive up to 50% of the aggregate merger consideration in cash. The total value of the proposed merger consideration was estimated at between $310 million and $355 million. As a result of the foregoing, on February 13, 1997, after the Boards of Directors of Greenwich and UNC had approved the execution and delivery of an Agreement and Plan of Reorganization (the "Original UNC Merger Agreement"), Greenwich and UNC entered into the Original UNC Merger Agreement, pursuant to which Greenwich and UNC agreed that, subject to certain conditions, UNC would be merged with and into a newly formed acquisition subsidiary of Greenwich and thereby become a wholly owned subsidiary of Greenwich (the "UNC Merger"). The Original UNC Merger Agreement entitled Greenwich to modify the structure of the UNC Merger so that UNC and one or more of its subsidiaries could be merged directly with and into Greenwich. On February 14, 1997, Greenwich and UNC issued a joint press release announcing the proposed merger of Greenwich and UNC.

    THE GE-GREENWICH TRANSACTION. During the months preceding February 1997, Greenwich and GE had been engaged in discussions regarding the renewal of certain licensing agreements pertaining to Greenwich's servicing of aircraft component parts manufactured by GE. These discussions resulted in a meeting on February 27, 1997 between William J. Vareschi, President and Chief Executive Officer of GE Engine Services Inc., a wholly owned subsidiary of GE, and Eugene
P. Conese, Sr. During this meeting the scope of the discussions was expanded to include the possible acquisition by GE of certain selected Greenwich assets or Greenwich in its entirety. Mr. Vareschi indicated that he would ask John F. Welch, Jr., Chairman of the Board and Chief Executive Officer of GE, to call Mr. Conese, Sr. on Friday, February 28, 1997 to discuss the matter further. Mr. Welch called Mr. Conese, Sr. on Friday, February 28, 1997 and arranged to meet with Mr. Conese, Sr. on Sunday, March 2, 1997.

    On the morning of March 2, 1997, Mr. Welch and Mr. Vareschi met with Mr. Conese, Sr. and Eugene P. Conese, Jr., the President and Chief Operating Officer of Greenwich. Mr. Welch indicated that while GE was prepared to discuss the other alternatives raised in the prior meeting between Mr. Vareschi and Mr. Conese, Sr., GE's preference was to acquire all of Greenwich. Mr. Conese, Sr. advised Mr. Welch that although Greenwich was not currently for sale, he would consider such a sale if it was in the best interests of all the stockholders of Greenwich. At that meeting, Mr. Welch, Mr. Vareschi and Messrs. Conese, Sr. and Conese, Jr. had preliminary discussions concerning the possible terms on which a transaction involving the acquisition of Greenwich by GE might be agreeable to both parties, including lengthy discussions concerning the value of Greenwich's business. It was proposed that both Greenwich Class A Common Stock and Greenwich Class B Common Stock would be sold for the same price, notwithstanding the fact that only Greenwich Class A Common Stock is voting stock, inasmuch as the Greenwich Class B Common Stock was intended to be the economic equivalent to the Greenwich Class A Common Stock. Mr. Welch indicated that, as a condition to its willingness to pursue such a transaction, GE would require the Conese Stockholders to enter into the Stock Option and Voting Agreement. After the meeting ended, further discussions took place during the course of that day. As a result of such discussions, Messrs. Welch, Vareschi, Conese, Sr. and Conese, Jr. agreed that GE and Greenwich would consider and study the feasibility of a possible acquisition of Greenwich by GE through a merger in which all Greenwich stockholders would be entitled to receive a fixed price of $31.00 per share of Greenwich Common Stock (regardless of market conditions at the time of closing), payable at the election of the stockholder either in GE Common Stock, par value $.16 per share (the "GE Common Stock"), or cash, subject to an aggregate limit on the amount of cash involved to permit the transaction to qualify as a tax-free reorganization for federal income tax purposes. The suggested merger consideration of $31.00 per share of Greenwich Common Stock was proposed after considerable negotiation among the parties, who considered such factors as the businesses, condition (financial and otherwise), competitive positions and historical performances and prospects of both GE and Greenwich, and the relative historical and current trading prices and volumes (as well as potential for future growth in value) of the shares of each of the companies. The closing price of the Greenwich Common Stock on Friday, February 28, 1997 was $21.875 per share for the Greenwich Class A Common Stock and $22.00 per share for the Greenwich Class B Common Stock. It was also contemplated that the proposed acquisition of Greenwich by GE would not interfere with the proposed UNC Merger. After discussions, Messrs. Conese, Sr. and Conese, Jr. agreed to approach UNC with a proposal to restructure the UNC Merger as an all-cash purchase in which each holder of UNC Common Stock Equivalents would receive $15.00 per share. It was also agreed between Mr. Conese, Sr. and Mr. Welch that Mr. Conese, Sr. would enter into a consulting and non-competition agreement with GE and that retention agreements would be entered into with a limited number of Greenwich employees.

    In the evening of March 2, 1997, Messrs. Conese, Sr. and Conese, Jr. and Greenwich's counsel met with Mr. Colussy and UNC's counsel to discuss the foregoing developments. Subject to further review and analysis by their respective legal and financial advisors and approval of the respective boards of directors of Greenwich and UNC, such persons agreed that GE's proposals were attractive to both the Greenwich and UNC stockholders and that further discussions and negotiations with GE representatives should proceed.

    Between March 3 and March 9, 1997, representatives and outside legal advisors of GE, Greenwich and UNC, as well as the independent financial advisors of Greenwich and UNC, met at the Miami office of counsel to Greenwich to negotiate the specific terms of the proposed business combination of GE, Greenwich and UNC, and to conduct preliminary due diligence activities that included gathering and exchanging relevant information. Various business, financial and legal considerations were discussed during the meetings, including the specific terms of the proposed business combination, regulatory approvals, operational issues, retention of management and treatment of benefit plans.

    It was also mutually agreed by Greenwich and UNC that in the event the Merger Agreement was terminated for any reason, the Original UNC Merger Agreement would, without any action by any party thereto, be reinstated (with certain minor exceptions), and that the UNC Merger would proceed under its original terms and conditions. In addition, during such period, the Greenwich Board held an informational meeting on March 5, 1997 to review the status of negotiations and the proposed transactions.

    On March 9, 1997, a meeting of the Greenwich Board was held at which the final terms and conditions to the proposed Merger (which terms are summarized below under "THE MERGER AGREEMENT") were presented and discussed by representatives of Salomon Brothers and Greenwich's counsel, including Greenwich's special Delaware counsel. During the course of the meeting, a representative of Salomon Brothers delivered its written opinion that the consideration to be paid pursuant to the proposed Merger was fair to the Greenwich stockholders from a financial point of view. Greenwich's special Delaware counsel also reviewed with the Greenwich directors their duties under Delaware law as those duties related to the proposed transaction with GE. Following extensive discussions, the Greenwich Board unanimously approved the Merger Agreement, including the consideration to be paid pursuant to the Merger, and recommended that holders of Greenwich Class A Common Stock vote in favor of the Merger and adopt the Merger Agreement. The Greenwich Board also unanimously
(i) approved the Stock Option and Voting Agreement; (ii) authorized the transaction for the purposes of both Section 203 of the Delaware General Corporation Law (the "DGCL") and section seven of article seven of Greenwich's bylaws; (iii) approved the retention of Salomon Brothers in connection with the Merger and the rendering of the fairness opinion by Salomon Brothers, and the compensation of Salomon Brothers therefor; (iv) approved the Amended and Restated Agreement and Plan of Merger between Greenwich and UNC; (v) approved the Consulting Agreement (as defined below), including its non-competition provision, between Eugene P. Conese, Sr. and GE; and (vi) approved various retention agreements between Greenwich and senior executives of Greenwich.

    On the same day, the UNC Board of Directors met twice with its legal and financial advisors. At the first meeting of the day, the UNC Board of Directors met to review the Amended and Restated UNC Merger Agreement, dated March 9, 1997 (the "UNC Merger Agreement") (the terms of which are summarized below under "-- Plans for Greenwich After the Merger") and J.P. Morgan delivered its oral opinion that the proposed consideration to be paid to the UNC stockholders under the UNC Merger Agreement was fair to the stockholders of UNC from a financial point of view. At the second meeting, following extensive discussions, the UNC Board of Directors unanimously approved the UNC Merger Agreement, including the merger consideration, and recommended that stockholders vote in favor of the UNC Merger and adopt the UNC Merger Agreement. Later that day, the Merger Agreement was signed by GE and Greenwich, and the UNC Merger Agreement was signed by Greenwich and UNC. On March 10, 1997, GE, Greenwich and UNC issued a joint press release announcing the execution of the Merger Agreement and the UNC Merger Agreement.

    In May 1997, counsel to GE and counsel to Greenwich determined that they would be unable to deliver the tax opinions contemplated in the Merger Agreement. Because the Conese Stockholders chose not to execute the certificates required by tax counsel to support their opinions, any GE shares in fact received by them in the Merger could not be considered in determining whether the continuity of interest requirements of Section368(a) of the Code were satisfied. Such certificates would have prevented the Conese Stockholders from disposing of the shares of GE Common Stock delivered to them in the Merger for at least one year after the Merger. The Conese Stockholders indicated that they were not willing to agree to this restriction and instead wanted the same flexibility, subject to applicable securities laws, to dispose of such GE shares as would be possessed by all other Greenwich stockholders receiving GE Common Stock in the Merger. Pursuant to the Merger Agreement, GE has therefore reduced the maximum cash component which can be paid to Greenwich's Public Stockholders (as defined below) to approximately 22% of the total merger consideration. This percentage is subject to further adjustment as described below. See "-- Merger Consideration." On June 3, 1997, Salomon Brothers orally advised the Greenwich Board, subsequently confirmed in writing by letter dated June 6, 1997, that if the percentage of cash consideration had been reduced (as described above) at or prior to March 9, 1997, it would have rendered the same opinion that the consideration to be paid in the Merger is fair to the stockholders of Greenwich from a financial point of view.

REASONS FOR THE MERGER; RECOMMENDATION OF THE GREENWICH BOARD OF DIRECTORS

    The Greenwich Board has approved and adopted the Merger Agreement, believes that the Merger is in the best interests of Greenwich and its stockholders and unanimously recommends adoption of the Merger Agreement by the holders of Greenwich Class A Common Stock at the Special Meeting.

    At a meeting held on March 9, 1997, the Greenwich Board of Directors, with the assistance of Greenwich's outside financial and legal advisors, considered the legal, financial and other terms of the Merger.

    The Greenwich Board concluded that the Merger is in the best interests of Greenwich and its stockholders. In reaching its decision to enter into and to recommend the adoption of the Merger Agreement, the Greenwich Board considered the following material factors:

    - Salomon Brothers' written opinion that the consideration to be paid in the Merger is fair to the stockholders of Greenwich from a financial point of view. See "-- Fairness Opinion of Salomon Brothers Inc";

    - the Greenwich Board's belief that the analyses of Salomon Brothers supported the Greenwich Board's conclusion that the Merger Consideration is fair, from a financial point of view, to, and is in the best interests of, the Greenwich stockholders, both in terms of the immediate financial consideration to be received and the potential for future appreciation in value of the GE Common Stock. See "-- Fairness Opinion of Salomon Brothers Inc";

    - the relative trading prices and volumes (as well as prospects for future growth in value) of Greenwich Class A Common Stock and Greenwich Class B Common Stock (with Greenwich as a stand-alone entity and taking into consideration the proposed merger with UNC);

    - the results of operations, financial condition, competitive position and prospects of Greenwich (as a stand-alone entity and taking into consideration the proposed merger with UNC) and GE, both on an historical and future basis and as separate and combined entities;

    - the opportunity for Greenwich's stockholders to become stockholders of GE, which the Greenwich Board viewed as one of the largest, most diversified and financially stable enterprises in the world;

    - the price certainty of the proposed Merger -- $31.00 per share notwithstanding stock market fluctuations through the closing of the Merger;

    - the strength of GE Common Stock and its comparative price stability and relatively low volatility when compared with broad market indices, in contrast to the greater volatility and attendant risk to holders of Greenwich Common Stock;

    - the benefits to Greenwich's employees and customers of the merger of Greenwich's business with GE's businesses; and

    - the structure of the Merger, which permits Greenwich stockholders to exchange their Greenwich Common Stock for GE Common Stock on a tax-free basis, except to the extent they receive cash. See "-- Material Federal Income Tax Consequences."

The Board also considered the Conese Stockholders' grant to GE of an option covering the shares of Greenwich Common Stock owned by them, exercisable by GE at a fixed price of $31.00 per share, and the Conese Stockholders' agreement thereby to forego the opportunity to benefit if any greater consideration were to be paid to any other stockholder for shares of Greenwich Common Stock. In view of the variety of factors considered by the Greenwich Board in connection with its evaluation of the Merger, the Greenwich Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to such factors.

    The Greenwich Board concluded, in light of these factors, that the Merger is fair to and in the best interests of Greenwich and its stockholders. THE GREENWICH BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF GREENWICH CLASS A COMMON STOCK VOTE TO ADOPT IT AT THE SPECIAL MEETING.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

    In considering the Merger, you should be aware of the interests certain officers and directors of Greenwich have in the Merger that are different from your and their interests as stockholders. In this regard, you should consider, among other things, the consulting and non-competition agreement, dated March 9, 1997 (the "Consulting Agreement"), between GE and Mr. Conese, Sr., and the Stock Option and Voting Agreement that the Conese Stockholders entered into with GE, the terms of which are summarized below in "THE STOCK OPTION AND VOTING AGREEMENT."

    STOCK OPTIONS. Pursuant to the Merger Agreement, each Greenwich stock option outstanding at the Effective Time (as defined below) will be canceled by Greenwich immediately prior to the Effective Time, and each holder thereof will be entitled to receive at the Effective Time the Option Spread. The "Option Spread" is the amount, subject to tax withholding, equal to the product of (i) the number of shares of Greenwich Common Stock previously subject to such Greenwich stock option and (ii) the excess, if any, of $31.00 over the exercise price per share of Greenwich Common Stock previously subject to such

Greenwich stock option. The Option Spread shall be paid in cash or, if a holder of one or more Greenwich stock options so elects in writing at least 10 days prior to the Effective Time, in a number of shares of GE Common Stock determined by dividing (i) the aggregate Option Spread payable to such holder by (ii) the Average GE Share Price (as defined below).

    At July 7, 1997, an aggregate of approximately 141,725 shares of Greenwich Class A Common Stock and an aggregate of 285,475 shares of Greenwich Class B Common Stock were subject to options granted to employees and directors of Greenwich under various stock option plans. The number of shares subject to stock options held by executive officers and directors as of June 13, 1997 were as follows: Eugene P. Conese, Sr. held 36,000; Eugene P. Conese, Jr. held 50,000; Robert J. Vanaria held 28,000; Orlando M. Machado held 16,000; Michael
A. Bucci held 18,000; Charles A. Gabriel held 5,200; Allen J. Krowe held 6,000; Charles J. Simons held 11,000; and Chesterfield Smith held 11,000. These options represent less than 1% of the Greenwich Common Stock on a fully diluted basis.

    CONSULTING AGREEMENT. At GE's request prior to execution of the Merger Agreement, Mr. Conese, Sr. entered into the Consulting Agreement to become effective only if the Merger is consummated, pursuant to which, among other things, Mr. Conese, Sr. agreed that he would be subject to certain prohibitions on competition with the engine services businesses of GE and Greenwich and would act as a consultant to GE from and after the consummation of the Merger until the fifth anniversary thereof. As compensation for the non-competition and related covenants contained in the Consulting Agreement and the services to be performed by Mr. Conese, Sr., if the Merger is consummated GE will, for five years, (i) pay Mr. Conese, Sr., or a Subchapter S corporation of which he is a principal stockholder, a fee each year at the annual rate of $1.0 million and
(ii) make a $1.0 million payment each year of the consulting period in the name of Mr. Conese, Sr. to a charitable organization chosen by Mr. Conese, Sr.

    RETENTION AGREEMENTS. After consultation with GE and with GE's prior agreement given in the Merger Agreement, Greenwich entered into retention agreements on March 10, 1997 (the "Retention Agreements") with certain employees of Greenwich, including each of the following executive officers: Michael Bucci, Orlando Machado, and Robert Vanaria. The retention agreements are intended to induce these executives to remain in the employ of Greenwich during and after the acquisition of Greenwich by GE, thereby avoiding disruption of Greenwich's business. Under the retention agreements, Greenwich (or its successor) agreed to pay the executives the severance benefits set forth below in the event an executive's employment with Greenwich is terminated without Cause (as defined in the Retention Agreements) or the executive is Constructively Discharged (as defined below) during the one-year period following the Effective Time (the "Covered Period"). However, if the Merger Agreement is terminated, then, at the time of such termination, the Retention Agreements will be deemed canceled and of no force and effect.

    Under the Retention Agreements, a "Constructive Discharge" will be deemed to have occurred if, during the Covered Period, an executive (i) is not performing substantially the same duties and functions for Greenwich as those he performed for Greenwich immediately prior to the Effective Time, (ii) is receiving aggregate remuneration, including annual base salary, bonus and fringe benefits, less favorable to him, in the aggregate, than the base salary, bonus and fringe benefits paid or accrued to him in Greenwich's fiscal year ended September 30, 1996, or (iii) becomes obligated to relocate his permanent residence or engage in travel so extensive that it consistently requires him to spend weekends away from such permanent residence.

    Upon such termination without Cause or a Constructive Discharge during the Covered Period, an executive will receive (i) within five days after the date he is terminated or Constructively Discharged (the "Date of Termination"), a lump sum cash severance payment equal to the sum of (x) the full amount of any earned but unpaid base salary through the Date of Termination at the rate then in effect, (y) the value of all unused vacation time which the executive may have accrued as of the Date of Termination and (z) an amount representing 150% of the executive's annual base salary as in effect as of the date of the Retention Agreement. The payments pursuant to clause (z) above for each of the executive officers are as follows:

Michael Bucci, $225,000; Orlando Machado, $174,600; and Robert Vanaria, $262,500. The total payment due under all the Retention Agreements is approximately $2.6 million.

    In addition, the executive and his eligible dependents will continue to be eligible to participate during the Benefit Continuation Period (as defined below) in the medical, dental, health, life and other welfare benefit plans and arrangements applicable to him, immediately prior to his termination of employment, on the same terms and conditions as were in effect immediately prior to such termination. For purposes of the previous sentence, "Benefit Continuation Period" means the period beginning on the Date of Termination and ending on the earlier to occur of (x) the 18-month anniversary of the Date of Termination and (y) the date that the executive and his dependents are eligible for coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to them.

    If the payments to an executive under his Retention Agreement constitute "parachute payments" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986 (the "Code")), and the net amount after taxes of the payments is less than the net amount after taxes if the aggregate present value (within the meaning of Section 280G(b)(2)(A)(ii) of the Code) of the payments to be made to him were three times his "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, then the payments to such executive will be reduced so that the aggregate present value of such payments will equal three times his base amount, less $1.00.

    EMPLOYMENT AGREEMENTS. Under the pre-existing employment agreement of Eugene P. Conese, Sr., he will receive $1.00 less than three times his Base Amount (as defined below) when he resigns upon consummation of the Merger. Pursuant to Section 280G of the Code, "Base Amount" includes the average annual W-2 compensation includable in gross income for the five years immediately prior to the change of control. As a result of such "change of control" provisions, Mr. Conese, Sr. will receive payments of approximately $1.55 million. Under the pre-existing employment agreement of Eugene P. Conese, Jr., he is entitled to receive $1.00 less than three times his Base Amount if he is constructively discharged due to a change of control. "Constructive Discharge" is defined as resignation from employment due to: (i) the failure to elect or re-elect the executive to his current office; (ii) the material diminution in his duties or responsibilities; (iii) any reduction or delay in payment of compensation due under his employment agreement; (iv) a change of control; and (v) the failure of Greenwich to cause the successor corporation in the event of a change of control to assume his employment agreement. As a result of such "change of control" provisions, Mr. Conese, Jr. would be entitled to receive payments of approximately $575,000 should he resign due to the occurrence of one of the Constructive Discharge events. Mr. Conese, Jr. and GE are currently in discussions concerning the nature of his duties and responsibilities at Greenwich following the Merger and his compensation therefor.

    Under his existing employment arrangements, Mr. Conese, Sr. will receive deferred compensation in the amount of $736,667 on his retirement upon consummation of the merger. Under the terms of his existing employment arrangements, Mr. Conese, Jr. is entitled to a deferred compensation payment of $146,667 if the constructive discharge provisions of his employment agreement are triggered.

    GREENWICH 1995 EMPLOYEE STOCK PURCHASE PLAN. In the Merger Agreement, GE and Greenwich have agreed that Greenwich will take all actions necessary to shorten the offering period of Greenwich's 1995 Employee Stock Purchase Plan (the "ESPP") (the "Current Offering") so that a new purchase date will occur prior to the Effective Time and shares of Greenwich Class B Common Stock will be purchased by ESPP participants prior to the Effective Time. The Current Offering will expire immediately after such new purchase date, and the ESPP will terminate immediately prior to the Effective Time.

FAIRNESS OPINION OF SALOMON BROTHERS

    OPINION OF SALOMON BROTHERS. Salomon Brothers delivered to the Greenwich Board its written opinion that, as of March 9, 1997, the consideration to be paid in connection with the Merger is fair to holders of Greenwich Common Stock (other than GE and its affiliates) from a financial point of view. No limitations were imposed by the Greenwich Board upon Salomon Brothers with respect to the investigations made or the procedures followed by it in rendering its opinion. On June 3, 1997 Salomon Brothers orally advised the Greenwich Board, subsequently confirmed in writing by letter dated June 6, 1997, that if the percentage of cash consideration had been reduced (as described above) at or prior to March 9, l997, it would have rendered the same opinion that the consideration to be paid in the Merger is fair to the stockholders of Greenwich from a financial point of view.

    THE FULL TEXT OF THE OPINION OF SALOMON BROTHERS DATED MARCH 9, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX II TO THIS PROXY STATEMENT/PROSPECTUS. GREENWICH STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. SALOMON BROTHERS' OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID TO HOLDERS OF GREENWICH COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GREENWICH STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF SALOMON BROTHERS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, Salomon Brothers (i) reviewed the Merger Agreement and its related schedules, (ii) reviewed the Original UNC Merger Agreement, the UNC Merger Agreement and their related schedules, (iii) reviewed certain publicly available business and financial information relating to GE, Greenwich and UNC, (iv) reviewed certain other information, including financial forecasts, provided to Salomon Brothers by Greenwich and (v) met with members of senior management of both Greenwich and UNC to discuss the past and current operations and financial condition and prospects of Greenwich and UNC. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

    In connection with its review, Salomon Brothers did not assume any responsibility for independently verifying any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Greenwich or UNC, as the case may be, as to the future financial performance of Greenwich or UNC, as the case may be. Salomon Brothers did not express any opinion with respect to such forecasts or the assumptions on which they are based, including assumptions regarding the effects of any outstanding or potential litigation, investigations, inquiries or other actions. In addition, Salomon Brothers did not make an independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities (including, without limitation, environmental liabilities) of Greenwich or of UNC, nor was it furnished with any such appraisals. Salomon Brothers' opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion and did not address Greenwich's underlying business decision to effect the Merger. Salomon Brothers' opinion did not imply any conclusion as to the likely trading range for GE Common Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    The following is a summary of the report presented by Salomon Brothers to the Greenwich Board on March 9, 1997 in connection with its fairness opinion (the "Salomon Brothers Report"):

    PREMIUM ANALYSIS AND OVERVIEW OF GE'S BUSINESS AND FINANCIAL
PERFORMANCE. Salomon Brothers reviewed the current, 52-week high and 52-week low per share market prices of Greenwich Common Stock and compared such market prices to the $31.00 per share price payable in the Merger. Such comparison showed that such $31.00 per share price represented (i) a 19.8% premium to the market price at the close of business on March 7, 1997, a 25.8% discount to the 52-week high market price and a 92.3% premium to the 52-week low market price of Greenwich Class A Common Stock and (ii) a 25.9% premium to the market price at the close of business on March 7, 1997, an 8.2% discount to the 52-week high market price and a 129.6% premium to the 52-week low market price of Greenwich Class B Common Stock. Salomon Brothers also reviewed the business of GE and GE's historical financial performance for each of the fiscal years 1993 through 1995 and the nine months ended September 30, 1996 (including, among other things, sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income, earnings per share and capital expenditures).

    SHARE PRICE ANALYSIS AND OVERVIEW OF GREENWICH'S FINANCIAL
PERFORMANCE. Salomon Brothers reviewed the history of the per share market prices and trading volumes of Greenwich Class A Common Stock over the period from and including January 3, 1995 through and including March 6, 1997, and Greenwich Class B Common Stock over the period from and including May 10, 1996 through and including March 6, 1997. Salomon Brothers compared the per share market price movements of Greenwich Class B Common Stock to the Standard & Poor's Industrial Average of 500 stocks (the "S&P 500") and a composite index of certain publicly traded aircraft parts and services companies. Such aircraft parts and services companies included: AAR Corporation, Banner Aerospace, Inc., BE Aerospace, Inc., Coltec Industries Inc, MOOG Inc. (Class A), Precision Castparts Corporation, Rohr, Inc. and Wyman-Gordon Company. Because the market float and average trading volume of the Greenwich Class B Common Stock is significantly higher than the market float and average trading volume of the Greenwich Class A Common Stock, Salomon Brothers believed that the market price of the Greenwich Class B Common Stock would be more illustrative of the market valuation of Greenwich over the relevant period. This comparison showed that the per share market price of Greenwich Class B Common Stock declined slightly during the applicable period, while the S&P 500 index and the composite index increased by over 20% during this period. Salomon Brothers reviewed Greenwich's historical financial performance for each of the fiscal years 1991 through 1996 (including, among other things, sales, EBITDA, EBIT, net income, earnings per share and capital expenditures). Salomon Brothers also reviewed Greenwich's projected financial performance for the fiscal years 1997 through 2000 (which included an assumed compounded annual sales growth rate of 5.8%), in each case on a stand-alone basis (without giving effect to the UNC Merger) and on a pro forma basis (after giving effect to the UNC Merger and the synergies Greenwich management expects to achieve following the UNC Merger). These synergies amounted to estimated cost savings of $15.6 million per year.

    COMPARABLE COMPANY ANALYSIS. Salomon Brothers reviewed and compared the financial and market performance of the following group of seven publicly traded aircraft parts and services companies with those of Greenwich: AAR Corporation, Banner Aerospace, Inc., MOOG Inc., Precision Castparts Corporation, Rohr, Inc., UNC and Wyman-Gordon Company (the "Comparable Group"). Salomon Brothers examined certain publicly available financial data of the Comparable Group, including multiples of firm value to total revenues, EBITDA and EBIT for fiscal year 1996 and multiples of stock price to earnings per share for fiscal years 1996 through 1998. Salomon Brothers then applied these multiples to estimates of Greenwich's revenues, EBITDA, EBIT and earnings per share for the corresponding periods. This analysis resulted in an equity value reference range of Greenwich Common Stock from $21.00 to $26.00 per share on a stand-alone basis. Salomon Brothers performed a second comparable company analysis giving effect to the UNC Merger and the pre-tax value of the synergies Greenwich management expects to achieve following the UNC Merger. This analysis resulted in an equity value reference range per share of Greenwich Common Stock from $21.00 to $28.00 per share on a pro forma basis after giving effect to the UNC Merger and the expected synergies.

    COMPARABLE ACQUISITION ANALYSIS. Salomon Brothers also reviewed the consideration paid or proposed to be paid in other recent acquisitions of aircraft parts and services companies. Specifically, Salomon Brothers reviewed the following acquiror/target transactions: Greenwich/Aviall Inc. (consummated June

1996); UNC/Garrett Aviation Services (consummated May 1996); First Aviation Services/National Airmotive Corporation (consummated June 1995); Dallas Airmotive/Aviall Inc. (consummated March 1995); Greenwich/Chromalloy Gas Turbine Corporation (consummated March 1994); UNC/Freedom Forge Corporation (consummated August 1993); BF Goodrich Co./Cleveland Pneumatic Co. (consummated June 1993); BE Avionics Inc./PTC Aerospace (consummated February 1992); GE/British Airways Engine (consummated December 1991); Banner Industries/Fairchild Industries (consummated August 1989); Hawker Siddeley Group PLC/Standard Aero Ltd. (consummated October 1989); and Colt Holdings Inc./ Colt Industries Inc. (consummated June 1988). The analysis considered multiples of firm value to revenues, EBITDA and EBIT for the latest 12 months prior to the date of consummation of the transactions. Salomon Brothers then applied the multiples derived from the comparable transactions to estimates of Greenwich's revenues, EBITDA and EBIT for fiscal years 1996 through 1998. This analysis resulted in an equity value reference range per share of Greenwich Common Stock from $15.00 to $20.00. Salomon Brothers performed a second comparable acquisition analysis giving effect to the UNC Merger and the pre-tax value of the synergies Greenwich management expects to achieve following the UNC Merger. This analysis resulted in an equity value reference range per share of Greenwich Common Stock from $15.00 to $22.00 per share on a pro forma basis after giving effect to the UNC Merger and the expected synergies.

    DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, Salomon Brothers estimated the present value of the future cash flows that Greenwich could produce over a four-fiscal-year period from 1997 through 2000, under various assumptions, if Greenwich were to perform on a stand-alone basis in accordance with management's forecasts. Salomon Brothers set forth certain equity market value reference ranges for Greenwich based upon the sum of (i) the aggregate discounted value (using various discount rates ranging from 11.5% to 13.5%) of the four-year unleveraged free cash flows of Greenwich, plus (ii) the discounted value (using various discount rates ranging from 11.5% to 13.5%) of
(a) the final year's projected EBITDA multiplied by (b) numbers representing various terminal or exit multiples (ranging from 7x to 9x). This analysis resulted in an equity value reference range per share of Greenwich Common Stock from $20.00 to $26.00. Salomon Brothers performed a second discounted cash flow analysis giving effect to the UNC Merger and the pre-tax value of the synergies Greenwich management expects to achieve following the UNC Merger. This analysis resulted in an equity value reference range per share of Greenwich Common Stock from $22.00 to $28.00.

    The discounted cash flow analysis performed by Salomon Brothers assumed that, had the proposed Greenwich-UNC transaction been consummated on October 1, 1995, on a combined pro forma basis after giving effect to (i) separate acquisitions consummated after October 1, 1995 by each of Greenwich and UNC of the Aviall engine overhaul business and Garrett Corporation, respectively, and
(ii) the acquisition by Greenwich of UNC on the terms set forth in the Original UNC Merger Agreement, Greenwich would have had revenue and EBITDA of $1.74 billion and $145 million, respectively, for the fiscal year ended September 30, 1996. In addition, the discounted cash flow analysis also assumed that, inclusive of expected synergies (including approximately $15.6 million in cost savings that management of Greenwich anticipated the combined companies would realize in the first year after consummation of the Greenwich-UNC Merger) and anticipated costs and equity dilution that would be incurred in financing the transaction, a combined Greenwich-UNC entity would have had combined pro forma earnings per share of $0.78 for the fiscal year ended September 30, 1996. Similarly, the discounted cash flow analysis also assumed that revenue, EBITDA and earnings per share of the combined companies for the fiscal year ending September 30, 1997 would be approximately $1.81 billion, $164.4 million and $1.04 ($1.17 assuming $15.6 million in cost savings from synergies), and would increase to approximately $2.3 billion, $253.6 million and $2.84, respectively, by the fiscal year ending September 30, 2000.

    The matters considered by Salomon Brothers in arriving at its opinion are based upon numerous macroeconomic, operating and financial assumptions and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analysis performed by Salomon Brothers are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future or at which their shares of capital stock may trade in the future. The foregoing estimates and projections included estimates and projected results of UNC's businesses which originally were prepared by UNC prior to the date of the Original UNC Merger Agreement, solely for use by UNC's management, without involvement or independent review and analysis by GE, Greenwich or Salomon Brothers and which, for the sole purpose of rendering their opinion, were assumed by Salomon Brothers to be accurate. In addition, those estimates and projections included estimates and projected results of Greenwich's businesses which originally were prepared by Greenwich prior to the date of the Original UNC Merger Agreement, solely for use by Greenwich's management, without involvement or independent review and analysis by GE or Salomon Brothers and which, for the sole purpose of rendering their opinion, were assumed by Salomon Brothers to be accurate. Neither of such sets of projections were updated since the date of their initial preparation. All of such projections and estimates represent the subjective views of the management of the party which created the same and are based upon information then available and assumptions made as of the time the estimates and projections were prepared. Because such estimates are inherently subject to uncertainty, their inclusion in this Proxy Statement/Prospectus should not be regarded as an indication that GE, Greenwich, Salomon Brothers or any other person believes the actual results of a Greenwich-UNC combination on the terms set forth in the Original Merger Agreement would not have been materially different.

    In arriving at its opinion dated March 9, 1997, and in presenting the Salomon Brothers Report, Salomon Brothers performed certain financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of Salomon Brothers' analyses. Salomon Brothers believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the analyses set forth in the opinion and the Salomon Brothers Report. In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GE and Greenwich. The trading values specified in the Salomon Brothers Report do not purport to be indicative of actual trading values of GE Common Stock, which may be significantly more or less than the amounts set forth in the Salomon Brothers Report. Actual values will depend upon several factors, including events affecting the aircraft parts and services industry, general economic, market and interest rate conditions and other factors which generally influence the price of securities.

    No company or transaction used in the comparable company analysis or comparable acquisition analysis summarized above is identical to Greenwich or the Merger. Accordingly, any such analysis of the value of the proposed Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions.

    Salomon Brothers is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Greenwich Board selected Salomon Brothers to act as its financial advisor on the basis of Salomon Brothers' international reputation and its familiarity with Greenwich and UNC and their respective industries in general. In the course of its business, Salomon Brothers actively trades the securities of GE, Greenwich and UNC for its own account and for the accounts of customers. Accordingly, Salomon Brothers may at any time hold a long or short position in such securities.

    FEES PAID TO SALOMON BROTHERS. Pursuant to an engagement letter dated October 18, 1996, Salomon Brothers was retained as financial advisor to Greenwich in connection with the UNC Merger and Greenwich agreed to pay Salomon Brothers a fee equal to 0.625% of the aggregate consideration to be paid in the UNC Merger, or approximately $4,350,000, $100,000 of which was payable upon the execution of the Original UNC Merger Agreement and the remainder of which is payable upon the consummation of the UNC Merger. Pursuant to an engagement letter dated March 8, 1997, Salomon Brothers was retained as financial advisor to Greenwich in connection with the Merger and Greenwich agreed to pay Salomon Brothers (i) a fee of $1,750,000 payable upon delivery of the opinion of Salomon Brothers to be paid upon the earlier of (a) the consummation of the Merger or (b) the termination of the Merger Agreement and
(ii) an additional fee of $4,500,000 (less any fee received pursuant to the engagement letter dated October 18, 1996), payable upon the consummation of the Merger, which additional fee is in lieu of the compensation otherwise payable by Greenwich to Salomon Brothers with respect to the UNC Merger. Greenwich has also agreed to reimburse Salomon Brothers for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. Greenwich has agreed to indemnify Salomon Brothers, and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Salomon Brothers or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

FORM OF THE MERGER

    After the holders of Greenwich Class A Common Stock have adopted the Merger Agreement and all other conditions to the Merger are satisfied or waived where permissible, Greenwich will be merged with and into GB Merger Corp. ("Merger Sub"), with Merger Sub being the surviving corporation after the Merger (the "Surviving Corporation") and a wholly owned subsidiary of GE. The name of the Surviving Corporation will be changed to Greenwich Air Services, Inc. The date on which the closing of the Merger shall occur is referred to herein as the "Closing Date." GE and Greenwich anticipate that the Closing Date will occur as promptly as practicable after the Special Meeting, and in no event later than five business days after the satisfaction or, if permissible, waiver of each of the conditions to the Merger. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger).

MERGER CONSIDERATION

    At the Effective Time, each share of Greenwich Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury by Greenwich or its wholly owned subsidiaries or shares owned by GE or its wholly owned subsidiaries) will be converted into the right to receive the Stock Consideration (as defined below) or $31.00 in cash (the "Cash Consideration"), at the election of the holder thereof, subject to adjustment as described herein so that the stockholders of Greenwich, other than the immediate members of the Conese family, certain officers and directors of Greenwich, and GE and its subsidiaries (the "Public Stockholders"), are entitled to elect to receive, in the aggregate, at least 22% of their total merger consideration in cash. If all Public Stockholders were to elect to receive cash for all of their shares, then each Public Stockholder would receive 78% of the merger consideration in GE Common Stock and 22% in cash. To the extent that Greenwich Public Stockholders elect to receive more than 78% of their total merger consideration in GE Common Stock, all Public Stockholders electing cash would receive the amount of cash they requested. The Conese Stockholders and the other immediate members of the Conese family, and certain other officers and directors of Greenwich will, to the extent they elect to receive cash, receive the same percentage of their individual Merger Consideration in cash as is received by the Public Stockholders. Stockholders will receive cash in lieu of fractional shares of GE Common Stock. The "Stock Consideration" is the number of shares of GE Common Stock approximately equal to the quotient determined by dividing $31.00 by the Average GE Share Price. The "Average GE Share Price" is the average of the last sale price per share of GE Common Stock on the NYSE Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the Closing Date (the "Valuation Period"). As a result of the allocation procedures, shares of Greenwich Common Stock may be converted into the right to receive a combination of cash and shares of GE Common Stock representing a prorated percentage of the Cash Consideration. The actual cash and/or shares of GE Common Stock payable in respect of any share of Greenwich Common Stock is referred to herein as the "Merger Consideration."

    The Stock Consideration generally is intended to provide a number of shares of GE Common Stock with a value of $31.00, based upon the Average GE Share Price, and, therefore, a higher Average GE Share Price would result in fewer shares of GE Common Stock constituting the Stock Consideration, and a lower Average GE Share Price would result in more shares of GE Common Stock constituting the Stock Consideration. For example, if the Average GE Share Price were equal to $61.00 per share, the Stock Consideration would be equal to .5082 shares of GE Common Stock. An Average GE Share Price greater than $61.00 would result in fewer than .5082 shares of GE Common Stock constituting the Stock Consideration and an Average GE Share Price of less than $61.00 would result in more than .5082 shares of GE Common Stock constituting the Stock Consideration.

    The Merger Agreement provides that the Valuation Period will end five days prior to the Closing Date, and therefore the number of shares of GE Common Stock constituting the Stock Consideration will be fixed at that time. The market price of GE Common Stock and hence the value of the Stock Consideration are expected to fluctuate with the performance of GE and general market conditions during the five-day period between the end of the Valuation Period and the Closing Date. Thus, the last sale price of GE Common Stock on the Closing Date may be higher or lower than the Average GE Share Price and, as a result, the value of the Stock Consideration at the Closing Date may be more or less than $31.00.

    If, as expected, the Special Meeting occurs prior to the end of the Valuation Period, the precise number of shares of GE Common Stock constituting the Stock Consideration will not be known at the time the vote on the approval of the Merger Agreement is held. As part of its ongoing stock repurchase program, GE may reacquire shares of its common stock during the Valuation Period. See "SUMMARY SELECTED FINANCIAL DATA -- Comparative Per Share Data."

    If between the date of the Merger Agreement and the Effective Time the outstanding shares of GE Common Stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Agreement provides that the Stock Consideration will be correspondingly adjusted to the extent appropriate to reflect such changes. In lieu of fractional shares of GE Common Stock, GE shall pay to each holder who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled and (ii) the Average GE Share Price.

    If either counsel to GE or Greenwich cannot render the required tax opinion (as reasonably determined by counsel to GE or Greenwich and concurred in by the other) as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then GE shall reduce the percentage of shares of Greenwich Common Stock which can be exchanged for cash to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered. Pursuant to this provision, GE has already reduced the maximum percentage of the Merger Consideration which Public Stockholders can exchange for cash from 55% to approximately 22%, and this percentage is subject to further adjustment as described in the preceding sentence. See "-- Background of the Merger."

EFFECTIVE TIME

    The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with applicable law. Such filing will be made as promptly as practicable after satisfaction or, if permissible, waiver of the conditions to the Merger.

DESCRIPTION OF ELECTION PROCEDURES

    ELECTION. Subject to the allocation procedures described below, each holder of record of Greenwich Common Stock as of the record date for the Special Meeting will be entitled, with respect to the Merger Consideration to be received for each share of Greenwich Common Stock held by such holder, to elect to receive the Cash Consideration (a "Cash Election"). IF A HOLDER OF GREENWICH COMMON STOCK DOES NOT MAKE A CASH ELECTION, SUCH HOLDER SHALL RECEIVE THE STOCK CONSIDERATION.

    Along with the mailing of this Proxy Statement/Prospectus, GE and Greenwich will send a yellow form of election (a "Form of Election") to each holder of record of Greenwich Common Stock as of the record date for the Special Meeting or such other date as GE and Greenwich shall mutually agree. GE and Greenwich will make available Forms of Election and copies of the Proxy Statement/Prospectus to all persons who become holders (or beneficial owners) of Greenwich Common Stock between the record date for the Special Meeting and the close of business on the day prior to the Election Deadline (as defined below).

    All Cash Elections shall be made on a Form of Election. To make an effective Cash Election with respect to shares of Greenwich Common Stock, the holder thereof must, in accordance with the Form of Election, complete properly, sign and return the Form of Election to ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent"), accompanied by his or her certificates representing the shares of Greenwich Common Stock (the "Certificates") as to which the election is being made (or an appropriate guarantee of delivery by an appropriate trust company in the United States or a member of a registered national securities exchange or the NASD), prior to the close of business on the last business day (the "Election Deadline") prior to the Closing Date. If all other conditions set forth in the Merger Agreement have been met or, if permissible, waived, the Closing Date is expected to occur as soon as practicable after the Special Meeting.

    IF GE OR THE EXCHANGE AGENT DETERMINES THAT ANY PURPORTED CASH ELECTION WAS NOT PROPERLY MADE OR WAS RECEIVED AFTER THE ELECTION DEADLINE, SUCH PURPORTED CASH ELECTION SHALL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE STOCKHOLDER MAKING SUCH PURPORTED ELECTION SHALL RECEIVE THE STOCK CONSIDERATION.

    Any holder of Greenwich Common Stock may (i) change such holder's election by submitting a revised Form of Election, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline, or (ii) revoke such stockholder's election and withdraw his or her Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline. GE will have the discretion, which it may delegate in whole or in part to the Exchange Agent, reasonably to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of GE (or the Exchange Agent) in such matters shall be conclusive and binding. The Exchange Agent shall make a good faith effort to notify any person of any defect in a Form of Election not waived by GE.

    Any holder of record of Greenwich Common Stock who does not submit a Form of Election which is received and accepted as such by the Exchange Agent prior to the Election Deadline shall receive the Stock Consideration. NEITHER GREENWICH NOR THE GREENWICH BOARD MAKES ANY RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION IN THE MERGER. EACH HOLDER OF GREENWICH COMMON STOCK MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO SUCH CASH ELECTION.

    Subject to possible adjustment as described above, a maximum percentage of the aggregate Merger Consideration will be paid in cash. Accordingly, there can be no assurance that each holder of Greenwich Common Stock will receive the amount of Cash Consideration that such holder elects with respect to all shares of Greenwich Common Stock held by such holder. If the Cash Elections result in an oversubscription in respect of the Cash Consideration, the procedures for allocating cash, described below under "-- ALLOCATION; PRORATION," will be followed by the Exchange Agent.

    ALLOCATION; PRORATION. If the aggregate number of shares of Greenwich Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the "Cash Election Number" (22% of the merger consideration allocable to the shares of Greenwich Common Stock owned by the Public Stockholders) all shares of Greenwich Common Stock as to which valid Forms of Election have not been received shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and
(y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (ii) such number of shares (rounded to the nearest one-thousandth of a share) of GE Common Stock equal to the product of (x) the Cash Consideration divided by the Average GE Share Price and (y) a fraction equal to one minus the Cash Fraction.

    If the aggregate number of Cash Election Shares does not exceed the Cash Election Number, all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and all other shares shall be converted into the right to receive the Stock Consideration.

    AS A RESULT OF THE PRORATION AND OTHER LIMITATIONS, HOLDERS OF SHARES OF GREENWICH COMMON STOCK MAY RECEIVE A COMBINATION OF SHARES OF GE COMMON STOCK AND CASH, NOTWITHSTANDING THE CASH ELECTION MADE BY SUCH HOLDERS. SUCH HOLDERS WILL NOT BE ABLE TO CHANGE THE AMOUNTS OF GE COMMON STOCK OR THE CASH CONSIDERATION ALLOCATED TO THEM.

PROCEDURES FOR EXCHANGE OF GREENWICH COMMON STOCK CERTIFICATES

    At the Effective Time, GE will make available to the Exchange Agent for the benefit of the holders of shares of Greenwich Common Stock, for exchange, certificates evidencing shares of GE Common Stock and cash in amounts required to be exchanged for shares of Greenwich Common Stock in the Merger.

    As promptly as practicable after the Effective Time, the Exchange Agent will mail to each holder of Certificates (to the extent such Certificates have not already been submitted with Forms of Election) (i) a letter of transmittal (which specifies that delivery will be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

    Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the appropriate Merger Consideration.

    No dividends or other distributions with respect to GE Common Stock declared or made after the Effective Time with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of GE Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder of such Certificate surrenders such Certificate. Subject to the effect of escheat, tax or other applicable laws, following the surrender of any such Certificate, the holder of such Certificate representing whole shares of GE Common Stock issued in exchange therefor will be paid, without interest, (i) the amount of any cash payable with respect to a fractional share of GE Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of GE Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of GE Common Stock.

    At the Effective Time, the stock transfer books of Greenwich will be closed and there shall be no further registration of transfers of shares of Greenwich Common Stock thereafter on the records of Greenwich. From and after the Effective Time, holders of Certificates will cease to have any rights with respect to shares of Greenwich Common Stock, except as otherwise provided in the Merger Agreement or by law.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger will be accounted for by GE under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate Merger Consideration paid by GE in connection with the Merger will be allocated to Greenwich's assets and liabilities based on their fair market values with any excess being treated as goodwill. The assets and liabilities and results of operations of Greenwich will be consolidated into the assets and liabilities and results of operations of GE subsequent to the Effective Time.

PLANS FOR GREENWICH AFTER THE MERGER

    After the Merger, Greenwich will be a wholly owned subsidiary of GE. Except as indicated in this Proxy Statement/Prospectus, GE does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Greenwich, a sale or transfer of a material amount of assets of Greenwich or any of its subsidiaries or any material change in Greenwich's equity capitalization, or any other material changes in Greenwich's business. While no decision has been made, GE is contemplating the repurchase of certain of Greenwich's outstanding debt securities.

    Simultaneously with the execution of the Merger Agreement, Greenwich and UNC entered into the UNC Merger Agreement. If approved by the holders of UNC common stock, par value $.20 per share (the "UNC Common Stock"), Condor Acquisition Corp., a wholly owned subsidiary of Greenwich, will be merged with and into UNC, with UNC being the surviving corporation and a wholly owned subsidiary of Greenwich. Greenwich and UNC anticipate that the closing of the UNC Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of each of the conditions to the UNC Merger, including the approval of the UNC Merger Agreement by the holders of the requisite number of shares of UNC Common Stock. It is a condition to the UNC Merger that all the conditions to the GE-Greenwich Merger shall have been satisfied or, if permissible, waived.

    The UNC Merger Agreement provides that, as of the UNC Effective Time (as defined in the UNC Merger Agreement), each share of UNC Common Stock and each share of UNC Common Stock issuable upon conversion of each share of UNC Series B Preferred Stock, par value $1.00 per share, issued and outstanding immediately before the UNC Effective Time (other than any shares held in treasury by any subsidiary of UNC, Greenwich, Condor Acquisition Corp. or any other subsidiary of Greenwich), and each share of UNC Common Stock issuable upon exercise of each UNC stock option, will be converted into the right to receive an amount equal to $15.00 in cash payable without interest to the holder upon surrender of such holder's UNC Common Stock certificates. Furthermore, all unexercised UNC stock options which are outstanding at the UNC Effective Time will be canceled and converted into the right to receive a cash payment equal to the product of (i) the number of shares of UNC Common Stock issuable upon the exercise of the unexercised UNC stock options and (ii) the difference between $15.00 and the applicable exercise price per share attributable to such unexercised UNC stock options.

CERTAIN OTHER EFFECTS OF THE MERGER

    If the Merger is consummated, shares of Greenwich Common Stock will cease to be listed on Nasdaq. Greenwich may continue to file periodic reports pursuant to the Securities Exchange Act of 1934 (the

"Exchange Act") after the Merger is consummated if it continues to have publicly held debt securities outstanding.

    After the Merger, stockholders of Greenwich will become stockholders of GE, to the extent such stockholders elect to receive the Stock Consideration (or do not elect the Cash Consideration). Upon consummation of the Merger, the rights of all such former stockholders of Greenwich will be governed by applicable New York law (rather than the DGCL), including the New York Business Corporation Law (the "NYBCL"), and by the certificate of incorporation and bylaws of GE. For a description of the differences between the rights of GE and Greenwich stockholders, see "COMPARISON OF RIGHTS OF GREENWICH STOCKHOLDERS AND GE STOCKHOLDERS."

SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION

    Assuming there has been no exercise of Greenwich stock options prior to the Effective Time, and assuming that the maximum amount of Cash Consideration is paid to Greenwich stockholders, approximately $274 million will be required to pay the cash portion of the Merger Consideration to the holders of Greenwich Common Stock (other than GE), and it is expected that approximately $5.9 million will be required to pay the expenses of GE in connection with the Merger, all of which will be furnished from available general funds of GE. It is currently expected that approximately $8 million will be required to pay the expenses of Greenwich related to the Merger, which amount will be furnished from available general funds of Greenwich. See "THE MERGER AGREEMENT -- Expenses."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    GE and Greenwich have made forward-looking statements, as such term is used in the Private Securities Litigation Reform Act of 1995, in this document and those documents to which we have referred you that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of GE and Greenwich set forth under "-- Reasons for the Merger; Recommendation of the Greenwich Board of Directors" and "-- Fairness Opinion of Salomon Brothers" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Greenwich and GE, and could cause those results to differ materially from those expressed in the forward-looking statements of Greenwich and GE: materially adverse changes in economic conditions and in the markets served by Greenwich and GE; the failure of certain of Greenwich's customers to renew their contracts with Greenwich; and a significant delay in the expected closing of the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY DOES NOT DISCUSS TAX CONSEQUENCES TO CATEGORIES OF HOLDERS ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE INCLUDING, WITHOUT LIMITATION, FOREIGN PERSONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. NO RULINGS WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED UPON FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS IN EFFECT AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, RETROACTIVELY OR PROSPECTIVELY, AND TO DIFFERING INTERPRETATION. GREENWICH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREIN.

    Consummation of the Merger is conditioned upon the receipt by GE and Greenwich of the opinions of their respective counsel, Shearman & Sterling in the case of GE, and Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., in the case of Greenwich, each dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of GE, Merger Sub and Greenwich will be a party to that reorganization within the meaning of Section 368(b) of the Code. If either or both of such opinions are unable to be issued because of a concern that the Merger would not satisfy the "continuity of interest" requirement for tax free reorganization treatment, the number of shares of GE Common Stock to be issued in the Merger will be further increased to the minimum extent necessary to enable such opinion(s) to be issued and the amount of Cash Consideration will accordingly be reduced. See "-- Description of Election Procedures."

    If, in accordance with the opinions referred to above, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and GE, Merger Sub and Greenwich will each be a party to that reorganization under Section 368(b) of the Code, then (i) no gain or loss will be recognized by GE or Greenwich as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of Greenwich upon the exchange of Greenwich Common Stock SOLELY for Stock Consideration except in respect of cash received in lieu of a fractional share of GE Common Stock (as discussed below); (iii) the adjusted tax basis of the GE Common Stock to be received by the stockholders of Greenwich will be the same as such holders' adjusted tax basis in the Greenwich Common Stock surrendered in exchange therefor increased by the amount of any gain recognized and by any amount treated as a dividend each as described below and decreased by the amount of any cash received; (iv) the holding period of the GE Common Stock to be received by the stockholders of Greenwich in connection with the Merger will include the holding period of the Greenwich Common Stock surrendered in exchange therefor, PROVIDED that such shares of Greenwich Common Stock are held as capital assets at the Effective Time of the Merger; (v) stockholders of Greenwich will recognize gain or loss upon the exchange of Greenwich Common Stock solely for Cash Consideration; and (vi) a stockholder of Greenwich who receives a combination of Cash Consideration and Stock Consideration in exchange for his Greenwich Common Stock will not recognize loss but will recognize gain, if any, to the extent of the lesser of (a) the Cash Consideration and (b) the excess of the sum of the Cash Consideration and Stock Consideration received over such stockholder's adjusted tax basis in exchanged Greenwich Common Stock. As discussed above, the federal income tax consequences of the Merger to a stockholder will depend on whether he exchanges his Greenwich Common Stock for cash, GE Common Stock, or a combination thereof, and may further depend on whether (i) he is deemed to constructively own shares of Greenwich Common Stock under Section 318 of the Code (which generally deems a person to own stock that is owned by certain family members or related entities or that is the subject of any option or options owned or deemed owned by such person), and (ii) he actually or constructively owns any GE Common Stock. In addition, if a stockholder has differing bases and/or holding periods in respect of his shares of Greenwich Common Stock, he should consult his own tax advisors prior to the exchange with regard to identifying the bases and/or holding periods of the particular shares of GE Common Stock received in the exchange.

    In general, any gain or loss recognized by a holder of Greenwich Common Stock under clause (v) above will be capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, such stockholder has held such Greenwich Common Stock for more than one year. If, however, any such stockholder constructively owns shares of Greenwich Common Stock that are exchanged for shares of GE Common Stock in the Merger, or, possibly, actually or constructively owns shares of GE Common Stock, in unusual circumstances the consequences to him may be similar to the consequences described below where Cash Consideration is received under clause (vi), except that the amount of consideration, if any, treated as a dividend would not be limited to the amount of his gain or to his ratable share of accumulated earnings and profits. Stockholders of Greenwich who constructively own shares of Greenwich Common Stock that are exchanged for shares of GE Common Stock in the Merger, or actually or constructively own shares of GE Common Stock are accordingly advised to consult their own tax advisors concerning the U.S. federal income tax consequences of exchanging their Greenwich Common Stock in the Merger.

    In general, any gain recognized by a holder of Greenwich Common Stock under clause (vi) above will be capital gain and will be long-term capital gain if, as of the date of the exchange, such stockholder held such Greenwich Common Stock for more than one year. In certain instances, however, the receipt of the Cash Consideration under clause (vi) may have the effect of the distribution of a dividend for U.S. federal income tax purposes, in which case any recognized gain will be treated as ordinary dividend income to the extent of such stockholder's ratable share of Greenwich's accumulated earnings and profits. Stockholders of Greenwich who exchange their Greenwich Common Stock for a combination of Cash Consideration and Stock Consideration are accordingly advised to consult their own tax advisors concerning the U.S. federal income tax consequences of exchanging their Greenwich Common Stock for such a combination of consideration.

    Cash received in lieu of a fractional share of GE Common Stock will be treated as received in redemption of such fractional share and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of Greenwich Common Stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss, and will be long-term capital gain or loss if the holding period for such shares of Greenwich Common Stock was greater than one year as of the date of the exchange.

    BACKUP WITHHOLDING. Under the backup withholding rules, a holder of GE Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and redemption proceeds, unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholder's federal income tax liability. GE may require holders of GE Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to GE with respect to the payment of backup withholding. A stockholder who does not provide GE with his or her correct taxpayer identification number or who otherwise does not establish an exemption may, in addition to being subject to backup withholding at the rate of 31% with respect to dividends and redemption proceeds, be subject to penalties imposed by the Internal Revenue Service.

BLUE SKY LAWS

    As of the date of this Proxy Statement/Prospectus, GE intends to register or qualify the shares of GE Common Stock offered by this Proxy Statement/Prospectus under the securities laws of all states where it is not exempt. Certain states require notice filings or other filings. GE either has complied with these filing requirements or intends to comply with them in a timely fashion.

APPRAISAL RIGHTS

    There are no rights of appraisal available in connection with the Merger.

CERTAIN LITIGATION

    Greenwich and members of its Board of Directors have been named as defendants in a putative class action lawsuit filed in the Court of Chancery of the State of Delaware, County of New Castle. FEDER V. GREENWICH AIR SERVICES, INC. ET AL, C.A. 15615. The complaint alleges that Greenwich's Board failed to maximize stockholder value and otherwise breached its fiduciary duties. The complaint seeks, among other things, to enjoin the completion of the merger and unspecified money damages. Greenwich believes that this lawsuit is without merit and intends to defend it vigorously.

    In addition, GE is the subject of a putative class action lawsuit brought by a stockholder of UNC and filed in the Superior Court of the State of Delaware, County of New Castle. ZUCKERBRAUN V. GENERAL ELECTRIC COMPANY AND GB MERGER CORP., C.A. 97C-05-36 VAB. The complaint alleges that GE engaged in economic duress and tortious interference with the original UNC-Greenwich merger agreement, and seeks $18 million in damages. GE believes that this lawsuit is without merit and intends to defend it vigorously.

                              THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. The summary is qualified in all respects by reference to the complete text of the Merger Agreement, which is incorporated by reference in its entirety and attached to this Proxy Statement/Prospectus as Annex I.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains certain representations and warranties of Greenwich with respect to Greenwich and its subsidiaries as to, among other things: (i) due organization, valid existence and good standing; (ii) the completeness and correctness of organizational documents; (iii) Greenwich's capital structure; (iv) the due authorization, execution, delivery and enforceability of the Merger Agreement and the transactions contemplated thereby; (v) the absence, other than as disclosed, of any conflict between the execution and performance of the Merger Agreement and Greenwich's organizational documents, applicable law and certain contracts; (vi) the absence of any required consent or permit of, or filing with any governmental or regulatory authority, except as provided in the Merger Agreement; (vii) the accuracy of Greenwich's recent reports filed with the Commission and the financial statements contained therein; (viii) the absence of material adverse changes or events; (ix) the absence of material pending or threatened litigation against Greenwich; (x) the absence of changes to, and the qualification, operation and liability under, certain employee benefit plans; (xi) Greenwich's labor relations; (xii) title to and sufficiency of Greenwich's assets; (xiii) the right to use intellectual property; (xiv) certain tax matters and the payment of taxes; (xv) certain environmental matters; (xvi) the existence, legality and effect of material contracts and government contracts; (xvii) relationships with Greenwich's suppliers; (xviii) the absence of actions that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; (xix) the existence and sufficiency of Greenwich's insurance coverage;
(xx) the approval of the Merger Agreement by the Greenwich Board; (xxi) the vote required by Greenwich's stockholders; (xxii) the accuracy of information supplied to GE by Greenwich; (xxiii) except as disclosed, the absence of transactions with affiliates; (xxiv) the receipt of an opinion of Greenwich's financial advisor as to the fairness of the Merger Consideration; and (xxv) the absence of any brokerage, finder's or similar fee in connection with the Merger (except for Salomon Brothers).

    The Merger Agreement also contains certain representations and warranties of GE with respect to GE and Merger Sub as to, among other things: (i) due organization, valid existence and good standing; (ii) the completeness and correctness of organizational documents; (iii) the authority and validity of the

GE Common Stock to be issued in the Merger; (iv) the due authorization, execution, delivery and enforceability of the Merger Agreement and the transactions contemplated thereby; (v) the absence, other than as disclosed, of any conflict with GE's organizational documents, applicable law and certain contracts; (vi) the absence of any required consent or permit of, or filing with any governmental authority, except as provided in the Merger Agreement; (vii) the accuracy of GE's recent reports filed with the Commission and the financial statements contained therein; (viii) the absence of material adverse changes or events; and (ix) the absence of any brokerage, finder's or similar fee in connection with the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

    During the period from the date of the Merger Agreement and continuing until the Effective Time, Greenwich has agreed as to itself and its subsidiaries that (except as expressly contemplated or permitted by the Merger Agreement or as otherwise indicated on the disclosure schedule delivered by Greenwich to GE or to the extent that GE otherwise consents in writing) Greenwich and its subsidiaries will carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as previously conducted, and will use all reasonable efforts to preserve intact their present lines of business, to keep available the services of their current officers, employees and consultants and to preserve their relationships with customers, distributors, suppliers, licensors, licensees, contractors and others with which Greenwich and its subsidiaries have significant business relations. By way of amplification and without limiting the foregoing, the Merger Agreement places restrictions on the ability of Greenwich to (i) amend its charter or bylaws; (ii) issue or sell capital stock, any related options or warrants or any assets; (iii) pay a dividend, other than its regularly scheduled periodic cash dividends; (iv) effect a stock split, combination or reclassification; (v) make material acquisitions of other entities or enter into or amend material contracts, except as contemplated by the UNC Merger Agreement; (vi) incur indebtedness or authorize material capital expenditures; (vii) increase compensation to officers or employees or adopt or amend any collective bargaining agreements or employee benefit plans; (viii) acquire or dispose of real estate or other material assets; (ix) accelerate the collection of accounts receivable or delay the payment of accounts payable; (x) make any material tax election or settle any tax liability; (xi) take any action that is likely to result in the covenants, agreements or conditions of the Merger Agreement not being satisfied as of the Closing Date; (xii) make any material changes in its accounting policies; (xiii) knowingly act in a way that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under
Section 368(a) of the Code; or (xiv) make any material payments not in the ordinary course of business.

NO SOLICITATION OF COMPETING TRANSACTIONS

    Pursuant to the Merger Agreement, Greenwich has agreed that neither it nor any of its subsidiaries will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Greenwich or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other agent or representative of Greenwich or its subsidiaries to take any such action, and Greenwich will notify GE orally (within three business days) and in writing (as promptly as practicable) of all of the relevant details relating to such inquiry or proposal and, if such inquiry or proposal is in writing, Greenwich must deliver to GE a copy of such inquiry or proposal, except that nothing contained in the Merger Agreement will prohibit Greenwich or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, (ii) referring any third party to the section of the Merger Agreement restricting the solicitation of Competing Transactions or making a copy of the section available to any third party, (iii) failing to make or withdrawing or modifying its recommendation to Greenwich stockholders to vote in favor of the Merger following the making of a proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction if the Greenwich Board, after consultation with independent legal counsel (who may be Greenwich's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the directors of Greenwich to comply with their fiduciary duties to Greenwich or its stockholders under applicable law, or (iv) terminating the Merger Agreement and the transactions contemplated thereby in accordance with the termination provision relating to Superior Proposals (as defined below). See "-- Termination; Effects of Termination." Greenwich agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Greenwich is a party.

    "Competing Transaction" means any of the following involving Greenwich or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Greenwich and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 15% or more of the shares of Greenwich Class A Common Stock or Greenwich Class B Common Stock or the filing of a registration statement under the Securities Act of 1933 (the "Securities Act") in connection therewith;
(iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the shares of Greenwich Class A Common Stock or Greenwich Class B Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    If the Greenwich Board determines that it has received a Superior Proposal (as defined below), the Greenwich Board may give GE notice (a "Superior Proposal Notice") of its intent to accept such Superior Proposal and the giving of such notice will not be a breach of the Merger Agreement. "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a merger, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction, for consideration consisting of cash and/or securities, more than 50% of the aggregate voting power or capital stock of Greenwich then outstanding or all or substantially all of the assets of Greenwich and otherwise on terms and conditions to closing which the Greenwich Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and independent counsel) to be more favorable to Greenwich stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Greenwich Board, is reasonably capable of being obtained by such third party.

INDEMNIFICATION AND INSURANCE

    In the Merger Agreement, Greenwich and GE have agreed that (i) GE and the Surviving Corporation will maintain, for a period of seven years after the Effective Time, the current provisions regarding indemnification of directors and officers contained in Greenwich's certificate of incorporation (the "Greenwich Charter") and bylaws (the "Greenwich Bylaws") and (ii) the Surviving Corporation will maintain, for a period of three years after the Effective Time, directors' and officers' liability insurance policies covering persons who are currently covered in their capacities by Greenwich's current directors' and officers' policies and on terms not materially less favorable than existing policies.

    GE will guarantee the Surviving Corporation's indemnification obligations under the Merger Agreement and under the UNC Merger Agreement. Effective upon the consummation of the Merger and the UNC Merger, GE will also guarantee the obligations of the surviving corporation of the UNC Merger under the indemnification provisions of the UNC Merger Agreement. In addition to, and not in lieu of the foregoing, GE will indemnify, defend and hold harmless all directors and officers of Greenwich (the "Greenwich Indemnified Parties") and all directors and officers of UNC (the "UNC Indemnified Parties" and, together with the Greenwich Indemnified Parties, the "Indemnified Parties") to the fullest extent permitted by the DGCL and in the charter and bylaws of Greenwich and UNC, as currently in effect, from and against all liabilities, costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by GE in a manner consistent with applicable provisions of GE's bylaws (the "GE Bylaws")) related to the Merger and other transactions contemplated by the Merger Agreement, which may be asserted against the Indemnified Parties from and after the date of the Merger Agreement, other than liabilities resulting from a breach of the fiduciary duties of any of such Indemnified Parties; except that (i) GE's obligations to the Greenwich Indemnified Parties will not be effective until consummation of the Merger and (ii) GE's obligations to the UNC Indemnified Parties will not be effective until the consummation of both the UNC Merger and the Merger.

STOCK EXCHANGE LISTING

    The shares of GE Common Stock to be issued in the Merger are listed on the New York Stock Exchange.

CONDITIONS TO CONSUMMATION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE MERGER. The obligations of GE, Greenwich and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date of the Merger:

    - STOCKHOLDER APPROVAL. Approval of the Merger Agreement and all of the transactions contemplated thereby by a majority of the outstanding shares of Greenwich Class A Common Stock;

    - HSR ACT. The waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") having expired or terminated;

    - NO PROCEEDINGS. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction having been enacted, entered, issued, promulgated or enforced by any governmental authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

    - EFFECTIVE REGISTRATION STATEMENT. The Registration Statement being declared effective and no stop order issued by the Commission suspending the effectiveness of the Registration Statement being in effect and no proceeding for that purpose pending or being then threatened by the Commission;

    - STOCK EXCHANGE LISTING. The shares of GE Common Stock to be issued in the Merger having been authorized for listing on the NYSE, subject to official notice of issuance; and

    - OTHER REGULATORY APPROVALS. All other necessary and material governmental and regulatory clearances, consents or approvals having been received, other than the consent to assignment of Greenwich's FAA Certificate, which need not be received prior to the Effective Time.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF GE AND MERGER SUB. The obligations of GE and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

    - COMPLIANCE WITH OBLIGATIONS. Greenwich having performed in all material respects all of its obligations required to be performed by it at or prior to the Effective Time, and GE having received a certificate signed by an executive officer of Greenwich to such effect;

    - REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of Greenwich set forth in the Merger Agreement having been true and correct when made and on and as of the Closing Date of the Merger as if made on and as of such date (this condition is satisfied unless the failure to be true and correct would have a material adverse effect on Greenwich), and GE having received a certificate signed by an executive officer of Greenwich to such effect;

    - COLD COMFORT. GE having received "cold comfort" letters of Deloitte & Touche LLP, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to GE in form and substance customary for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement;

    - TAX OPINIONS. GE having received the opinion, dated the Closing Date, of Shearman & Sterling, counsel to GE, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of GE, Merger Sub and Greenwich will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

    - AGREEMENTS WITH AFFILIATES. GE having received a signed agreement from any person who may be deemed to have become an affiliate of Greenwich, as reasonably determined by Greenwich, pursuant to Rule 145 under the Securities Act, after the date of the Merger Agreement and at or prior to the Effective Time, stating that such affiliate will comply with Rules 144 and 145 under the Securities Act.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF GREENWICH. The obligations of Greenwich to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following additional conditions:

    - COMPLIANCE WITH OBLIGATIONS. GE and Merger Sub having performed in all material respects all of their respective obligations required to be performed by them at or prior to the Effective Time and Greenwich having received a certificate signed by an executive officer of GE to such effect;

    - REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of GE set forth in the Merger Agreement having been true and correct when made and on and as of the Closing Date of the Merger as if made on and as of such date (this condition is satisfied unless the failure to be true and correct would have a material adverse effect on
      GE), and Greenwich having received a certificate signed by an executive officer of GE to such effect; and

    - TAX OPINIONS. Greenwich having received the opinion, dated the Closing Date, of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, counsel to Greenwich, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of
      Section 368(a) of the Code and that each of GE, Merger Sub and Greenwich will be a party to the reorganization within the meaning of Section 368(b) of the Code.

TERMINATION; EFFECTS OF TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Greenwich:

    - by mutual written consent of GE and Greenwich, if authorized by their respective Boards of Directors;

    - by either GE or Greenwich, if the waiting period under the HSR Act does not expire or is not terminated prior to September 30, 1997;

    - by either GE or Greenwich, if any U.S. governmental entity has issued an order (other than a temporary restraining order), decree or ruling restraining, enjoining or otherwise prohibiting the Merger, except that the Merger Agreement may not be terminated prior to September 30, 1997 if the party subject to such order is using its reasonable best efforts to have such order removed, unless the order is final and nonappealable;

    - by either GE or Greenwich, if the Effective Time has not occurred on or before September 30, 1997, except that the right to terminate will not be available to any party whose willful, deliberate or knowing failure to fulfill any obligation under the Merger Agreement has been the cause of the nonoccurrence of the Effective Date;

    - by either GE or Greenwich, if the holders of Greenwich Class A Common Stock do not adopt the Merger Agreement at the Special Meeting, except that, if Greenwich delivers a Superior Proposal Notice to GE, Greenwich may not terminate the Merger Agreement unless it has complied with the provisions described above which refer to delivery of a Superior Proposal Notice to GE;

    - by Greenwich, upon any breach of any representation, warranty or agreement set forth in the Merger Agreement such that the conditions to the obligations of Greenwich (described above under "-- Conditions to the Consummation of the Merger -- ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF GREENWICH") would not be satisfied (a "Terminating GE Breach"), except that, if such breach is curable by GE, and GE uses its best efforts to cure such breach, Greenwich must wait 30 days after delivering written notice to GE to terminate the Merger Agreement;

    - by GE, upon any breach of any material representation, warranty or agreement set forth in the Merger Agreement such that the conditions to the obligations of GE (described above under "-- Conditions to the Consummation of the Merger -- ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF GE AND MERGER SUB") would not be satisfied, except that, if such breach is curable by Greenwich, and Greenwich uses its best efforts to cure such breach, GE must wait 30 days after delivering written notice to Greenwich to terminate the Merger Agreement;

    - by GE, at any time after Greenwich has delivered a Superior Proposal Notice to GE; or

    - by Greenwich, if Greenwich delivers a Superior Proposal Notice to GE, in which case (i) if the HSR Act waiting period has expired and there is no order preventing the Merger or preventing GE from exercising the option to purchase the shares of Greenwich Common Stock owned by the Conese Stockholders, at any time after 15 business days following the date of such notice and (ii) if the HSR Act waiting period has not expired or there is an order in effect preventing the Merger or preventing GE from exercising such stock option, at any time after the later of June 30, 1997 and 45 days following the date of such notice, except that, in each of clauses (i) and (ii) above, the Superior Proposal has not been withdrawn or changed in any way such that it would no longer be a Superior Proposal under the Merger Agreement. The 15 business day and 45 day periods described above may be extended by the amount of time in which a Conese Stockholder is in breach of his or her obligation to deliver shares pursuant to the Stock Option and Voting Agreement. If a Superior Notice Proposal is delivered when the HSR Act waiting period has not expired or there is an order in effect preventing the Merger or preventing GE from exercising the option to purchase the shares of Greenwich Common Stock owned by the Conese Stockholders, but subsequently the waiting period does expire and at such time there is no order in effect preventing GE from exercising the option to purchase the shares of Greenwich Common Stock owned by the Conese Stockholders, Greenwich may terminate the Merger Agreement 15 business days after the expiration or termination of the waiting period.

    EFFECT OF TERMINATION. Upon termination, the Merger Agreement becomes void and there will be no liability on the part of GE (except as provided below), Merger Sub or Greenwich and all rights and obligations under the Merger Agreement will cease, except that any liability for the willful breach by any party will still exist after termination.

    TERMINATION FEES PAYABLE BY GE. Pursuant to the Merger Agreement, if the Merger Agreement is terminated (i) because the HSR Act waiting period has not expired or has not been terminated by September 30, 1997 and such failure was not caused by any breach by Greenwich of any of its obligations under the Merger Agreement or (ii) because a U.S. court or governmental authority has issued an order

(other than a temporary restraining order), decree or ruling restraining, enjoining or otherwise prohibiting the Merger pursuant to Section 7 of the Clayton Act of 1914 or the Federal Trade Commission Act of 1914, as amended, then GE must pay to Greenwich a $33.5 million fee (the "GE Break-up Fee").

    If, within 12 months of the termination of the Merger Agreement pursuant to the preceding paragraph, Greenwich enters into a transaction that results in a change of control and involves an aggregate consideration in excess of the aggregate Merger Consideration, then Greenwich must reimburse GE for the GE Break-up Fee.

EXPENSES

    Each party is responsible for the expenses that it incurs except that GE must pay any New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax and any similar taxes which become payable in connection with the Merger.

    GE and Greenwich will share equally all expenses related to printing, filing and mailing the Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Proxy
Statement/Prospectus.

AMENDMENT; WAIVER

    The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time, except that after the adoption of the Merger Agreement by Greenwich stockholders, no amendment may be made which would reduce the amount or change the type of consideration to be received by Greenwich stockholders. The Merger Agreement may not be amended, except by an instrument in writing signed by the parties to the Merger Agreement.

    Pursuant to the Merger Agreement, at any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement; (ii) waive any inaccuracy in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and (iii) waive compliance with any agreement or condition contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in a written instrument signed by the party or parties to be bound by the waiver.

                     THE STOCK OPTION AND VOTING AGREEMENT

    As a condition to the willingness of GE to enter into the Merger Agreement, the Conese Stockholders entered into a Stock Option and Voting Agreement with GE dated March 9, 1997. The following summary of the Stock Option and Voting Agreement is qualified in its entirety by reference to the Stock Option and Voting Agreement, a copy of which is attached as Annex III hereto and is incorporated herein by reference.

AGREEMENT TO VOTE IN FAVOR OF THE MERGER

    Pursuant to the Stock Option and Voting Agreement, each Conese Stockholder has agreed that, at any meeting of the Greenwich stockholders, however called, and in any action by consent of the Greenwich stockholders, such Conese Stockholder will vote (or cause to be voted) such Conese Stockholder's shares of Greenwich Class A Common Stock: (a) in favor of the adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Stock Option and Voting Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) except as otherwise agreed to in writing in advance by GE, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of Greenwich contained in the Merger Agreement (whether or not theretofore terminated) or of the Conese

Stockholder contained in the Stock Option and Voting Agreement; and (c) against any action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that could result in any of the conditions to Greenwich's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Merger or the Stock Option and Voting Agreement, including, but not limited to, any Competing Transaction, as such term in defined in the Merger Agreement (see "THE MERGER AGREEMENT -- No Solicitation of Competing Transactions"); PROVIDED, HOWEVER, that the Conese Stockholders are not obligated to vote in favor of the Merger if Greenwich's Board of Directors has previously withdrawn and not reinstated its recommendation in favor of the Merger, as permitted in the section of the Merger Agreement that addresses Superior Proposals (see "THE MERGER AGREEMENT -- No Solicitation of Competing Transactions"). Notwithstanding anything to the contrary contained in the preceding sentence, if GE has delivered an Exercise Notice (see "-- Option to Purchase the Shares of Greenwich Common Stock Owned by the Conese Stockholders") with respect to all of the shares of Greenwich Class A Common Stock then owned by the Conese Stockholders and prior to such date Greenwich has established a record date for Greenwich stockholder action on a matter covered by clause (a) above, the Conese Stockholders will be obligated to vote in favor of the Merger. The Conese Stockholders may not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the Stock Option and Voting Agreement.

    If, as determined by GE, any Conese Stockholder does not comply with the voting requirement described above, such failure will result in the irrevocable appointment of GE as such Conese Stockholder's attorney and proxy pursuant to
Section 212(c) of the DGCL, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Conese Stockholder's shares of Greenwich Class A Common Stock at any meeting of Greenwich stockholders or consent in lieu of any such meeting or otherwise on matters referred to above. Under the Stock Option and Voting Agreement, each Conese Stockholder has revoked all other proxies and powers of attorney, other than the irrevocable proxy and voting trust granted by Anna May Conese in favor of Eugene P. Conese, Sr., and no subsequent proxies or powers of attorney will be granted.

OPTION TO PURCHASE THE SHARES OF GREENWICH COMMON STOCK OWNED BY THE CONESE
  STOCKHOLDERS

    Pursuant to the Stock Option and Voting Agreement, each Conese Stockholder has granted GE an irrevocable option (each, a "Conese Option" and, collectively, the "Conese Options") to purchase all, but not less than all, of such Conese Stockholder's shares of Greenwich Common Stock at a price per share equal to a number of shares of GE Common Stock, par value $.16 per share, having a Fair Market Value equal to $31.00 (the "Option Purchase Price"). "Fair Market Value" means the average of the closing prices of a share of GE Common Stock on the NYSE for each of the 10 trading days ending on the trading day next preceding the Conese Option Closing Date (as defined below). Each Conese Stockholder may elect to receive the aggregate Option Purchase Price for all of such Conese Stockholder's shares of Greenwich Common Stock in the same manner as is provided for other stockholders in the Cash Election section of the Merger Agreement. See "THE MERGER -- Merger Consideration."

    The Conese Options may be exercised by GE, in whole but not in part, as to all but not less than all Conese Stockholders, during the period commencing on the date that the waiting period applicable to the consummation of the purchase of the shares of Greenwich Common Stock pursuant to the Conese Options has expired or been terminated and ending on the date which is the earlier of (i) the giving of notice of termination by the Conese Stockholders or GE after September 30, 1997 and (ii) the date of termination of the Merger Agreement by Greenwich in connection with a Terminating GE Breach (as described above in "THE MERGER AGREEMENT -- Termination; Effects of Termination").

    In order to exercise the Conese Options, GE must send a written notice (the "Exercise Notice") to each Conese Stockholder of its intention to exercise the Conese Options specifying the place and, if then known, the time and the date (the "Conese Option Closing Date") of the closing (the "Conese Option Closing") of the purchase. The Conese Option Closing Date will occur on the third business day (or such later date as may be required by applicable law or regulation) after the later of (i) the date on which such Exercise Notice is delivered and
(ii) the satisfaction of the conditions to the Stock Option and Voting
Agreement.

    At the Conese Option Closing, each Conese Stockholder will deliver to GE all of such Conese Stockholder's shares of Greenwich Common Stock, and GE will pay the Option Purchase Price by delivery to each Conese Stockholder of certificates representing the applicable number of shares of GE Common Stock determined in accordance with the Stock Option and Voting Agreement. Each Conese Stockholder may elect to receive the aggregate Purchase Price for all such Conese Stockholder's shares in the same manner as is provided for other stockholders in the cash election provision of the Merger Agreement.

    The Conese Option Closing will be subject to the satisfaction of each of the following conditions: (i) no court, arbitrator or governmental body, agency or official having issued any order, decree or ruling and there not being any statute, rule or regulation restraining, enjoining or prohibiting the consummation of the purchase and sale of the shares of Greenwich Common Stock pursuant to the exercise of the Conese Options; and (ii) any waiting period applicable to the consummation of the purchase and sale of the shares of Greenwich Common Stock pursuant to the exercise of the Conese Options under the HSR Act having expired or been terminated.

CERTAIN REPRESENTATIONS AND WARRANTIES

    REPRESENTATIONS AND WARRANTIES OF THE CONESE STOCKHOLDERS. The Stock Option and Voting Agreement contains certain representations and warranties of the Conese Stockholders with respect to: authority to enter into and perform their obligations under the Stock Option and Voting Agreement; the enforceability and legality of the Stock Option and Voting Agreement; the lack of conflicts with laws and rights of third parties with respect to the shares of Greenwich Common Stock; the required consent, approval, authorization or permission of, or filing with or notification to, governmental authorities; title to the shares; the purpose of acquiring the GE Common Stock issuable to them upon exercise of the Conese Options; and the absence of any brokers' and finders' fees.

    REPRESENTATIONS AND WARRANTIES OF GE. The Stock Option and Voting Agreement also contains certain representations and warranties of GE with respect to: due organization; corporate authority to enter into the contemplated transactions; the enforceability and legality of the Stock Option and Voting Agreement; the lack of conflicts with corporate documents, applicable laws and certain contracts; required consents; the purpose of acquiring the shares of Greenwich Common Stock; the validity of the GE Common Stock issuable to them upon exercise of the Conese Options; and the absence of any brokers' and finders' fees.

CERTAIN COVENANTS

    COVENANTS OF THE CONESE STOCKHOLDERS. Each Conese Stockholder has agreed pursuant to the Stock Option and Voting Agreement that such Conese Stockholder will not dispose of or encumber the shares of Greenwich Common Stock held by him or her, will not solicit other proposals or give assistance relating to any Competing Transaction, and will use his or her best efforts to obtain all necessary regulatory or other authorizations and to make all required filings.

    COVENANTS OF GE. GE has agreed that if (i) Greenwich terminates the Merger Agreement after delivering a Superior Proposal Notice to GE (see "THE MERGER AGREEMENT -- Termination; Effects of Termination"), (ii) GE exercises the Conese Option, and (iii) Greenwich, notwithstanding the termination of the Merger Agreement, has not taken any action reasonably expected to materially and adversely affect the value of Greenwich when owned by GE, then GE will, unless such action conflicts with any order of any governmental authority, within 120 days following the consummation of GE's purchase of shares of Common Stock under the Conese Option, either (a) propose to the Greenwich Board a merger in which all Greenwich stockholders (other than GE) receive not less than $31.00 per share of Greenwich Common Stock in the form of GE Common Stock or (b) make an offer to Greenwich's stockholders to acquire all shares of Greenwich Common Stock not owned by GE for a price of not less than $31.00 per share in the form of shares of GE Common Stock. In the case of either clause (a) or clause (b) above, GE will offer the same Cash Election offered pursuant to the Merger Agreement. See "THE MERGER -- Merger Consideration."

    GE has further agreed that, to the extent that the Conese Stockholders are unable to sell the GE Common Stock received in connection with the purchase and sale of the shares of Greenwich Common Stock upon exercise of the Conese Options, whether pursuant to Rule 144 or Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act, GE, upon the written request of the Conese Stockholders, will use its reasonable best efforts to cause the shares of GE Common Stock to be registered under the Securities Act in order to permit the proposed sale of such shares of GE Common Stock. However, (i) GE will not be obligated to register any shares of GE Common Stock if such shares of GE Common Stock are not reasonably anticipated to have an aggregate price to the public in excess of $15 million and (ii) the Conese Stockholders will not be entitled to submit more than three notices to GE in the three-year period following the Conese Option Closing. In connection with any such registration, GE and the Conese Stockholders will enter into an agreement on terms and conditions customarily contained in such registration rights agreements.

TERMINATION

    The Stock Option and Voting Agreement will terminate and no party will have any rights or obligations upon the earliest of (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement because the Effective Time has not occurred by September 30, 1997, (iii) the termination of the Merger Agreement by Greenwich because of a Terminating GE Breach, (iv) the termination of the Merger Agreement because the HSR Act waiting period has not expired or been terminated by September 30, 1997; and (v) the termination of the Merger Agreement due to a final, nonappealable order prohibiting the Merger.

                               REGULATORY MATTERS

    Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and specified waiting periods have been terminated or have expired. Greenwich and GE each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on March 28, 1997. On April 25, 1997, GE and Greenwich received requests for additional information from the Antitrust Division regarding the notification and report forms filed under the HSR Act. By July 1, 1997, GE, Greenwich and UNC had each certified that they were in substantial compliance with these requests for additional information. Accordingly, unless the Antitrust Division disagrees as to whether substantial compliance has been achieved, the waiting period will expire on July 21, 1997. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Greenwich or GE. The Antitrust Division has the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

    GE and Greenwich are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the Merger, other than compliance with the HSR Act and applicable federal and state securities and corporate laws.

                 COMPARISON OF RIGHTS OF GREENWICH STOCKHOLDERS
                              AND GE STOCKHOLDERS

    Upon consummation of the Merger, stockholders of Greenwich will become stockholders of GE (to the extent that stockholders of Greenwich elect to receive Stock Consideration or do not elect to receive the Cash Consideration), and the rights of all stockholders of GE will be governed by applicable laws of the State of New York (rather than the DGCL), including the NYBCL, and by GE's Certificate of Incorporation, as amended (the "GE Charter"), and the GE Bylaws.

    While there are substantial similarities between the NYBCL and the DGCL as well as between the charters and bylaws of GE and Greenwich, a number of differences do exist. The following is a summary of certain material differences between the current rights of GE stockholders and Greenwich stockholders under the NYBCL and the DGCL, respectively, and under the respective charters and bylaws of GE and Greenwich.

    The following summary does not purport to be a complete description of the rights of stockholders of GE and Greenwich under, and is qualified in its entirety by reference to, the DGCL, the NYBCL, the GE Charter, the GE Bylaws, the Greenwich Charter and the Greenwich Bylaws.

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of GE currently consists of 4,450,000,000 shares of capital stock, consisting of (i) 4,400,000,000 shares of GE Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share.

    The authorized capital stock of Greenwich currently consists of 52,500,000 shares of capital stock, consisting of (i) 25,000,000 shares of Greenwich Class A Stock, (ii) 25,000,000 shares of Greenwich Class B Stock and (iii) 2,500,000 shares of Greenwich Preferred Stock, par value $.10 per share.

STOCKHOLDER VOTING RIGHTS

    Except as otherwise described below, all issued and outstanding shares of Greenwich Common Stock are identical and entitle the holders thereof to the same rights and privileges. With respect to all matters upon which stockholders are entitled to vote, holders of outstanding shares of Greenwich Class A Stock vote together with the holders of any other outstanding shares of capital stock of Greenwich entitled to vote, without regard to class, and every holder of outstanding shares of Greenwich Class A Stock is entitled to cast one vote in person or by proxy for each share of Greenwich Class A Stock outstanding in such stockholder's name. Except as otherwise required by the DGCL, the holders of outstanding shares of Greenwich Class B Stock are not entitled to vote upon any questions presented to stockholders of Greenwich.

    GE Common Stock is not divided into classes and entitles holders thereof to one vote for each share on each matter upon which stockholders have the right to vote.

    The NYBCL requires the affirmative vote of two-thirds of a corporation's outstanding shares entitled to vote in order to authorize a merger, consolidation, dissolution or disposition of substantially all of the corporation's assets.

    The DGCL, however, requires the affirmative vote of a MAJORITY of the outstanding shares entitled to vote to authorize any such action, except that, unless required by the certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger, (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger and (iii) either no shares of common stock are to be issued or delivered in the merger or the number of shares of the surviving corporation to be issued or delivered under the merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger.

    The NYBCL requires that any amendment to the certificate of incorporation specifying a vote requirement for the transaction of specified items of business, which vote requirement is higher than that otherwise required by law, must be authorized by a two-thirds vote of all outstanding shares entitled to vote thereon and present at a meeting. Under the DGCL, however, such amendments may be authorized by a vote of a MAJORITY of the outstanding shares entitled to vote thereon.

    The GE Charter may be amended by a majority vote by the GE Board of Directors and the affirmative vote of at least a majority of outstanding shares of GE Common Stock. The GE Charter confers the power to amend or repeal the GE Bylaws upon the GE Board of Directors, except that the GE Board of Directors does not have the authority to amend or repeal any bylaw which is adopted by the GE stockholders after April 20, 1948, unless such authority is granted to the GE Board of Directors by the specific provisions of a bylaw adopted by the GE stockholders. The GE Bylaws also may be altered, amended or repealed, at any time, in the manner provided in the GE Charter.

    The Greenwich Charter and Bylaws may be amended by a majority vote by the Greenwich Board and the affirmative vote of at least a majority of outstanding shares of Greenwich Class A Stock. The holders of Greenwich Class B Stock are entitled to vote as a separate class on a proposed amendment that would increase or decrease the par value of the Greenwich Class B Stock, or increase or decrease the aggregate number of authorized shares of Greenwich Class B Stock. The Greenwich Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the outstanding shares entitled to vote thereon at any annual or special meeting of the stockholders, if notice of such alteration, amendment, repeal or adoption is contained in the notice of such meeting or waiver of notice. The Greenwich Charter confers the power to amend the Greenwich Bylaws upon the Greenwich Board. The Greenwich Board may alter, amend or repeal the Greenwich Bylaws or adopt new bylaws at any regular or special meeting of the Greenwich Board; PROVIDED that the section of the Greenwich Bylaws concerning related party transactions may only be amended or repealed by a vote or the written consent of the holders of a majority of the outstanding shares entitled to vote thereon which is held by Disinterested Stockholders (as defined in the Greenwich Bylaws). Bylaws adopted by the Greenwich Board may be amended or repealed by the stockholders of Greenwich.

SPECIAL MEETINGS OF STOCKHOLDERS; CONSENT TO ACTIONS OF STOCKHOLDERS IN LIEU OF
  MEETING

    SPECIAL MEETINGS. Under both the NYBCL and the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any person authorized to do so in the certificate of incorporation or bylaws.

    The GE Bylaws provide that special meetings of shareholders may be called by the GE Board of Directors, or by the written request of stockholders holding 40% of the then issued stock of GE.

    The Greenwich Charter provides that special meetings of the stockholders of Greenwich may only be called by the Greenwich Board or by duly elected officers of Greenwich. The Greenwich Bylaws provide that special meetings of the stockholders of Greenwich may be called at any time by the Greenwich Board or the Chairman of the Board, and may not be called by Greenwich stockholders.

    CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Under the DGCL, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent, in writing, setting forth the action so taken, is signed by the holders of outstanding stock of not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voting.

    The NYBCL requires the unanimous consent in writing of the holders of all outstanding shares entitled to vote thereon for any action requiring a vote of shareholders, if such action is taken without a meeting.

    Neither the GE Charter nor the GE Bylaws contain any provision with respect to actions by shareholders by written consent.

    The Greenwich Bylaws provide that whenever stockholders are required or permitted to take any action by vote, such action may be taken without a meeting in a written consent, setting forth the action so taken signed by the holders of a majority of the outstanding shares of Greenwich entitled to vote thereon.

BUSINESS COMBINATIONS

    The NYBCL generally prohibits a resident domestic corporation (as that term is defined in the NYBCL) from engaging in a business combination with an "interested shareholder" (the beneficial owner of 20% or more of the corporation's stock) for a period of five years from the time the shareholder acquired the stock in such resident domestic corporation, unless certain conditions are met.

    The resident domestic corporation may engage in a business combination with the interested shareholder within the five-year period if the interested shareholder's stock purchase was approved by the corporation's board of directors prior to the purchase. The business combination is also permitted if any of the following criteria are met: (1) the business combination was approved by the board of directors prior to the interested shareholder's stock acquisition date; (2) the combination was approved by the majority of disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or (3) the price paid to all the shareholders meets statutory criteria establishing a formula price. The formula price is the higher of the price paid by the interested shareholder or the market value of the stock, computed as the higher of the value when acquired or when the announcement of the business combination was made.

    The DGCL states that a corporation shall not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder. Under the DGCL, an "interested stockholder" means any person who is the owner of 15% or more of the outstanding voting stock of the corporation. Business combinations are permitted within the three-year period if, prior to the date such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. The DGCL also allows business combinations if (i) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced (excluding shares owned by directors, officers and employee stock plans) or (ii) on or subsequent to the date on which such person became an interested stockholder, the business combination is approved by the board of directors and authorized at a stockholders' meeting by two-thirds of the disinterested stockholders.

    The Greenwich Charter provides that Greenwich expressly elects to be subject to the foregoing provisions of the DGCL relating to business combinations. The Greenwich Bylaws also provide that Greenwich may not engage in any transaction with any of its directors, officers or stockholders owning, directly or indirectly, 5% of the shares of Common Stock of Greenwich, unless such transaction has been approved by a majority of the entire Greenwich Board of Directors, as well as (i) by a majority of Greenwich independent outside directors or (ii) by the affirmative vote of the holders of a majority of the shares of outstanding capital stock entitled to vote thereon which are Disinterested Stockholders (as that term is defined in the Greenwich Charter).

BUSINESS CONDUCTED AT STOCKHOLDERS' MEETINGS

    Under both the NYBCL and the DGCL, the business permitted to be conducted at any special meeting of stockholders is limited to the matters stated in the notice of meeting of stockholders.

DIVIDENDS

    Under both the NYBCL and the DGCL, a corporation may pay dividends out of surplus.

DISSENTERS' APPRAISAL RIGHTS

    The NYBCL provides that, upon strict compliance with the applicable statutory requirements and procedures, a dissenting shareholder has the right to receive payment of the fair value of such shareholder's shares if such shareholder objects to: (i) mergers; (ii) consolidations; (iii) dispositions of assets requiring shareholder approval; (iv) certain share exchanges; or (v) certain amendments to the certificate of incorporation which adversely affect the rights of such shareholder.

    Under the DGCL, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. Such stockholders are entitled to such appraisal rights unless the shares of stock (or depositary receipts in respect thereof) held by the stockholder are either (i) listed on a national securities exchange or designated as a national market system security of an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. No appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in the DGCL. Regardless of the foregoing, appraisal rights are available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except
(i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation or depositary receipts in respect thereof, which shares of stock or depositary receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares, or fractional depositary receipts described in the foregoing clauses (i), (ii) and (iii).

WARRANTS OR OPTIONS

    The NYBCL requires the approval of the holders of a majority of the outstanding shares entitled to vote for the issuance of any rights or options to directors, officers or other employees or for a plan to issue such rights or options.

    The DGCL provides that rights or options to purchase shares of any class of stock may be authorized by a corporation's board of directors.

NUMBER AND TERM OF DIRECTORS

    Under the NYBCL, the number of directors may be fixed by the bylaws, or by action of the stockholders or of the board of directors under the specific provisions of a bylaw adopted by the shareholders. The number of directors may be increased or decreased by amendment of the bylaws, or by action of the shareholders or of the board of directors under the specific provisions of a bylaw adopted by the shareholders; PROVIDED that, if the board of directors is authorized by the bylaws to change the number of directors, whether by amending the bylaws or by taking action under the specific provisions of a bylaw adopted by the shareholders, such amendment or action shall require the vote of a majority of the entire board of directors.

    The DGCL permits the board of directors to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon approval of such change by the stockholders.

    The GE Charter provides that the GE Board of Directors may not consist of less than 10 directors, the exact number to be determined pursuant to the procedures set forth in the GE Bylaws. The GE Bylaws provide that the exact number of directors will be determined by a vote of the majority of the entire GE Board of Directors, except that the number of directors for any year will be fixed by the shareholders of GE at any annual statutory meeting of the shareholders by a majority vote of the outstanding shares entitled to vote thereon. Directors of GE hold office until the next statutory meeting of the shareholders and until their successors are duly elected and have qualified. The number of directors of GE is currently fixed at 15.

    The Greenwich Charter and Greenwich Bylaws provide for a variable number of directors between three and nine, with the exact number determined from time to time by the Greenwich Board. The number of directors is currently fixed at six. Each director of Greenwich holds office until the next meeting of the stockholders of Greenwich in which the election of directors is in the regular order of business and until his or her successor has been elected and qualified, or until such director's death, or until he or she has resigned, or has been removed in accordance with the provisions of the Greenwich Bylaws.

NOMINATION AND ELECTION OF DIRECTORS

    Under the NYBCL, except as otherwise provided in the certificate of incorporation, directors are elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

    Under the DGCL, except as otherwise provided in the certificate of incorporation or bylaws, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election of directors.

    The GE Bylaws provide that directors of GE shall be elected each year at the annual statutory meeting of the shareholders of GE, and that any vacancy occurring in the GE Board of Directors may be filled for the unexpired term by the GE Board of Directors. Neither the GE Charter nor the GE Bylaws allows cumulative voting for the election of directors.

    The Greenwich Bylaws provide that, except as otherwise required by statute, the directors of Greenwich shall be elected at the annual meeting of stockholders of Greenwich. At each meeting of the stockholders of Greenwich for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast at such election shall be elected as directors of Greenwich. The Greenwich Charter provides that any vacancy in the Greenwich Board of Directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of either a majority of the Greenwich Board of Directors then in office, though less than a quorum, or by the stockholders of Greenwich at the next annual meeting or special meeting called for that purpose. Neither the Greenwich Charter nor the Greenwich Bylaws allows cumulative voting for the election of directors.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The NYBCL provides that a corporation's certificate of incorporation or bylaws may provide that the directors be divided into either two, three or four classes; PROVIDED that all classes will be as nearly equal in number as possible, and no class may include less than three directors. The DGCL provides that a corporation's Board of Directors may be divided into various classes with staggered terms of office with no requirement as to minimum number of directors in each class. Neither the GE Charter nor the Greenwich Charter contains a classified board provision.

REMOVAL OF DIRECTORS

    The NYBCL provides that any or all of the directors of a corporation may be removed for cause and, if the certificate of incorporation or bylaws of the corporation provide, without cause by vote of the shareholders.

    Under the DGCL, a director of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at a meeting for the election of directors. If a corporation has a classified board, the DGCL provides that directors may be removed only for cause, unless the certificate of incorporation otherwise provides.

    Neither the GE Charter nor the GE Bylaws provides for removal of GE directors. Consequently, GE directors may be removed only for cause by vote of the shareholders of GE.

    The Greenwich Charter does not provide for a classified board. Consequently, directors of Greenwich may be removed with or without cause.

INDEMNIFICATION

    Both the DGCL and the NYBCL allow for the advance payment of expenses to a director or officer by the corporation prior to the final disposition of an action. Both statutes require that, prior to any such advance, a determination must be made by a quorum of disinterested directors, an independent legal counsel or by the company's stockholders that such executive has met the applicable statutory standard of conduct. Furthermore, both statutes allow for the advance payment of expenses prior to the final disposition of an action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such executive is not entitled to be indemnified by the company.

    The NYBCL and the DGCL differ with respect to the advance payment of attorneys' expenses. The DGCL refers expressly to administrative and investigative proceedings while the NYBCL does not, and the DGCL expressly provides for indemnification of expenses "including attorneys' fees," while the NYBCL refers to indemnification of attorneys' fees only in the context of indemnification by court action.

    The GE Charter provides that a person who is or was a director of GE will have no personal liability to GE or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the NYBCL. The GE Bylaws provide that GE shall, to the fullest extent permitted by applicable law, indemnify any person who is or was or has agreed to become a director of GE against damages; PROVIDED that no indemnification shall be provided to any person if a judgment or other final adjudication adverse to the director establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    The Greenwich Charter and the Greenwich Bylaws provide that Greenwich will, to the fullest extent permitted by the DGCL, indemnify any and all persons whom it shall have the power to indemnify under the DGCL from and against all expenses, liabilities or other matters referred to and covered by the DGCL. The Greenwich Charter further provides that the indemnification provisions contained in the DGCL will not be deemed exclusive of any other rights to which those indemnified may be entitled.

                       DESCRIPTION OF GE'S CAPITAL STOCK

    Set forth below is a description of the GE Common Stock. The following statements are summaries of, and are subject to the detailed provisions of, the GE Charter and Bylaws, and to the relevant provisions of the NYBCL.

    GE currently is authorized to issue up to 4,450,000,000 shares of Common Stock, par value $.16 per share. GE is also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series, but has not issued any such shares. If such shares are issued, GE's Board of Directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

    Dividends may be paid on the GE Common Stock out of funds legally available therefor, when and if declared by GE's Board of Directors.

    Holders of the GE Common Stock are entitled to share ratably therein and in assets available for distribution on liquidation, dissolution or winding up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of the GE Common Stock entitles the holder thereof to one vote at all meetings of share owners, and such votes are noncumulative. The GE Common Stock is not redeemable, has no subscription or conversion rights and does not entitle the holder thereof to any preemptive rights.

                                 LEGAL MATTERS

    The legality of the GE Common Stock offered hereby will be passed upon for GE by Robert E. Healing, Corporate Counsel of GE. Shearman & Sterling, counsel to GE, and Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, counsel to Greenwich, will deliver opinions concerning the federal income tax consequences of the Merger.

                                    EXPERTS

    The consolidated financial statements of Greenwich incorporated in this Proxy Statement/Prospectus by reference from Greenwich's Annual Report on Form 10-K for the year ended September 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of GE and its consolidated affiliates as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, appearing in GE's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

    Holders of Greenwich Common Stock are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Commission. Should a stockholder intend to present a proposal at next year's Annual Meeting of Stockholders, such proposal must be received by the Secretary of Greenwich, 4590 NW 36th Street, Miami, Florida 33122, not later than October 1, 1997 in order to be included in Greenwich's proxy statement and form of proxy relating to that Annual Meeting.

    The Board of Directors of Greenwich does not intend to bring any other matters, and does not know of any other matters to be brought, before the Special Meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Greenwich and GE file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by GE or Greenwich at the Commission's public reference rooms in Washington, D.C. at 450 5th Street, Mail Stop 1-2, NW, Washington, D.C. 20549, in New York at 7 World Trade Center, Suite 1300, New York, New York 10048 and in Chicago, Illinois at Citicorp Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Commission filings of GE and Greenwich are also available to the public from commercial document retrieval services. The website maintained by the Commission is "http://www.sec.gov."

    GE has filed with the Commission a Registration Statement on Form S-4 to register the GE Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of GE in addition to being a proxy statement of Greenwich for the Special Meeting. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

    The Commission allows us to "incorporate by reference" information into this Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that GE and Greenwich have previously filed with the Commission. These documents contain important information about GE and Greenwich and their finances.

                 GE COMMISSION FILINGS
                   (FILE NO. 1-00035)                                              PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Year ended December 31, 1996

Quarterly Report on Form 10-Q                             Quarter ended March 31, 1997

Proxy Statement                                           Dated March 12, 1997

Current Report on Form 8-K                                Dated on April 28, 1997


              GREENWICH COMMISSION FILINGS
                   (FILE NO. 0-22706)                                              PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Year ended September 30, 1996

Amendment to Annual Report on Form 10-K/A-1               Year ended September 30, 1996

Quarterly Reports on Forms 10-Q                           Quarters ended December 31, 1996 and March 31, 1997

Proxy Statement                                           Dated January 27, 1997

Description of Greenwich Class A Common Stock contained   September 10, 1992, as amended
  in Greenwich's registration statement on Form S-1

Description of Greenwich Class B Common Stock contained   April 26, 1996, as amended
  in Greenwich's registration statement on Form S-1

Current Reports on Forms 8-K                              Dated on September 23, 1996, February 13, 1997, and
                                                          March 9, 1997

    GE and Greenwich also hereby incorporate by reference all additional documents that GE and Greenwich file with the Commission between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

    If you are a stockholder of GE or Greenwich, GE and Greenwich may have sent you some of the documents incorporated by reference, but you can obtain any of them through GE, Greenwich or the Commission. Documents incorporated by reference are available from GE or Greenwich without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

GENERAL ELECTRIC COMPANY                       GREENWICH AIR SERVICES, INC.
ATTENTION: SECRETARY                           ATTENTION: SECRETARY
3135 EASTON TURNPIKE                           P.O. BOX 522187
FAIRFIELD, CONNECTICUT 06431-0001              MIAMI, FLORIDA 33152-2187
(203) 373-2211                                 (305) 526-7000

    If you would like to request documents from GE or Greenwich, please do so by July 31, 1997 to receive them before the Special Meeting.

    The Board of Directors of Greenwich does not intend to bring any other matters, and does not know of any other matters to be brought, before the Special Meeting.

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GREENWICH OR GE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY DOCUMENT. NEITHER GE NOR GREENWICH HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO GREENWICH AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY GREENWICH, AND ALL INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO GE AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY GE. NEITHER GE NOR GREENWICH WARRANTS THE ACCURACY OF INFORMATION RELATING TO THE OTHER PARTY. THIS PROXY STATEMENT/ PROSPECTUS IS DATED JULY 8, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF GE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                By:             /s/ MICHAEL A. BUCCI
                                     -----------------------------------------
                                                  Michael A. Bucci
                                                     SECRETARY

                             LIST OF DEFINED TERMS

                                                                                                         LOCATION OF
DEFINED TERM                                                                                            DEFINED TERM
----------------------------------------------------------------------------------------------------  -----------------

"Antitrust Division"................................................................................             43

"Average GE Share Price"............................................................................             26

"Base Amount".......................................................................................             21

"Benefit Continuation Period".......................................................................             21

"Broker Nonvote"....................................................................................             15

"Cash Consideration"................................................................................             26

"Cash Election Number"..............................................................................             29

"Cash Election Shares"..............................................................................             29

"Cash Election".....................................................................................             28

"Cash Fraction".....................................................................................             29

"Certificates"......................................................................................             28

"Closing Date"......................................................................................             26

"Code"..............................................................................................             21

"Commission"........................................................................................              8

"Comparable Group"..................................................................................             23

"Competing Transaction".............................................................................             36

"Conese Option".....................................................................................             41

"Conese Option Closing".............................................................................             42

"Conese Option Closing Date"........................................................................             42

"Conese Options"....................................................................................             41

"Conese Stockholders"...............................................................................             14

"Constructive Discharge"............................................................................             20

"Consulting Agreement"..............................................................................             19

"Covered Period"....................................................................................             20

"Current Offering"..................................................................................             21

"Date of Termination"...............................................................................             20

"DGCL"..............................................................................................             17

"EBIT"..............................................................................................             23

"EBITDA"............................................................................................             23

"Effective Time"....................................................................................             26

"Election Deadline".................................................................................             28

"ESPP"..............................................................................................             21

"Exchange Act"......................................................................................             31

                                                                                                         LOCATION OF
DEFINED TERM                                                                                            DEFINED TERM
----------------------------------------------------------------------------------------------------  -----------------
"Exchange Agent"....................................................................................             28

"Exercise Notice"...................................................................................             42

"Fair Market Value".................................................................................             41

"fair value"........................................................................................             47

"Form of Election"..................................................................................             28

"FTC"...............................................................................................             43

"GAAP"..............................................................................................              8

"GE"................................................................................................             14

"GE Break-up Fee"...................................................................................             40

"GE Bylaws".........................................................................................             37

"GE Charter"........................................................................................             44

"GE Common Stock"...................................................................................             16

"Greenwich".........................................................................................             14

"Greenwich Board"...................................................................................             14

"Greenwich Bylaws"..................................................................................             36

"Greenwich Charter".................................................................................             36

"Greenwich Class A Common Stock"....................................................................             14

"Greenwich Class B Common Stock"....................................................................             14

"Greenwich Common Stock"............................................................................             14

"Greenwich Indemnified Parties".....................................................................             36

"HSR Act"...........................................................................................             37

"Indemnified Parties"...............................................................................             37

"interested shareholder"............................................................................             46

"interested stockholder"............................................................................             46

"J.P. Morgan".......................................................................................             15

"Merger"............................................................................................             14

"Merger Agreement"..................................................................................             14

"Merger Consideration"..............................................................................             27

"Merger Sub"........................................................................................             26

"NASD"..............................................................................................             15

"Nasdaq"............................................................................................             13

"NYBCL".............................................................................................             31

"Option Purchase Price".............................................................................             41

"Option Spread".....................................................................................             19

"Original UNC Merger Agreement".....................................................................             16

"Public Stockholders"...............................................................................             26

                                                                                                         LOCATION OF
DEFINED TERM                                                                                            DEFINED TERM
----------------------------------------------------------------------------------------------------  -----------------
"Retention Agreements"..............................................................................             20

"S&P 500"...........................................................................................             23

"Salomon Brothers"..................................................................................             15

"Salomon Brothers Report"...........................................................................             22

"Securities Act"....................................................................................             36

"Special Meeting"...................................................................................             14

"Stock Consideration"...............................................................................             26

"Stock Option and Voting Agreement".................................................................             14

"Superior Proposal Notice"..........................................................................             36

"Superior Proposal".................................................................................             36

"Surviving Corporation".............................................................................             26

"Terminating GE Breach".............................................................................             39

"UNC"...............................................................................................             15

"UNC Common Stock"..................................................................................             30

"UNC Indemnified Parties"...........................................................................             36

"UNC Merger"........................................................................................             16

"UNC Merger Agreement"..............................................................................             18

"Valuation Period"..................................................................................             26

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           GENERAL ELECTRIC COMPANY,
                                GB MERGER CORP.

                                      AND

                          GREENWICH AIR SERVICES, INC.

                              DATED MARCH 9, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   ARTICLE I

                                   THE MERGER

SECTION 1.01    The Merger..............................................................          1
SECTION 1.02    Effective Time; Closing.................................................          1
SECTION 1.03    Effect of the Merger....................................................          2
SECTION 1.04    Certificate of Incorporation; By-laws...................................          2
SECTION 1.05    Directors and Officers..................................................          2

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01    Capital Stock of Merger Sub.............................................          2
SECTION 2.02    Cancellation of Treasury Stock and Parent Owned Stock...................          2
SECTION 2.03    Conversion of Company Common Stock......................................          2
SECTION 2.04    Exchange of Certificates................................................          4
SECTION 2.05    Stock Transfer Books....................................................          6
SECTION 2.06    Company Stock Options...................................................          7

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01    Organization and Qualification; Subsidiaries............................          7
SECTION 3.02    Certificate of Incorporation and By-laws................................          8
SECTION 3.03    Capitalization..........................................................          8
SECTION 3.04    Authority Relative to this Agreement....................................          9
SECTION 3.05    No Conflict; Required Filings and Consents..............................          9
SECTION 3.06    Compliance with Laws; Permits...........................................          9
SECTION 3.07    SEC Filings; Financial Statements.......................................         10
SECTION 3.08    Absence of Certain Changes or Events....................................         11
SECTION 3.09    Absence of Litigation...................................................         11
SECTION 3.10    Employee Benefit; ERISA.................................................         12
SECTION 3.11    Labor Matters...........................................................         13
SECTION 3.12    Title to and Sufficiency of Assets......................................         14
SECTION 3.13    Intellectual Property...................................................         15
SECTION 3.14    Tax Matters.............................................................         15
SECTION 3.15    Environmental Matters...................................................         16
SECTION 3.16    Material Contracts; Government Contracts................................         18
SECTION 3.17    Suppliers...............................................................         19
SECTION 3.18    Tax Treatment...........................................................         19
SECTION 3.19    Insurance...............................................................         19
SECTION 3.20    Approval of Company Board and Independent Directors.....................         19
SECTION 3.21    Stockholder Vote Required...............................................         20
SECTION 3.22    Accuracy of Information.................................................         20
SECTION 3.23    Transactions with Affiliates............................................         20
SECTION 3.24    Opinion of Financial Advisor............................................         20
SECTION 3.25    Brokers.................................................................         20

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.01    Organization and Qualification; Subsidiaries............................         21
SECTION 4.02    Certificate of Incorporation and By-laws................................         21
SECTION 4.03    Parent Common Stock to Be Issued in the Merger..........................         21
SECTION 4.04    Authority Relative to This Agreement....................................         21
SECTION 4.05    No Conflict; Required Filings and Consents..............................         21
SECTION 4.06    SEC Filings; Financial Statements.......................................         22
SECTION 4.07    Absence of Certain Changes or Events....................................         22
SECTION 4.08    Brokers.................................................................         22

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01    Conduct of Business by the Company Pending the Merger..................         22

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

SECTION 6.01    Registration Statement; Proxy Statement................................         29
SECTION 6.02    Stockholders' Meeting..................................................         25
SECTION 6.03    Appropriate Action; Consents; Filings..................................         26
SECTION 6.04    Access to Information; Confidentiality.................................         27
SECTION 6.05    No Solicitation of Competing Transactions..............................         27
SECTION 6.06    Indemnification and Insurance..........................................         28
SECTION 6.07    Notification of Certain Matters........................................         29
SECTION 6.08    Stock Exchange Listing.................................................         29
SECTION 6.09    Public Announcements...................................................         29
SECTION 6.10    Plan of Reorganization.................................................         29
SECTION 6.11    Affiliates; Tax Treatment..............................................         30
SECTION 6.12    Company Employee Stock Purchase Plan...................................         30
SECTION 6.13    Consulting Agreement...................................................         30
SECTION 6.14    Supplemental Indenture.................................................         30
SECTION 6.15    UNC Merger Agreement...................................................         30
SECTION 6.16    Clean Air Act Permit...................................................         30

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

SECTION 7.01    Conditions to the Obligations of Each Party............................         31
SECTION 7.02    Conditions to the Obligations of Parent and Merger Sub.................         31
SECTION 7.03    Conditions to the Obligations of the Company...........................         32

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01    Termination............................................................         32
SECTION 8.02    Effect of Termination..................................................         34
SECTION 8.03    Fees and Expenses......................................................         34
SECTION 8.04    Amendment..............................................................         35
SECTION 8.05    Waiver.................................................................         35

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01    Non-Survival of Representations, Warranties and Agreements.............         35
SECTION 9.02    Notices................................................................         35
SECTION 9.03    Certain Definitions....................................................         36
SECTION 9.04    Accounting Terms.......................................................         37
SECTION 9.05    Severability...........................................................         37
SECTION 9.06    Entire Agreement; Assignment...........................................         38
SECTION 9.07    Parties in Interest....................................................         38
SECTION 9.08    Specific Performance...................................................         38
SECTION 9.09    Governing Law..........................................................         38
SECTION 9.10    Headings...............................................................         38
SECTION 9.11    Counterparts...........................................................         38

                                   EXHIBITS*

Exhibit        Form of Retention Agreements
5.01(g)
Exhibit 6.11   Form of Company Affiliate Letter
Exhibit 6.13   Form of Consulting Agreement
Exhibit        Form of Parent Tax Opinion Representation Letter
7.02(a)
Exhibit        Form of Company Tax Opinion Representation Letter
7.02(b)
Exhibit        Form of Continuity of Interest Certificate
7.02(c)

------------------------

* Not filed herewith.

                             INDEX OF DEFINED TERMS

                                                                                                  LOCATION OF
DEFINED TERM                                                                                      DEFINITION
-------------------------------------------------------------------------------------------  ---------------------
Additional Payments                                                                          Section 2.04(c)
affiliate                                                                                    Section 9.03(a)
Affiliated Person                                                                            Section 3.23(a)
Agreement                                                                                    Recitals
American Stock Transfer and Trust                                                            Section 6.14
Average Parent Share Price                                                                   Section 2.03(a)
beneficial owner                                                                             Section 9.03(b)
Blue Sky Laws                                                                                Section 3.05(b)
business day                                                                                 Section 9.03(c)
Cash Consideration                                                                           Section 2.03(a)
Cash Election                                                                                Section 2.03(b)
Cash Election Number                                                                         Section 2.03(b)
Cash Election Shares                                                                         Section 2.03(b)
Cash Fraction                                                                                Section 2.03(b)
Certificate of Merger                                                                        Section 1.02
Certificates                                                                                 Section 2.04(b)
Change of Control                                                                            Section 8.03(a)
Closing Agreement                                                                            Section 3.14(a)(i)
Closing Date                                                                                 Section 1.02
Code                                                                                         Recitals
Combination                                                                                  Section 8.03(a)
Commonly Controlled Entity                                                                   Section 3.10(a)
Company                                                                                      Recitals
Company Aeroderivative Business                                                              Section 9.03(d)
Company Benefit Plans                                                                        Section 3.10(a)
Company Businesses                                                                           Section 9.03(e)
Company Class A Stock                                                                        Section 2.01
Company Class B Stock                                                                        Section 2.01
Company Commercial Aircraft Business                                                         Section 9.03(f)
Company Common Stock                                                                         Section 2.01
Company Disclosure Schedule                                                                  Article III
Company Financial Advisor                                                                    Section 3.24
Company Foreign Benefit Plan                                                                 Section 3.10(h)
Company Government Business                                                                  Section 9.03(g)
Company Group                                                                                Section 9.03(h)
Company Indemnified Parties                                                                  Section 6.06(e)
Company Intellectual Property                                                                Section 3.13
Company Licenses                                                                             Section 3.13
Company Material Adverse Effect                                                              Section 3.01
Company 1996 Balance Sheet                                                                   Section 3.07(d)
Company Pension Plans                                                                        Section 3.10(a)
Company Permits                                                                              Section 3.06(c)
Company Preferred Stock                                                                      Section 3.03
Company SEC Reports                                                                          Section 3.07(a)
Company Stock Option                                                                         Section 2.06(a)
Company Stock Option Plan                                                                    Section 2.06(a)
Competing Transaction                                                                        Section 6.05(a)
Confidentiality Agreement                                                                    Section 6.04(a)

                                                                                                  LOCATION OF
DEFINED TERM                                                                                      DEFINITION
-------------------------------------------------------------------------------------------  ---------------------
control                                                                                      Section 9.03(i)
controlled by                                                                                Section 9.03(i)
Current Offering                                                                             Section 6.12
Delaware Law                                                                                 Recitals
Effective Time                                                                               Section 1.02
Election Deadline                                                                            Section 2.03(e)
Election Form Record Date                                                                    Section 2.03(d)
Environmental Law                                                                            Section 3.15(a)(ii)
Environmental Permit                                                                         Section 3.15(a)(iii)
ERISA                                                                                        Section 3.10(a)
ESPP                                                                                         Section 3.03
Exchange Act                                                                                 Section 3.05(b)
Exchange Agent                                                                               Section 2.04(a)
Exchange Fund                                                                                Section 2.04(a)
Form of Election                                                                             Section 2.03(d)
Governmental Authority                                                                       Section 9.03(j)
Government Contracts                                                                         Section 3.16(c)
Greenberg, Traurig                                                                           Section 2.03(c)
Hazardous Substances                                                                         Section 3.15(a)(i)
HSR Act                                                                                      Section 3.05(b)
Indemnified Parties                                                                          Section 6.06(e)
Knowledge                                                                                    Section 9.03(k)
Laws                                                                                         Section 3.05(a)
Liens                                                                                        Section 3.12(a)
Material Contracts                                                                           Section 3.16(a)
Merger                                                                                       Recitals
Merger Consideration                                                                         Section 2.03(a)
Merger Sub                                                                                   Recitals
NASD                                                                                         Section 3.05(b)
NASDAQ/NMS                                                                                   Section 3.03
Net Option Spread                                                                            Section 2.06(a)
NYSE                                                                                         Section 2.03(a)
Option and Voting Agreement                                                                  Recitals
Option Spread                                                                                Section 2.06(a)
Parent                                                                                       Recitals
Parent Break-Up Fee                                                                          Section 8.03(a)
Parent Common Stock                                                                          Section 2.03(a)
Parent Material Adverse Effect                                                               Section 4.01
Parent SEC Reports                                                                           Section 4.06(a)
PBGC                                                                                         Section 3.10(g)
person                                                                                       Section 9.03(l)
Proxy Statement                                                                              Section 6.01(a)
Real Estate                                                                                  Section 9.03(m)
Registration Statement                                                                       Section 6.01(a)
Representatives                                                                              Section 6.04(b)
SEC                                                                                          Section 3.07(a)
Securities Act                                                                               Section 3.05(b)
Stock Consideration                                                                          Section 2.03(a)
Stockholders' Meeting                                                                        Section 6.02(a)
subsidiaries                                                                                 Section 9.03(n)

                                                                                                  LOCATION OF
DEFINED TERM                                                                                      DEFINITION
-------------------------------------------------------------------------------------------  ---------------------
subsidiary                                                                                   Section 9.03(n)
Subsidiary                                                                                   Section 3.01
Superior Proposal                                                                            Section 6.05(b)
Superior Proposal Notice                                                                     Section 6.05(b)
Surviving Corporation                                                                        Section 1.01
Tax Return                                                                                   Section 3.14(a)(ii)
Tax Ruling                                                                                   Section 3.14(a)(iii)
Taxes                                                                                        Section 3.14(a)(iv)
Terminating Company Breach                                                                   Section 8.01(e)
Terminating Parent Breach                                                                    Section 8.01(d)
UNC                                                                                          Section 6.15
UNC Indemnified Parties                                                                      Section 6.06(e)
UNC Merger                                                                                   Section 6.15
UNC Merger Agreement                                                                         Section 6.15
under common control with                                                                    Section 9.03(i)
Valuation Period                                                                             Section 2.03(a)
Welfare Plans                                                                                Section 3.10(a)

    AGREEMENT AND PLAN OF MERGER dated March 9, 1997 (this "Agreement") among GENERAL ELECTRIC COMPANY, a New York corporation ("Parent"), GB MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and GREENWICH AIR SERVICES, INC., a Delaware corporation (the "Company").

    WHEREAS, the parties hereto desire to cause the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), to merge with and into Merger Sub (the "Merger");

    WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the holders of shares of Company Common Stock (as such term is defined in Section 2.01) and is in the best interests of such stockholders and
(ii) approved this Agreement and the transactions contemplated hereby and recommended unanimously that the holders of shares of Company Class A Stock (as such term is defined in Section 2.01) approve and adopt this Agreement;

    WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its stockholders and, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stock Option and Voting Agreement with certain stockholders of the Company, dated the date hereof (the "Option and Voting Agreement"), pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions contained therein, to vote all shares of Class A Common Stock then owned by such stockholders to approve and adopt this Agreement, and have granted to Parent an option to acquire their shares of Company Common Stock upon the terms and subject to the conditions set forth therein.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Section 251 of Delaware Law, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall be the surviving corporation of the Merger (the "Surviving Corporation").

    SECTION 1.02. EFFECTIVE TIME; CLOSING. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that can only be satisfied on the Closing Date (as defined below)), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with,
Section 251 of Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York (or such other place as the parties may agree) (the date on which such closing takes place being the "Closing Date").

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    SECTION 1.04. CERTIFICATE OF INCORPORATION; BY-LAWS.

    (a) Subject to the terms of Section 6.06, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall be amended as of the Effective Time to read as follows: "the name of the Corporation is Greenwich Air Services, Inc."

    (b) Subject to the terms of Section 6.06, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

    SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.01. CAPITAL STOCK OF MERGER SUB. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Class A Common Stock, par value $.01 per share (the "Company Class A Stock"), or Company Class B Common Stock, par value $.01 per share (the "Company Class B Stock" and, together with the Company Class A Stock, the "Company Common Stock"), or any shares of capital stock of Merger Sub, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    SECTION 2.02. CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries and each share of Company Common Stock that is owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    SECTION 2.03. CONVERSION OF COMPANY COMMON STOCK. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, except as otherwise provided in this Section 2.03 and subject to Section 2.04(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.02) shall be converted into the right to receive the number of shares of common stock, par value $0.32 per share, of Parent ("Parent Common Stock") determined by dividing $31.00 by the Average Parent Share Price (as defined below) and rounding the result to the nearest one thousandth of a share (the "Stock Consideration") or, in the event the holder thereof shall have made the election provided for herein, such share of Company Common Stock shall be converted into the right to receive in cash from Parent, without interest, an amount equal to $31.00 (the "Cash Consideration") (or a combination of shares of Parent Common Stock and cash determined in accordance with Section 2.03(b)) (the "Merger Consideration"); provided, however, that, in any event, if, between the first day of the Valuation Period (as defined below) and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Stock Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Average Parent Share Price" means the average of the last sales prices per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the Closing Date (the "Valuation Period"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

    (b) CASH ELECTION; CASH ELECTION ADJUSTMENTS. Each holder of record of Company Common Stock as of the record date for the Stockholders' Meeting (as defined in Section 6.02) will be entitled, with respect to each share of Company Common Stock held by such holder, to elect to receive the Cash Consideration (a "Cash Election"); provided, however, that if the aggregate number of shares of Company Common Stock covered by Cash Elections ("Cash Election Shares") exceeds 55% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Cash Election Number"), the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

       each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) such number of shares of (rounded to the nearest one thousandth of a share) Parent Common Stock equal to the product of (x) the Cash Consideration divided by the Average Parent Share Price and (y) a fraction equal to one minus the Cash Fraction.

    (c) ADJUSTMENTS RELATING TO TAX OPINIONS. If either (i) the tax opinion of counsel to Parent referred to in Section 7.02(c) cannot be rendered (as reasonably determined by counsel to Parent and concurred in by Greenberg, Traurig, Hoffman, Rosen, Lipoff & Quentel ("Greenberg, Traurig")) or (ii) the tax opinion of Greenberg, Traurig referred to in Section 7.03(b) cannot be rendered (as reasonably determined by Greenberg, Traurig and concurred in by counsel to Parent), in either case as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Parent shall reduce to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered, the Cash Election Number.

    (d) EXERCISE OF ELECTION. All Cash Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a "Form of Election") and mailed to holders of record of shares of Company Common Stock as of the record date for the Stockholders' Meeting or such other date as Parent and the Company shall mutually agree (the "Election Form Record Date"). Parent and the Company shall make available one or more Forms of Election as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the day prior to the Election Deadline (as defined below). Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent (as defined in Section 2.04) a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the Certificates (as defined in Section 2.04(b)) representing the shares of Company Common Stock as to which the election is being made (or an appropriate guarantee of delivery by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. The Exchange Agent shall make a good faith effort to notify any person of any defect not waived by Parent in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.03 and all such computations shall, absent manifest error, be conclusive and binding on the holders of Company Common Stock.

    (e) ELECTION DEADLINE. A Form of Election must be received by the Exchange Agent (as defined below) by the close of business on the last business day prior to the Closing Date (the "Election Deadline") in order to be effective. Any holder of Company Common Stock who has made an election by submitting a Form of Election to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Form of Election, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke his election and withdraw his Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify Parent of its determination. Promptly after such notification, Parent shall issue a press release announcing in reasonable detail the results of the Exchange Agent's allocation of the Merger Consideration.

    (f) DEEMED NON-ELECTION. For the purposes hereof, a holder of record of Company Common Stock who does not submit a Form of Election which is received and accepted as such by the Exchange Agent prior to the Election Deadline shall be deemed not to have made a Cash Election.

    SECTION 2.04. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. From and after the Effective Time, (i) Parent shall make available to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.03 and (ii) cash in the amount required to be exchanged for shares of Company Common Stock in the Merger pursuant to Section 2.03 (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and such cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to written instructions jointly furnished by Parent and the Company, deliver the cash and the Parent Common Stock contemplated to be issued pursuant to Section 2.03 out of the Exchange Fund. Except as contemplated by Section 2.04(g) hereof, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent with Forms of Election) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

    (c) EXCHANGE OF CERTIFICATES. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock, if any, to which such holder is entitled pursuant to this Article II and (B) a check in the amount equal to the cash, if any, to which such holder is entitled pursuant to the provisions of this Article II (including any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(d) (together, the "Additional Payments")), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and Additional Payments, if any.

    (d) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock the holder thereof is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.04(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock. After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 2.04, be deemed for all purposes to evidence ownership of the number of shares of Parent Common Stock into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

    (e) NO FURTHER RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued or cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.04(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

    (f) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Share Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.04(b), (c) and (d).

    (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the applicable Merger Consideration and any Additional Payments to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

    (h) NO LIABILITY. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

    (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

    (k) FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    SECTION 2.05. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

    SECTION 2.06. COMPANY STOCK OPTIONS. (a) Each option (a "Company Stock Option") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's 1992 Employee Incentive and Non-Qualified Stock Option Plan or any other plans (the "Company Stock Option Plans") shall be cancelled by the Company immediately prior to the Effective Time, and each holder of a cancelled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Stock Option an amount (the "Option Spread") equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock previously subject to such Company Stock Option. The Option Spread, after reduction for applicable tax withholding, if any (the "Net Option Spread"), shall be paid in cash or, if a holder of Company Stock Options so elects in writing at least 10 days prior to the Effective Time with respect to any portion of such holder's Company Stock Options, in a number of shares of Parent Common Stock determined by dividing (i) the aggregate Net Option Spread payable to such holder by (ii) the Average Parent Share Price (subject to adjustment in accordance with the proviso in the first sentence of Section 2.03(a) hereof).

    (b) Not later than 40 days prior to the expected Effective Time, the Company shall provide each holder of a Company Stock Option an election form pursuant to which each holder may make the election specified in Section 2.06(a).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to the Parent and Merger Sub that:

    SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and each subsidiary of the Company (each, a "Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the lack of such power, authority and approval would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any circumstances, change in, or effect on, the Company Group, when taken as a consolidated whole, or affecting the Company Commercial Aircraft Business, the Company Government Business or the Company Aeroderivative Business, whether individually or collectively as to any one or more of such Company Businesses, which is, or could reasonably be expected in the future to be, materially adverse to the operations, assets or liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise) of the Company Group or any one or more of the Company Businesses, whether individually or taken as a consolidated whole with respect to the Company Group. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01 of the Company Disclosure Schedule. Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

    SECTION 3.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Parent complete and correct copies of the Certificates of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

    SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Class A Stock, (ii) 25,000,000 shares of Company Class B Stock, and (iii) 2,500,000 shares of preferred stock, par value $.01 per share, issuable in such series and with such rights and designations as the Board of Directors of the Company may from time to time determine (the "Company Preferred Stock"). As of December 31, 1996, (a) 6,971,213 shares of Company Class A Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 2,900 shares of Company Class A Stock were held in the treasury of the Company or the Subsidiaries, (c) 142,875 shares of Company Class A Stock were reserved for future issuance pursuant to the Company Stock Option Plans, (d) 9,778,176 shares of Company Class B Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (e) 47,231 shares of Company Class B Stock were held in the treasury of the Company or the Subsidiaries, (f) 377,875 shares of Company Class B Stock were reserved for future issuance pursuant to the Company Stock Option Plan, (g) 185,531 shares of Company Class B Stock were reserved for future issuance pursuant to the Company's 1995 Employee Stock Purchase Plan (the "ESPP") and (h) no shares of Company Preferred Stock were issued and outstanding. All publicly traded shares of Company Class A Stock and Company Class B Stock have been approved for trading on the National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ/ NMS"). Set forth in Section 3.03 of the Company Disclosure Schedule is a summary setting forth the number of outstanding Company Options, stock incentive rights or any other rights to acquire shares of Company Common Stock pursuant to the Company Stock Option Plan and the exercise price therefor as of December 31, 1996. From December 31, 1996 through the date of this Agreement, the Company has not issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Subsidiary or any rights to acquire such shares or other equity interests in the Company or any Subsidiary, except pursuant to the exercise of Company Options that were outstanding as of December 31, 1996 and those additional Company Options granted since December 31, 1996 that are set forth in Section 3.03 of the Company Disclosure Schedule, and except for the authorization to issue shares of Company Class B Stock pursuant to the UNC Merger Agreement, which authorization has been conditionally revoked and rescinded in connection with the execution and delivery of this Agreement. Except as set forth in this Section 3.03 or in Section 3.03 of the Company Disclosure Schedule, and except for the authorization to issue shares of Company Class B Stock pursuant to the UNC Merger Agreement, which authorization has been conditionally revoked and rescinded in connection with the execution and delivery of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Class A Stock or Company Class B Stock or any capital stock of or any equity interests in any Subsidiary. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the

Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the shares of Company Class A Stock and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, as applicable, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except for such conflicts or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except as disclosed in Section 3.05(a) of the Company Disclosure Schedule and except for any such breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect and will not prevent or delay the consummation of the transactions contemplated by this Agreement.

    (b) Except as disclosed in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the National Association of Securities Dealers ("NASD") and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

    SECTION 3.06. COMPLIANCE WITH LAWS; PERMITS. (a) Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any of the Company Permits (as defined below), except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Company Material Adverse Effect.

    (b) Except where non-compliance would not have a Company Material Adverse Effect, the Company and the Subsidiaries have complied with all applicable federal procurement laws and regulations including, without limitation, the Truth in Negotiations Act, the Foreign Corrupt Practices Act, the Office of Federal Procurement Policy Act Amendments of 1988 ("Procurement Integrity" Amendments), the Cost Principles and Cost Accounting Standards, and the Federal Acquisition Regulations and all supplements thereto, in connection with the Government Contracts (as defined below), and to the Company's Knowledge, no person has made any allegation that the Company or any Subsidiary has not so complied.

    (c) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders from all federal, state, local and foreign authorities and agencies, including without limitation, the Federal Aviation Administration, necessary for the Company or any of its Subsidiaries, to own, lease and operate its properties or to carry on the Company Businesses (as hereinafter defined) (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Company's Knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect.

    SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since September 30, 1993 and has made available to the Parent all registration statements filed by the Company with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) since September 30, 1993 and prior to the date of this Agreement (collectively, the "Company SEC Reports"), and has heretofore made available to Parent complete (I.E., unredacted) copies of each exhibit (which is in effect as of the date hereof) to the Company SEC Reports filed with the SEC. The Company SEC Reports
(i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (b) Except as disclosed in the Company SEC Reports, no Subsidiary is required to file any form, report or other document with the SEC.

    (c) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports complied as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

    (d) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of September 30, 1996, including the notes thereto (the "Company 1996 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations
(i) disclosed in any Company SEC Report filed since September 30, 1996 and prior to the date of this Agreement, (ii) incurred since September 30, 1996 in the ordinary course of business which, individually or in the aggregate, do not have a Company Material Adverse Effect, or (iii) incurred pursuant to this Agreement.

    (e) The Company has heretofore furnished to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

    SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1996, except as contemplated by this Agreement, disclosed in Section 3.08 of the Company Disclosure Schedule, or disclosed in any Company SEC Report filed since September 30, 1996, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1996, there has not been (a) any event or events having, individually or in the aggregate, a Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, (c) any revaluation by the Company of any material asset (including, without limitation, any writing down or writing up of the value of inventory, writing off of notes or accounts receivable or reversing of any accruals or reserves), other than in the ordinary course of business consistent with past practice, (d) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice, (e) other than regular dividends, of which $.01 per share of Company Common Stock was paid in February 1996 and $.012 per share of Company Common Stock was paid in January 1997, any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or (f) other than pursuant to the contracts referred to in Section
3.10 or as expressly provided for in this Agreement, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent in all material respects with past practice. The results of operations for the most recently completed fiscal quarter are not materially lower than the results of operations for the immediately preceding fiscal quarter, and there is no reason to believe that the results of operations for the current fiscal quarter will be materially lower than the results of operations for the Company's most recently completed fiscal quarter.

    SECTION 3.09. ABSENCE OF LITIGATION.

    (a) Except as disclosed in the Company SEC Reports or in Section 3.09 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, would have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

    (b) Neither the Company nor any Subsidiary has received notice from any source that the Company or any Subsidiary may be liable with respect to product liability or worker's compensation claims, except for such claims that, if determined adversely to the Company and the Subsidiaries, would not, individually or in the aggregate, have a Company Material Adverse Effect.

    SECTION 3.10. EMPLOYEE BENEFIT; ERISA.

    (a) Section 3.10(a) of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, or contributed to, by the Company or any of the Subsidiaries or any other person or entity that, together with the Company is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents or directors of the Company or any of its subsidiaries (all of the foregoing being herein called "Company Benefit Plans"). The Company has made available to Parent true and complete copies of (w) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (y) the most recent summary plan description (or similar document) for each Company Benefit Plan for which a summary plan description is required or was otherwise provided to plan participants or beneficiaries and (z) each trust agreement and group annuity contract relating to any Company Benefit Plan.

    (b) Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule or where non-disclosure would not have a Company Material Adverse Effect, all Company Pension Plans and related trusts that are intended to be tax-qualified plans have been, since the effective date of the Tax Reform Act of 1986, the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans and related trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened; no event has occurred and no circumstances exist that would adversely affect the tax qualification of such Company Pension Plan nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 302 of ERISA.

    (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms; (ii) the Company Benefit Plans are, and have been administered, in compliance with the applicable provisions of ERISA, the Code, and all other applicable laws; (iii) there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan that could give rise to any liability, and there are not any facts that would reasonably be expected to give rise to any liability in the event of any such investigation, claim, suit or proceeding.

    (d) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or, except as set forth in Section 3.10(d) of the Company Disclosure Schedule, has withdrawn from any such multiemployer plan where such withdrawal has resulted or would result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, no Commonly Controlled Entity would incur any material withdrawal liability if it were to withdraw from a multiemployer plan with respect to which it currently has a contribution obligation. No Commonly Controlled Entity, nor any officer of any Commonly Controlled Entity, nor any of the Company Benefit Plans which are subject to

ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any Commonly Controlled Entity or any officer of any Commonly Controlled Entity to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (l) of ERISA. Neither any of such Company Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

    (e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, to the Knowledge of the Company, the disallowance of a deduction under
Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any Subsidiary.

    (g) Except as would not have a Company Material Adverse Effect, no liability under Title IV of ERISA has been incurred by any Commonly Controlled Entity that has not been satisfied in full, and no condition exists that presents a material risk to any Commonly Controlled Entity of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each Company Pension Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any Commonly Controlled Entity made, or was required to make, contributions during the five (5) year period ending on the Closing Date. Except as would not have a Company Material Adverse Effect, no Company Pension Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Company Pension Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Company Pension Plan or otherwise) on or prior to the Closing Date have been timely made.

    (h) With respect to each Company Benefit Plan not subject to United States Law (a "Company Foreign Benefit Plan"), except as would not have a Company Material Adverse Effect, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

    (i) The Company and each of its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder.

    SECTION 3.11. LABOR MATTERS.

    (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, with respect to employees of the Company: (i) to the Knowledge of the Company, no senior executive or key employee has any plans to terminate employment with the Company or any of its Subsidiaries; (ii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other comparable authority; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable authority which, individually or in the aggregate, would have a Company Material Adverse Effect; (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of Company, no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business which, individually or in the aggregate, would not have a Company Material Adverse Effect; (v) the consummation of the Merger and related transactions contemplated by this Agreement will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to reopen negotiations in respect of wages, hours or working conditions under any such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of the Company or any of its Subsidiaries, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages and hours which, individually or in the aggregate, would have a Company Material Adverse Effect.

    (b) Except as identified in Section 3.11(b) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and none of the Company nor any of its Subsidiaries has recognized any labor organization as the collective bargaining representative of any of its employees.

    SECTION 3.12. TITLE TO AND SUFFICIENCY OF ASSETS.

    (a) As of the date hereof the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens"), except as set forth in the Company SEC Reports or Section 3.12(a) of the Company Disclosure Schedule. Such assets, together with all assets held by the Company and the Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company Businesses.

    (b) As of the date hereof the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their Real Estate which is material to such persons (excluding, for purposes of this sentence, Real Estate leases), free and clear of any and all Liens, except as set forth in the Company SEC Reports or in
Section 3.12(b) of the Company Disclosure Schedule or such other Liens on Real Estate which would not, individually or in the aggregate, have a Company Material Adverse Effect. Such Real Estate assets, together with all Real Estate assets held by the Company and the Subsidiaries under leases, are adequate for the operation of the Company Businesses as presently conducted. The leases to all Real Estate occupied by the Company and the Subsidiaries which are material to the operation of the Company Businesses are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Company Material Adverse Effect.

    SECTION 3.13. INTELLECTUAL PROPERTY. "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, copyrights, copyright registrations, servicemarks, servicemark registrations, servicemark rights, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights, data and information of any nature or form used or held for use in connection with the businesses of the Company and the Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending for any of the foregoing. Except as disclosed in the Company SEC Reports, the Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all of the Company Intellectual Property that is necessary or appropriate for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses. Section 3.13(a) of the Company Disclosure Schedule lists each material license or other agreement pursuant to which the Company has the right to use Company Intellectual Property utilized in connection with any product of the Company and the Subsidiaries, the cancellation or expiration of which would have a Company Material Adverse Effect (the "Company Licenses"). There are no pending, and between the date hereof and the Effective Time, there shall not be any pending, or to the Company's Knowledge, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary, except such as may be commenced by Parent or any subsidiary of Parent and except such as would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no breach or violation by the Company under, and, to the Company's Knowledge, there is no breach by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. The Company has put in place policies and procedures to maintain the confidentiality of, and trade secret rights to, the processes and formulas, research and development results and other know-how of the Company, the value of which to the Company is dependent upon the maintenance of the confidentiality thereof and, to the Knowledge of the Company, such policies and procedures have been complied with. The conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service right, copyright or any other intellectual property rights of any third party that, individually or in the aggregate, would have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, there are no infringements of any Company Intellectual Property which, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Company Material Adverse Effect.

    SECTION 3.14. TAX MATTERS. (a) DEFINITIONS. As used in this Agreement:

        (i) "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

        (ii) "Tax Return" means any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or the Company Benefit Plans.

       (iii) "Tax Ruling" means a written ruling of a taxing authority relating to Taxes.

        (iv) "Taxes" means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local, supra-national or foreign Governmental Authority or any political subdivision thereof, including without limitation income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

    (b) REPRESENTATIONS. Except for representations and warranties made with respect to federal and state income Taxes, all representations and warranties made in this Section 3.14(b) with respect to Taxes are made to the best Knowledge of the Company. Subject to the foregoing, and except as set forth in
Section 3.14(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

        (i) FILING OF TAX RETURNS. The Company and each of the Subsidiaries have filed all Tax Returns required to be filed by each of them and such Tax Returns are in all material respects true, complete and correct and filed on a timely basis.

        (ii) PAYMENT OF TAXES. The Company and each of the Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

       (iii) TAX LIENS. There are no tax liens upon the assets of the Company or of any of the Subsidiaries except for statutory liens for current Taxes not yet due.

        (iv) WITHHOLDING TAXES. The Company and each of the Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper governmental authorities all amounts required.

        (v) EXTENSIONS OF TIME FOR FILING. Neither the Company nor any of the Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

        (vi) WAIVERS OF STATUTE OF LIMITATIONS. Neither the Company nor any of the Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

       (vii) NO DEFICIENCIES. The statute of limitations for the assessment of any federal income Taxes has expired for all income Tax Returns of the Company and of each of the Subsidiaries or such income Tax Returns have been examined by the Internal Revenue Service for all periods. No deficiency for any income Taxes has been proposed, asserted or assessed against the Company or any of the Subsidiaries which has not been resolved and paid in full. There are no deficiencies for state income Taxes which individually, or in the aggregate, would have a Company Material Adverse Effect.

      (viii) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of the Subsidiaries.

        (ix) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by the Company or any of the Subsidiaries concerning any Taxes or Tax Returns.

        (x) TAX RULINGS. Neither the Company nor any of the Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a Company Material Adverse Effect.

        (xi) TAX SHARING AGREEMENTS. Neither the Company nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes which has not been disclosed on its Tax Returns.

    SECTION 3.15. ENVIRONMENTAL MATTERS.

    (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "Environmental Law" means any law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

    (b) Except as disclosed in Section 3.15(b) of the Company Disclosure Schedule, the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on- going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.15(b) of the Company Disclosure Schedule or where such non-compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (c) Except as disclosed in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Company Material Adverse Effect, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Company Material Adverse Effect, or (iii) any Knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.15(c) of the Company Disclosure Schedule.

    (d) Except as disclosed in Section 3.15(d) of the Company Disclosure Schedule, no Environmental Law imposes any obligation upon the Company or any of the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. Except as disclosed in Section 3.15(d) of the Company Disclosure Schedule, no Lien has been placed upon any of the Company's or the Subsidiaries' properties under any Environmental Law.

    (e) The Company and the Subsidiaries have provided Parent with copies of any environmental assessment or audit report or other similar studies or analyses currently in the possession of or available to the Company or any of the Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of the Subsidiaries.

    SECTION 3.16. MATERIAL CONTRACTS; GOVERNMENT CONTRACTS.

    (a) The contracts and agreements listed in Section 3.05 of the Disclosure Schedule and all other contracts, agreements and arrangements that are material to the Company and the Subsidiaries or, although not so material, are of unique value to the Company and the Subsidairies are referred to herein collectively as the "Material Contracts".

    (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company License and each Material Contract is a legal, valid and binding agreement, neither the Company nor any of the Subsidiaries (or to the Knowledge of the Company, any other party thereto) is in default under any of the Company Licenses or Material Contracts, and none of the Company Licenses or Material Contracts has been cancelled by the other party thereto; each Material Contract and Company License is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or applicable Subsidiary party thereto which would entitle the other party to such Material Contract or Company License to terminate the same or declare a default or event of default thereunder; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; the Company or the applicable Subsidiary party to such Material Contract or Company License maintains good business relationships with the other party to such agreement. The Company has made available to Parent true and complete copies of all Company Licenses and all Material Contracts. The Company is not a party to any contracts or agreements that limit the ability of the Company or any Subsidiary or, after the Effective Time, Parent or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client.

    (c) Section 3.16(c) of the Company Disclosure Schedule contains a complete list of all material bids, quotations and proposals made by, all contracts and agreements between, and all commitments or sale or purchase orders by, the Company or any of the Subsidiaries ("Government Contracts") with or to the United States government, a foreign government or a department or agency of the United States government or a foreign government, including, without limitation, all contracts to supply goods and services, and all subcontracts awarded to the Company or any of the Subsidiaries.

    (d) All of the Government Contracts have been legally awarded and are binding on the parties thereto and, except as may be disclosed in Section 3.16(d) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the Company and the Subsidiaries are in compliance in all material respects with all terms and conditions in Government Contracts, including all terms and conditions incorporated expressly by reference or by operation of law therein.

    (e) Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, as of the date of this Agreement, to the Company's Knowledge the Company and the Subsidiaries have not received any notice, written or, to the Company's Knowledge, oral, of material performance or administrative deficiencies relating to or involving any Government Contract, other than routine contract management interchanges such as deficiency reports, waivers, technical deficiencies, discrepancies and similar type actions.

    (f) Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, neither the Company, any of the Company's affiliates nor any of their respective directors, officers or employees is currently debarred or suspended from participation in the award of Government Contracts or from otherwise conducting business with the U.S. government or any agency thereof, nor, to the Company's Knowledge, are there facts or circumstances reasonably likely to form the basis of a debarment or suspension proceeding.

    (g) As of the date of this Agreement, except as set forth in Section 3.16(g) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the Company has not received any written notice of any "stop orders", "cure notices", "show cause notices" or any "terminations for convenience or default" of any Government Contract and, as at the Closing Date, the Company shall not have received any such notices under any material Government Contract.

    (h) Except as set forth in Section 3.16(h) of the Disclosure Schedule, as of the date of this Agreement, there are no Government Contracts for the sale of goods or services for which, at the time of the most recent scheduled contract milestone, the work schedule was delinquent in any respect which could have a Company Material Adverse Effect.

    (i) Except as would not have a Company Material Adverse Effect, as of the date of this Agreement there is no outstanding bid for a Government Contract for the sale of goods or services where performance of contractual effort will be begun prior to contract award without advance funding or customer acknowledgment that pre-contract costs will be incorporated in the resultant contract nor are there any existing letter contracts having no defined contract value relating to or involving Government Contracts where performance will continue while awaiting additional contractual funding.

    (j) As of the date of this Agreement there is no cost type Government Contract which is material to the Company Government Business with a ceiling, cap or share ratio, which is or is likely to be exceeded.

    (k) The Company's pricing, cost accounting, estimating, material management and accounting, property and resource planning and procurement systems have been properly disclosed in all material respects to and, to the extent required by applicable regulations, approved by the United States government and such disclosures are in all material respects in compliance with applicable federal procurement law regulations, including the Cost Principles and Cost Accounting Standards.

    SECTION 3.17. SUPPLIERS. Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any notice or has any reason to believe that any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

    SECTION 3.18. TAX TREATMENT. Neither the Company nor, to the Company's Knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither the Company nor, to the Company's Knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code, and to the Company's Knowledge, the Merger will so qualify.

    SECTION 3.19. INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

    SECTION 3.20. APPROVAL OF COMPANY BOARD AND INDEPENDENT DIRECTORS. The Board of Directors of the Company has approved unanimously the execution and delivery of this Agreement and the Option and Voting Agreement for purposes of Section 203 of Delaware Law and for purposes of Section 7 of Article VII of the Company's By-Laws. A separate resolution approving the execution and delivery of this

Agreement and the Option and Voting Agreement for purposes of Section 203 of Delaware Law and for purposes of Section 7 of Article VII of the Company's By-Laws has been adopted unanimously by the independent directors of the Company pursuant to a separate vote. A separate resolution approving the execution and delivery of the Consulting Agreement has been adopted unanimously by the independent directors of the Company pursuant to a separate vote.

    SECTION 3.21. STOCKHOLDER VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Class A Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

    SECTION 3.22. ACCURACY OF INFORMATION. Neither this Agreement nor any other document provided by the Company or the Subsidiaries or any of their respective employees or agents to Parent in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

    SECTION 3.23. TRANSACTIONS WITH AFFILIATES. (a) For purposes of this Section 3.23, the term "Affiliated Person" means (i) any holder of 2% or more of the Company Class A Stock, (ii) any director, officer or senior executive of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any Subsidiary or (iv) any member of the immediate family or any of such persons.

    (b) Except as set forth in Section 3.23(b) of the Company Disclosure Schedule or in the Company SEC Reports, since September 30, 1993, the Company and the Subsidiaries have not, in the ordinary course of business or otherwise,
(i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary),
(iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

    (c) Except as set forth in Section 3.23(c) of the Company Disclosure Schedule or in the Company SEC Reports, (i) the contracts of the Company and the Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and the Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

    (d) To the Knowledge of the Company and except as set forth in Section 3.23(d) of the Company Disclosure Schedule or in the Company SEC Reports, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

    SECTION 3.24. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Salomon Brothers Inc (the "Company Financial Advisor"), to the effect that, as of the date hereof, the Merger Consideration is fair to the Company stockholders from a financial point of view.

    SECTION 3.25. BROKERS. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

    Except as specifically disclosed in Parent SEC Reports (as hereinafter defined) filed subsequent to December 31, 1996, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

    SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any circumstances, change in, or effect on, Parent, when taken as a consolidated whole, which is, or could reasonably be expected to in the future be, materially adverse to the operations, assets or liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise), of Parent taken as a consolidated whole.

    SECTION 4.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Parent and Merger Sub. Such Certificates of Incorporation and By-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its respective Certificate of Incorporation or By-laws.

    SECTION 4.03. PARENT COMMON STOCK TO BE ISSUED IN THE MERGER. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

    SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, (iii) prevent or materially delay the consummation of the Merger or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

    (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, state takeover laws, the HSR Act, and the filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, is not reasonably likely to prevent or materially delay consummation of the Merger, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

    SECTION 4.06. SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1994 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) did not at the time they were filed omit any documents required to be filed as exhibits thereto.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

    SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in any Parent SEC Report filed since December 31, 1996, there has not been any event or events having, or reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

    SECTION 4.08. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless

Parent shall otherwise agree (which agreement shall not be unreasonably withheld or delayed) in writing, the Company Businesses shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice; and the Company shall use its best efforts to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

        (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent in all material respects with past practice and other asset sales for consideration or having a fair market value aggregating not more than $1,000,000;

        (c) other than regularly scheduled periodic cash dividends in amounts not in excess of those previously declared, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a United States Subsidiary may, after consultation with Parent, declare and pay a dividend to the Company;

        (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) except as contemplated by the UNC Merger Agreement, (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets; (ii) enter into any contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be disclosed as a Material Contract, other than in the ordinary course of business, consistent in all material respects with past practice; or (iii) enter into or amend any Material Contract with respect to any matter set forth in this subsection (e);

        (f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent in all material respects with past practice and in an amount not in excess of $250,000; (ii) authorize capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries taken as a whole; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (f);

        (g) increase (except in the ordinary course of business and consistent in all material respects with past practice) the compensation payable or to become payable to its officers or employees generally or to any employee with an annual salary in excess of $100,000, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; PROVIDED, HOWEVER, that the Company and the executive officers identified in Exhibit 5.01(g) hereto may enter into agreements in a form substantially identical to, and in the amounts identified on, Exhibit 5.01(g) hereto;

        (h) acquire, sell, lease or dispose of any Real Estate or other material assets, other than sales or leases of fixed assets (other than Real Estate) or sales of inventory, in each case, in the ordinary course of business;

        (i) accelerate the collection of accounts receivable, delay the payment of accounts payable or take any action with respect to credit, collection and fiscal policies and practices, other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

        (j) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

        (k) take any action that would or is reasonably likely to result in any of the covenants and agreements set forth in this Article V or in Article VI or any of the conditions set forth in Article VII not being satisfied as of the Closing Date;

        (l) take any action, other than reasonable and usual actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

        (m) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or

        (n) except for the payment of reasonable professional fees relating to the Merger, the UNC Merger, or otherwise and reasonable fees to financial advisors (which financial advisory fees have heretofore been disclosed or are otherwise acceptable, to Parent), pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $500,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against in the Company 1996 Balance Sheet or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

    SECTION 6.01. REGISTRATION STATEMENT; PROXY STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials relating to the meeting of the holders of shares of Company Class A Stock to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the holders of shares of Company Common Stock pursuant to the Merger. Parent shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel).

    (b) The Registration Statement and the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of Company Class A Stock; (iii) the time of the Stockholders' Meeting (as defined in Section 6.02); and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, is discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company, and the Company shall make appropriate amendments or supplements to the Proxy Statement. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

    (c) The Proxy Statement and the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of Company Class A Stock; (iii) the time of the Stockholders' Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of the Subsidiaries, or their respective officers or directors, is discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. The Registration Statement and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representations or warranties with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

    SECTION 6.02. STOCKHOLDERS' MEETING.

    (a) Subject to the provisions of Section 6.05 and Section 8.01(g), the Company shall, consistent with applicable law, call and hold a meeting of the holders of shares of Company Class A Stock (the "Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Company shall use its reasonable best efforts to hold the Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall solicit from the holders of shares of Company Class A Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of such holders required by Delaware Law.

    (b) Parent shall vote (or consent with respect to) any shares of Company Class A Stock beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) or cause to be voted (or to provide a consent), in favor of the approval and adoption of this Agreement at any meeting of the stockholders of the Company at which this Agreement shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of the Company by consent in lieu of a meeting).

    SECTION 6.03. APPROPRIATE ACTION; CONSENTS; FILINGS.

    (a) The Company and Parent shall use their reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; PROVIDED that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested by the other party in connection therewith. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common into Parent Common Stock or cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or Parent's subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case would have a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect after the Effective Time.

    (b) The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

    (c) (i) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time; PROVIDED, HOWEVER, that the failure by the Company to obtain any one or more of such third party consents (including those disclosed in Section 3.05(a) and Section 3.05(b) of the Company Disclosure Schedule) shall not constitute a condition precedent to Parent's obligation to consummate the Merger pursuant to the terms of this Agreement or entitle Parent to delay the Effective Time.

    (ii) In the event that Parent or the Company shall fail to obtain any third party consent described in subsection (c)(i) above, it shall use its reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

    SECTION 6.04. ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) The parties shall comply with, and shall cause their respective Representatives (as defined below) to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreement dated March 4, 1997 (the "Confidentiality Agreement") between the Company and Parent.

    (b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, the Company will provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access to all information and documents which Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company.

    (c) From the date hereof to the Effective Time, the Company shall: (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

    (d) No investigation by Parent or Merger Sub, whether prior to the execution of this Agreement or pursuant to this Section 6.04, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    SECTION 6.05. NO SOLICITATION OF COMPETING TRANSACTIONS. (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Subsidiary or any investment banker, financial advisor, attorney, accountant or other agent or representative of the Company or any Subsidiary to take any such action, and the Company shall notify Parent orally (within three business days) and in writing (as promptly as practicable) of all of the relevant details relating to any inquiry or proposal which the Company or any Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters and which the Company and any of its officers or directors has knowledge of, and if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal; PROVIDED, HOWEVER, that nothing contained in this Section 6.05 shall prohibit the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer,
(ii) referring any third party to this Section 6.05 or making a copy of this
Section 6.05 available to any third party, or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.01(a) following the making of a proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction if the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the directors of the Company to comply with their fiduciary duties to the Company or its stockholders under applicable law, or (iv) terminating this Agreement and the transactions contemplated hereby in accordance with Section 8.01(g) hereof. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 15% or more of the shares of Company Class A Stock or Company Class B Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the shares of Company Class A Stock or Company Class B Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    (b) Provided that there has been no breach of Section 6.05(a) which materially and adversely affects the rights of Parent contained herein or in the Option and Voting Agreement, if the Board of Directors of the Company determines that it has received a Superior Proposal (as defined below), the Board of Directors may cause the Company to give to Parent a notice (a "Superior Proposal Notice") of its intent to accept such Superior Proposal and the giving of such notice shall not be a breach of this Agreement. The Board of Directos of the Company may withdraw such Superior Proposal Notice and, following such withdrawal, may deliver to Parent another Superior Proposal Notice provided that such subsequent notice relates to a different proposal. A "Superior Proposal" shall mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a merger, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction, for consideration consisting of cash and/or securities, more than 50% of the aggregate voting power or capital stock of the Company then outstanding or all or substantially all the assets of the Company and otherwise on terms and conditions to closing which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and independent counsel) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

    SECTION 6.06. INDEMNIFICATION AND INSURANCE.

    (a) Parent and the Surviving Corporation agree that, except as may be limited by applicable Laws, for seven (7) years from and after the Effective Time, the indemnification obligations set forth in the Company's Certificate of Incorporation and the Company's By-Laws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to include such provisions) and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time.

    (b) The Surviving Corporation shall maintain in effect, for three (3) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time.

    (c) Parent hereby agrees that, effective upon the consummation of the Merger, it will guarantee the Surviving Corporation's obligations under Section 6.06(a) and (b) of this Agreement and under Section 6.9(c) of the UNC Merger Agreement.

    (d) Parent hereby agrees that, effective upon the consummation of the Merger and the UNC Merger, it will guarantee the obligations of the surviving corporation of the UNC Merger under Sections 6.9(a) and (b) of the UNC Merger Agreement.

    (e) In addition to, and not in lieu of the foregoing, Parent shall indemnify, defend and hold harmless all officers and directors of the Company (the "Company Indemnified Parties") and all officers and directors of UNC (the "UNC Indemnified Parties" and, together with the Company Indemnified Parties, the "Indemnified Parties") to the fullest extent permitted by Delaware Law and in the Certificate of Incorporation and By-laws of the Company and UNC, as currently in effect, from and against all liabilities, costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by Parent in a manner consistent with applicable provisions of Parent's By-laws) related to the Merger and other transactions contemplated hereby, which may be asserted against the Indemnified Parties from and after the date of this Agreement, other than liabilities resulting from a breach of the fiduciary duties of any of such Indemnified Parties; provided, however, that (i) Parent's obligations to the Company Indemnified Parties under this Section 6.06(e) shall not be effective until consummation of the Merger and (ii) Parent's obligations to the UNC Indemnified Parties shall not be effective until the consummation of both the UNC Merger and the Merger.

    SECTION 6.07. NOTIFICATION OF CERTAIN MATTERS. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger or the UNC Merger not to be satisfied, (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger not to be satisfied, or (c) the failure of UNC to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the UNC Merger Agreement (as defined below) which would be reasonably likely to result in any condition to the obligations of the Company to effect the transactions contemplated by the UNC Merger Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this
Section 6.07 shall not be deemed to be an amendment of this Agreement or any
Section in the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of Parent under Section 7.02(a) and those of the Company under Section 7.03(a), in the event that a representation or warranty made by the Company or Parent herein shall not be true and correct (giving effect to any standards of materiality set forth in such Sections) as of the date hereof or as of the date when made (if a different date) and as of the Effective Time.

    SECTION 6.08. STOCK EXCHANGE LISTING. Parent shall as promptly as reasonably practicable prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable efforts to cause such shares to be approved for listing on the NYSE prior to the Effective Time.

    SECTION 6.09. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby. Parent and the Company shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NYSE, the NASD or any national securities exchange to which Parent or the Company is a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

    SECTION 6.10. PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

    SECTION 6.11. AFFILIATES; TAX TREATMENT. Within thirty (30) days from the date hereof, the Company shall obtain from any person who may be deemed to be an affiliate, as of the date of this Agreement, of the Company under Rule 145 of the Securities Act, a written agreement substantially in the appropriate form attached hereto as Exhibit 6.11. The Company shall use its reasonable best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, as a reorganization qualifying under the provisions of Section 368(a) of the Code.

    SECTION 6.12. COMPANY EMPLOYEE STOCK PURCHASE PLAN. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to shorten the offering period under such plan which includes the Effective Time (the "Current Offering") such that a new purchase date shall occur prior to the Effective Time and shares of Company Class B Stock shall be purchased by ESPP participants prior to the Effective Time. The Current Offering shall expire immediately following such new purchase date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, the Company shall take no action pursuant to the terms of the ESPP to commence any new offering period.

    SECTION 6.13. CONSULTING AGREEMENT. Parent and Eugene P. Conese, Sr. have entered into a Consulting Agreement as of the date hereof in the form of Exhibit
6.13 hereto, which agreement shall become effective as of the Effective Time.

    SECTION 6.14. SUPPLEMENTAL INDENTURE. Immediately after the Effective time, the Surviving Corporation will assume the Company's obligations under the Indenture, dated as of June 10, 1996, among the Company, the Subsidiaries and American Stock Transfer and Trust Company ("American Stock Transfer and Trust") and, prior to the Effective Time, the Company will deliver such certificates, opinions, agreements and other instruments as Parent or American Stock Transfer and Trust may request in connection with the assumption of the Company's obligations under such Indenture.

    SECTION 6.15. UNC MERGER AGREEMENT. Simultaneously with the execution and delivery of this Agreement, the Company and UNC Incorporated, a Delaware corporation ("UNC"), have entered into an Amended and Restated Merger Agreement, dated the date hereof (the "UNC Merger Agreement"), pursuant to which the Company intends, on the terms and conditions set forth therein, to acquire UNC pursuant to a merger (the "UNC Merger"). Unless this Agreement shall have been terminated in accordance with its terms by Company or Parent, the Company will not amend, modify, give any consent or grant any waiver under, nor will the Company finally determine that all conditions to closing of the UNC Merger have been satisfied without the prior written consent of Parent. The Company agrees to provide to Parent, as promptly as practicable, copies of all notices given to or by the Company pursuant to or in connection with the UNC Merger Agreement.

    SECTION 6.16. CLEAN AIR ACT PERMIT. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, the Company shall use its reasonable best efforts to obtain an operating permit under Title V of the Clean Air Act, as amended, with respect to operations at the Company's Miami International Airport Facility and in connection therewith to ensure continuation of present operating levels of such facility pending the issuance of such permit. Provided that the Company is using its reasonable best efforts to obtain such permit, Parent hereby acknowledges that the failure to obtain such permit shall not, in and of itself, be a breach of such covenant; provided that Parent does not waive any breach that may result from the failure to have such permit under any other provision of this Agreement and provided, further, that, notwithstanding any disclosure of the failure to have such permit in this Agreement, the Company Disclosure Schedule or otherwise, any adverse consequences resulting or arising from the failure to have such permit may be taken into account in determining whether a Company Material Adverse Effect has occurred.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

    SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

        (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Stock in accordance with Delaware Law and the Company's Certificate of Incorporation;

        (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

        (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

        (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

        (e) the shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and

        (f) all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received, other than the consent to assignment of the Company's FAA Certificate which need not be received prior to the Effective Time.

    SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or Company Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Closing Date as if made at and as of such time, it being understood and agreed by Parent and Merger Sub that this
    Section 7.02(a) shall be deemed to have been satisfied unless any failure of performance or failure to be so true and correct, individually or in the aggregate, would have a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

        (b) Parent shall have received "cold comfort" letters of Deloitte & Touche LLP and dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, such "cold comfort" letters being in such form and substance as is reasonably customary for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement;

        (c) Parent shall have received the opinion of counsel to Parent, based upon representation letters and stockholder certificates, dated on or about the Closing Date, substantially in the forms of Exhibits 7.02(a), (b) and
    (c) to this Agreement, and such other facts, representations and assumptions concerning, among other things, the actions of the stockholders of the Company as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, dated on the Closing Date;

        (d) Parent shall have received from any person who may be deemed to have become an affiliate of the Company, as reasonably determined by the Company, pursuant to Rule 145 under the Securities Act, after the date of this Agreement and on or prior to the Effective Time, a signed agreement substantially in the form of Exhibit 6.11 hereto.

    SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) (i) Parent and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of Parent contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or Parent Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Closing Date as if made at and as of such time; it being understood and agreed by the Company that this Section 7.03(a) shall be deemed to have been satisfied unless any failure of performance or failure to be so true and correct, individually or in the aggregate, would have a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

        (b) TAX OPINION. The Company shall have received the opinion of Greenberg, Traurig, counsel to the Company, based upon representation letters and stockholder certificates substantially in the forms of Exhibits 7.02(a), (b) and (c) to this Agreement, dated on or about the Closing Date, and such other facts, representations and assumptions concerning, among other things, the actions of the stockholders of the Company as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of
    Section 368(b) of the Code, dated on the Closing Date.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

        (a) by written consent duly authorized by the Boards of Directors of each of Parent and the Company;

        (b) by either Parent or the Company if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to September 30, 1997, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (provided, however, that neither party may terminate this Agreement pursuant to this Section 8.01(b)(ii) prior to September 30, 1997 if the party subject to such order, decree or ruling is using its reasonable best efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Effective Time shall not have occurred on or before September 30, 1997; provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful, deliberate or knowing failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by either Parent or the Company, if the Stockholders' Meeting shall have been held and the holders of outstanding shares of Company Class A Stock shall have failed to approve and adopt this Agreement at such meeting (including any adjournment or postponement thereof); provided, however, that if the Company shall have delivered a Superior Proposal Notice to Parent, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) until the Company would otherwise be permitted to do so pursuant to Section 8.01(g);

        (d) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
    Section 7.03(a) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of its best efforts and Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(d) for a period of 30 days from the date on which the Company delivers to Parent written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Parent Breach; or

        (e) by Parent, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
    Section 7.02(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(e) for a period of 30 days from the date on which Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Company Breach;

        (f) by Parent, at any time after the Company shall have delivered a Superior Proposal Notice to Parent; or

        (g) by the Company if the Company shall have delivered to Parent a Superior Notice Proposal in accordance with Section 6.05(b), (i) in the event that any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and at such time there shall be no order, decree, ruling or stipulation entered into restraining, enjoining or otherwise preventing the Merger or the purchase of Company Common Stock pursuant to the Option and Voting Agreement, at any time after the 15th business day following the date the Company shall have delivered such Notice or (ii) in the event that any applicable waiting period under the HSR Act relating to the Merger shall not have expired or been terminated or there shall be in effect any order, decree, ruling or stipulation entered into or approved by any Governmental Authority restraining, enjoining or otherwise preventing the Merger or the purchase of Company Common Stock pursuant to the Voting and Option Agreement, at any time after the later of June 30, 1997 and the 45th day following the date that the Company shall have delivered such Notice, provided that, in the case of each of (i) and (ii),
    (A) the Superior Proposal referred to in such notice shall not have been withdrawn or changed in such a way that it would no longer be a "Superior Proposal" pursuant to the definition contained in this Agreement and (B) the 15 business day period in (i) and the 45 day period in (ii) shall each be extended by an amount of time equal to any period in which a stockholder is in breach of such stockholder's obligations to deliver shares of Company Common Stock pursuant to the Option and Voting Agreement and provided, further, that, in the case of a Superior Proposal Notice delivered when the circumstances described in clause (ii) existed and subsequent to such delivery the applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and at such time there shall be no order, decree, ruling or stipulation entered into restraining, enjoining or otherwise preventing the Merger or the purchase of Company Common Stock pursuant to the Option and Voting Agreement, the Company may terminate this Agreement at any time after the 15th business day following the date of such expiration of termination.

    SECTION 8.02. EFFECT OF TERMINATION. Except as provided in Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any willful breach by the other party or parties of its or their willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 8.03. FEES AND EXPENSES. (a) In the event that:

       (i)(A) this Agreement is terminated pursuant to Section 8.01(b)(i) and
    (B) the failure of the waiting period referred to in Section 8.01(b)(i) to expire or terminate prior to September 30, 1997 shall not have been caused principally by, nor shall it have resulted principally from, the Company's breach of any obligation under this Agreement, or

        (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order which shall have been lifted on or before September 30, 1997), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger pursuant to
    Section 7 of the Clayton Act of 1914, as amended, or the Federal Trade Commission Act of 1914, as amended, and this Agreement shall have been terminated pursuant to Section 8.01(b)(ii);

then, in either event, Parent shall pay the Company promptly a fee of $33.5 million (the "Parent Break-Up Fee"), which amount shall be payable in immediately available funds; provided, however, that if, within 12 months after this Agreement shall have been terminated in the circumstances described in
Section 8.03(a)(i) or (ii), a transaction which results in a Change of Control (as defined below) is consummated for aggregate consideration in excess of the aggregate Merger Consideration, then the Company shall, promptly after the consummation of such transaction, reimburse Parent in immediately available funds for the full amount of the Parent Break-Up Fee paid by Parent to the Company pursuant to this Section 8.03(a), exclusive of interest. For purposes of this Agreement, the term "Change of Control", shall mean the occurrence of any of the following events with respect to the Company: (i) there shall be consummated (A) any merger, consolidation or combination (any, a "Combination") involving the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of a majority of the Company's voting stock would be converted in whole or in part into cash, other securities or other property, other than a Combination involving the Company in which the holders of a majority of the Company's voting stock immediately prior to the Combination either have substantially the same proportionate ownership of voting stock of the surviving corporation immediately after the Combination or a sufficient percentage of the voting stock of the surviving corporation to enable such holders to effectively cause a majority of the members of the surviving corporation's board of directors to be persons acceptable to such holders, or
(B) any sale, lease, exchange or transfer (in one transaction or a series related transaction) of all or substantially all of the assets of the Company,
(ii) any person, other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions in their ownership of stock of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

    (b) All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that (a) Parent shall pay any New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax and any similar Taxes in any jurisdiction (and any penalties and interest with respect to such Taxes), which becomes payable in connection with the Merger, on behalf of the stockholders of the Company without the offset, deduction, counterclaim or deferment of the price to be paid for shares of Company Common Stock pursuant to the Merger and (b) Parent and the Company shall bear equally all expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

    SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

    SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.06 and 6.14 shall survive the Effective Time indefinitely, and those set forth in Sections 6.09, 8.02, 8.03, 8.04, 8.05 and this Article IX shall survive termination indefinitely.

    SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

    if to Parent or Merger Sub:

       General Electric Company
       3135 Easton Turnpike
       Fairfield, CT 06431-0001
       Facsimile: (203) 373-3008
       Attention: Vice President and
                       Senior Counsel-Transactions
    with copies to:

       General Electric Company
       One Neumann Way
       Mail Drop J104
       Evendale, Ohio 45215-6301
       Facsimile: (513) 243-5096
       Attention: Vice President and General Counsel

    and

       Shearman & Sterling
       599 Lexington Avenue
       New York, New York 10022
       Facsimile: (212) 848-7179
       Attention: Stephen R. Volk, Esq.
                       and John A. Marzulli, Jr., Esq.

    if to the Company:

       Greenwich Air Services, Inc.
       4590 N.W. 36th Street
       Miami, Florida 33152
       Facsimile: (305) 526-7005
       Attention: Eugene P. Conese, Sr., Chairman
                       and Chief Executive Officer

    with a copy to:

       Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel
       153 East 53rd Street
       New York, NY 10022
       Facsimile: (212) 223-7161
       Attention: Stephen A. Weiss, Esq.

    SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls is controlled by, or is under common control with, such specified person;

    (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

    (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

    (d) "Company Aeroderivative Business" shall mean the overhaul, maintenance and repair of gas turbine engines used for industrial and marine applications, and the management, sale, installation and maintenance of power stations;

    (e) "Company Businesses" shall mean, as of the date specified, the collective reference to the Company Commercial Aircraft Business, the Company Government Business and the Company Aeroderivative Business, as presently conducted by the entities in the Company Group and their respective business operations;

    (f) "Company Commercial Aircraft Business" shall mean the overhaul, maintenance and repair of commercial gas turbine aircraft engines conducted at the engine service centers of the Company Group located in Miami, Florida, Dallas, Texas, Ft. Worth, Texas, McAllen, Texas, East Granby, Connecticut and Prestwick, Scotland;

    (g) "Company Government Business" shall mean the aircraft engine maintenance and repair programs managed and operated by the Company Group for domestic and foreign governments and military agencies;

    (h) "Company Group" shall mean the Company, the Subsidiaries and any partnerships in which the Company or any Subsidiary has an interest, when taken as a whole;

    (i) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (j) "Governmental Authority" means any United States (federal, state or local), foreign or supra-national Government, or governmental, regulatory or administrative authority, agency or commission;

    (k) "Knowledge" means the actual knowledge of any of Eugene P. Conese, Sr., Eugene P. Conese, Jr., Robert J. Vanaria and Michael A. Bucci, together with the knowledge that (i) Eugene P. Conese, Sr. and Eugene P. Conese, Jr. would have had after making due inquiry of the officers of the Company and the Subsidiaries who have responsibility for the subject matter in question and who report directly to them, including Mordechai Volevesky, Gerald Waltman, R. Frank Leftwich, Richard Cardin, Graham Bell and John Korsborough, and (ii) Robert J. Vanaria would have had after making due inquiry of Orlando Machado, Guillermo Novarro and Ed Broadmeadow;

    (l) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

    (m) "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvements owned or leased by any such person and which is used by any such person in connection with the operation of its business; and

    (n) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 9.04. ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with United States generally accepted accounting principles.

    SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

    SECTION 9.06. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 9.07. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

    SECTION 9.08. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    SECTION 9.09. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery for the State of Delaware in and for the County of New Castle.

    SECTION 9.10. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 9.11. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                GENERAL ELECTRIC COMPANY

                                By:  /s/ WILLIAM J. VARESCHI
                                     -----------------------------------------
                                     Name: William J.Vareschi
                                     Title: VICE PRESIDENT

                                GB MERGER CORP.

                                By:  /s/ WILLIAM J. VARESCHI
                                     -----------------------------------------
                                     Name: William J. Vareschi
                                     Title: CHIEF EXECUTIVE OFFICER AND
                                     PRESIDENT

                                GREENWICH AIR SERVICES, INC.

                                By:  /s/ EUGENE P. CONESE
                                     -----------------------------------------
                                     Name: Eugene P. Conese
                                     Title: CHIEF EXECUTIVE OFFICER

                                                                        ANNEX II

                                 [LOGO]

March 9, 1997

Board of Directors
Greenwich Air Services, Inc.
4590 NW 36th Street
Miami, FL 33122

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $.01 per share ("Class A Common Stock"), and Class B common stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Company Common Stock"), of Greenwich Air Services, Inc. (the "Company"), of the consideration to be received by such holders in connection with the proposed merger (the"Merger") of the Company with GB Merger Corp. ("Sub"), a wholly owned subsidiary of General Electric Company ("Parent"), pursuant to an Agreement and Plan of Merger, dated as of March 9, 1997 (the "Merger Agreement"), among Parent, Sub and the Company. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement.

    Upon the effectiveness of the Merger, each share of Company Common Stock issued and outstanding as of the Effective Time (other than shares owned by Parent, Sub or any other subsidiary of Parent and shares owned by the Company or any subsidiary of the Company), will be converted into the right to receive $31.00 in the form of shares of common stock, par value $.32 per share ("Parent Common Stock"), of Parent (the "Stock Consideration") and/or cash (the "Cash Consideration" and together with the Stock Consideration, the "Merger Consideration"). The Merger Agreement provides the holders of the Company Common Stock with the ability to elect to receive the Cash Consideration, subject to proration, in lieu of the Stock Consideration. We understand that the maximum aggregate amount of Cash Consideration to be paid is 55% of the aggregate Merger Consideration, subject to a reduction in the Cash Consideration component in certain events as described in the Merger Agreement. We understand that all approvals required for the consummation of the Merger have been or, prior to the consummation of the Merger, will be obtained.

    The Company and UNC Incorporated ("UNC") have entered into an Agreement and Plan of Reorganization dated as of February 13, 1997 (the "Prior UNC Agreement"), pursuant to which UNC is to merge with a wholly owned subsidiary of the Company (or, at the Company's option, the Company). Upon the effectiveness of the merger contemplated by the Prior UNC Agreement (the "Prior UNC Merger"), each share of common stock, par value $.20 per share, of UNC ("UNC Common Stock"), and each share of Series B cumulative convertible preferred stock, par value $1.00 per share, of UNC ("UNC Preferred Stock"), issued and outstanding as of the effective time (other than shares owned by the Company, any subsidiary of the Company, UNC or any subsidiary of UNC), would be converted into the right to receive, subject to proration, consideration in the form of cash (the "UNC Cash Consideration") and/or shares of Class B Common Stock (the "UNC Stock Consideration" and together with the Cash Consideration the "UNC Merger Consideration"). The Prior UNC Agreement provides UNC's stockholders with the ability to elect to receive either the UNC Cash Consideration or the UNC Stock Consideration, subject to proration. The maximum aggregate amount of Cash Consideration to be paid by the Company is 50% of the total UNC Merger Consideration, which amount is subject to an increase in the UNC Cash Consideration component in certain events at the election of the Company as described in the Prior UNC Agreement. To the extent a holder of UNC Common Stock or UNC Preferred Stock receives all or a portion of the Merger Consideration in the form of UNC Stock Consideration, such holder would receive (a) in the case of a holder of UNC Common Stock, the Exchange Ratio (as defined below) of a share of Class B Common Stock per share of UNC Common Stock or (b) in the case of a holder of UNC Preferred Stock, a fraction of a share of Class B Common Stock determined by multiplying the Exchange Ratio by the conversion rate applicable to the UNC Preferred Stock at the effective time of the Prior UNC Merger. The "Exchange Ratio" is defined in the Prior UNC Agreement as a fraction which is to be determined as follows: (a) if the Closing Date Market Value (as defined in the Prior UNC Agreement) is less than or equal to $24.86, the Exchange Ratio would be (i) $14.00 divided by (ii) the Closing Date Market Value; (b) if the Closing Date Market Value exceeds $24.86 but is less than or equal to $28.59, the Exchange Ratio would be 0.5632; or (c) if the Closing Date Market Value exceeds $28.59, the Exchange Ratio would be (i) $16.10 divided by
(ii) the Closing Date Market Value.

    In connection with the execution of the Merger Agreement, the Company and UNC amended and restated the Prior UNC Agreement pursuant to an Amended and Restated Agreement and Plan of Merger dated as of March 9, 1997, the "Amended UNC Agreement"), by and between the Company, Condor Acquisition Corp. and UNC, pursuant to which UNC will merge with Condor Acquisition Corp. (the "UNC Merger"). The Amended UNC Agreement provides that, if the Merger occurs, in lieu of the consideration described above, each share of UNC Common Stock and each share of UNC Preferred Stock, issued and outstanding as of the effective time (other than shares owned by the Company, any subsidiary of the Company, UNC or any subsidiary of UNC), will be converted into the right to receive $15.00 cash.

    In connection with rendering our opinion, we have reviewed the Merger Agreement, the Prior UNC Agreement, the Amended UNC agreement and their respective exhibits. We have also reviewed certain publicly available information concerning the Company and UNC and certain other financial information concerning the Company and UNC, including financial forecasts, that were provided to us by the Company and UNC, respectively. We have discussed the past and current business operations, financial condition and prospects of the Company and UNC with certain officers and employees of the Company and UNC, respectively. With respect to Parent, we have reviewed only publicly available business and financial information. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information (including, without limitation, information relating to environmental liabilities). With respect to the financial forecasts of the Company and UNC, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and UNC as to the future financial performance of the Company and UNC, respectively, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company, UNC or Parent (including, without limitation, environmental liabilities).

    Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger or the UNC Merger. Our opinion is directed only to the fairness from a financial point of view of the Merger Consideration to be paid to the Holders of Company Common Stock and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Merger or the Merger Agreement. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Parent Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon consummation of the Merger. We have also acted as financial advisor to the Board of Directors of the Company in connection with the Prior UNC Merger and will receive a fee for our services, a portion of which is payable and the remainder of which would be payable upon consummation of the Prior UNC Merger if the Merger has not previously been consummated. In the ordinary course of business, we may actively trade the securities of the Company, Parent and UNC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have previously rendered certain investment banking and financial advisory services to the Company and Parent for which we have received customary compensation.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock (other than Parent and any of its affiliates) from a financial point of view.

                                          Very truly yours,

                                          SALOMON BROTHERS INC

                                                                       ANNEX III

    STOCK OPTION AND VOTING AGREEMENT dated March 9, 1997, among the several stockholders of GREENWICH AIR SERVICES, INC., a Delaware corporation (the "Company"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders"), and GENERAL ELECTRIC COMPANY, a New York corporation ("Parent").

    WHEREAS, Parent and GB Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms being used herein as defined therein unless otherwise defined herein), with the Company, which provides, among other things, that the Company will merge with and into Merger Sub (the "Merger");

    WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"), and Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock," and together with the Class A Common Stock, the "Company Common Stock") set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares"); and

    WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                VOTING AGREEMENT

    SECTION 1.01. VOTING AGREEMENT. Each Stockholder, severally and not jointly, hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Article VII hereof, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder will vote (or cause to be voted) such Stockholder's Shares: (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) except as otherwise agreed to in writing in advance by Parent, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement (whether or not theretofore terminated) or of the Stockholder contained in this Agreement; and (c) against any action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Merger or this Agreement, including, but not limited to, any Competing Transaction (as such term is defined in the Merger Agreement); PROVIDED, HOWEVER, that the Stockholders shall not be obligated to vote in favor of the Merger pursuant to clause (a) above if the Board of Directors of the Company has previously withdrawn and not reinstated its recommendation in favor of the Merger in the manner prescribed in
Section 6.05(b) of the Merger Agreement. Notwithstanding anything to the contrary contained in the proviso in the immediately preceding sentence, if Parent has delivered an Exercise Notice with respect to all of the Shares then owned by the stockholders and prior to such date the Company has established a record date for Shareholder action on a matter covered by clause (a) above, the Stockholders shall be obligated to vote in favor of the Merger pursuant to clause (a) above. Such Stockholder shall not enter into any agreement or understanding with any person or entity to vote such Stockholder's shares or give instructions in any manner inconsistent with this
Section 1.01. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

    SECTION 1.02. IRREVOCABLE PROXY. If, and only if, any Stockholder fails to comply with the provisions of Section 1.01 (as determined by Parent in its sole discretion), such Stockholder hereby agrees that such failure shall result, without any further action by such Stockholder, in the irrevocable appointment of Parent, and each of its officers, as such Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of the General Corporation Law of the State of Delaware, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section
1.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted, other than the irrevocable proxy and voting trust granted by Anna Mae Conese in favor of Eugene P. Conese, Sr. (the "Irrevocable Proxy"), and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and the termination of the Irrevocable Proxy and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

                                   ARTICLE II

                                   THE OPTION

    SECTION 2.01. GRANT OF OPTION. Each Stockholder, severally and not jointly, hereby grants to Parent an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase all, and not less than all, such Stockholder's Shares at a price per Share equal to a number of shares (or fractions of a share) of Parent's common stock, par value $0.32 per share ("Parent Common Stock"), having a Fair Market Value equal to $31.00 (the "Purchase Price"). For purposes of this Section 2.01, "Fair Market Value" means the average of the closing prices of a share of Parent Common Stock on the New York Stock Exchange for each of the 10 trading days ending on the trading day next preceding the Closing Date (as defined below). Each Stockholder may elect to receive up to 55% of the aggregate Purchase Price for all of such Stockholder's Shares in the same manner as is provided in Section 2.03(b) of the Merger Agreement.

    SECTION 2.02. EXERCISE OF OPTION. (a) The Options may be exercised by Parent, in whole but not in part as to all but not less than all Stockholders, during the period commencing on the date that the waiting period applicable to the consummation of the purchase of the Shares pursuant to the Options on the Merger has expired or been terminated and ending on the date which is the earlier of (i) upon notice given by the Stockholders or Parent after September 30, 1997 and (ii) the date of termination of the Merger Agreement pursuant to
Section 8.01 thereof by the Company in connection with a Terminating Parent Breach.

    (b) If Parent wishes to exercise the Options, Parent shall send a written notice (the "Exercise Notice") to each Stockholder of its intention to exercise the Options, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. The Closing Date shall occur on the third business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such Exercise Notice is delivered and (ii) the satisfaction of the conditions set forth in Section 2.02(e).

    (c) At the Closing, each Stockholder shall deliver to Parent (or its designee) all of such Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares in the denominations designated by Parent in its exercise notice delivered pursuant to Section 2.02(b), duly endorsed to Parent or accompanied by stock powers duly executed in favor of Parent, with all necessary stock transfer stamps affixed.

    (d) At the Closing, Parent shall pay the Purchase Price by delivery to each Stockholder of certificates representing the applicable number of shares of Parent Common Stock determined in accordance with Section 2.01 hereof registered in the name of such Stockholder.

    (e) The Closing shall be subject to the satisfaction of each of the following conditions:

        (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options; and

        (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options under the HSR Act shall have expired or been terminated.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

    Each Stockholder, severally and not jointly, hereby represents and warrants to Parent in respect of such Stockholder as follows:

    SECTION 3.01. AUTHORITY RELATIVE TO THIS AGREEMENT. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholders' obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. Eugene P. Conese, Sr. and not Anna May Conese has all necessary power and authority to execute and deliver this Agreement with respect to the applicability of Article 1 of this Agreement to the Shares subject to the Irrevocable Proxy; Anna May Conese has such power and authority with respect to the grant of the Option covering such Shares.

    SECTION 3.02. NO CONFLICT. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which the Shares owned by such Stockholder are bound or affected or (ii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected.

    (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, domestic or foreign, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, or the HSR Act.

    SECTION 3.03. TITLE TO THE SHARES. As of the date hereof, such Stockholder is the record and beneficial owner of the number of shares of Class A Common Stock and/or Class B Common Stock set forth beneath such Stockholder's name on the signature page hereof. Such Shares are all the securities of the Company owned, either of record or beneficially, by such Stockholder. The Shares owned by such Stockholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. Except as provided in this Agreement and the Irrevocable Proxy, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder. At the Closing, such Stockholder will deliver good and valid title to such Stockholder's Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, other than pursuant to this Agreement. Upon delivery of such Stockholder's Shares and payment of the Purchase Price therefor as contemplated herein, Parent will receive good, valid and marketable title to such Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

    SECTION 3.04. PURCHASE FOR INVESTMENT. Such Stockholder is acquiring the Parent Common Stock for his or her own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

    SECTION 3.05. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to each Stockholder as follows:

    SECTION 4.01. DUE ORGANIZATION, ETC. Parent is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

    SECTION 4.02. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent or any of its properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under or pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which it or any of its properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Parent of its obligations under this Agreement.

    (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by Parent of its obligations under this Agreement.

    SECTION 4.03. INVESTMENT INTENT. The purchase of Shares from the Stockholder pursuant to this Agreement is for the account of Parent solely for the purpose of investment and not with a view to, or for offer or sale in connection with any distribution thereof within the meaning of the Securities Act.

    SECTION 4.04. VALIDITY OF PARENT STOCK. The shares of Parent Stock, when issued and delivered in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable.

    SECTION 4.05. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent.

                                   ARTICLE V

                         COVENANTS OF THE STOCKHOLDERS

    SECTION 5.01. NO DISPOSITION OR ENCUMBRANCE OF SHARES. Each Stockholder, severally and not jointly, hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing his or her obligations or, (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

    SECTION 5.02. NO SOLICITATION OF TRANSACTIONS. Each Stockholder, severally and not jointly, agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder will not (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any person relating to any Competing Transaction, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to seek a Competing Transaction. Each Stockholder immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing. Each Stockholder shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

    SECTION 5.03. REGULATORY AND OTHER AUTHORIZATIONS; NOTICES AND
CONSENTS. Each Stockholder, severally and not jointly, agrees to use his or her best efforts to obtain (or cause the Company and its subsidiaries to obtain) all authorizations, consents, orders and approvals of all governmental authorities and officials that may be or become necessary for the execution and delivery of, and the performance of his or her obligations pursuant to, this Agreement and will cooperate fully with Parent in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five business days of the date hereof and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

    SECTION 5.04. CONFLICTS. No provision of this Agreement shall prevent or interfere with any Stockholder's performance of his or her obligations, if any, as an officer or director of the Company, including, without limitation, the fulfillment of his or her fiduciary duties under Delaware law.

                                   ARTICLE VI

                              COVENANTS OF PARENT

    SECTION 6.01. SUBSEQUENT PROPOSALS. Parent covenants and agrees that if (i) the Company terminates the Merger Agreement in accordance with Section 8.01(g) thereof, (ii) Parent exercises the Option and (iii) the Company, notwithstanding the termination of the Merger Agreement, has not taken any action or omitted to take any action which could reasonably be expected to materially and adversely affect the value of the Company when owned by Parent, then Parent will, within 120 days following the consummation of Parent's purchase of shares of Common Stock under the Option, either (a) propose to the Board of Directors of the Company a merger in which all shareholders of the Company receive consideration of not less than $31.00 per share of Company Common Stock in the form of Shares of Parent Stock or (b) make an offer to the Company's stockholders to acquire all shares of Company Common Stock not owned by Parent and its subsidiaries for a price of not less than $31.00 per share in the form of shares of Parent Stock; in either such case with the opportunity to receive cash in the manner contemplated by Section 2.03 of the Merger Agreement. Parent's obligation to make such proposal or offer shall be subject to there not being any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making such proposal or offer illegal or otherwise prohibiting consummation of such proposal or offer. Parent's obligation to consummate any such proposal or offer shall be subject to the satisfaction of the conditions set forth in Sections 7.01(c), (d) and (e) and 7.02(b) and (c) of the Merger Agreement.

    SECTION 6.02. REGISTRATION OF PARENT SHARES. To the extent that the Stockholders are unable to sell the Shares of Parent Stock received in connection with the purchase and sale of the Shares hereunder or pursuant to the Merger, pursuant to Rule 144 or Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act, Parent, upon the written request of the Stockholders, shall use its reasonable best efforts to cause the Shares designated in such notice to be registered under the Securities Act in order to permit the proposed sale of such Shares. Notwithstanding anything to the contrary in the immediately preceding sentence,
(i) Parent shall not be obligated to register any Shares designated in a notice from the Stockholders if such Shares are not reasonably anticipated to have an aggregate price to the public in excess of $15 million and (ii) the Stockholders shall be entitled to submit no more than three notices to Parent in the three year period following the Closing. In connection with any such registration, Parent and Stockholders shall enter into an agreement on terms and conditions customarily contained in registration rights agreements relating to circumstances similar to those set forth herein.

                                  ARTICLE VII

                                  TERMINATION

    SECTION 7.01. TERMINATION. The Options (including any Option as to which an Exercise Notice has been delivered but for which the Closing has not occurred) shall terminate in accordance with the provisions of Section 2.02(a). The remaining provisions of this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (a) the effective time of the Merger, (b) the termination of the Merger

Agreement pursuant to Section 8.01(b)(iii) thereof, (c) the date of termination of the Merger Agreement pursuant to Section 8.01(d) thereof by the Company in connection with a Terminating Parent Breach and (d) the date of termination of the Merger Agreement pursuant to Section 8.01(b)(i) or (ii) thereof. Nothing in this Section 7.01 shall relieve any party of liability for any breach of this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

    SECTION 8.01. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

    SECTION 8.02. FURTHER ASSURANCES. Each Stockholder and Parent will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    SECTION 8.03. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    SECTION 8.04. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Parent and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent and the Stockholders with respect to the subject matter hereof.

    SECTION 8.05. AMENDMENT; WAIVER. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

    SECTION 8.06. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court.

    SECTION 8.07. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

    SECTION 8.08. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.08):

        (a) if to any Stockholder, Addressed to such Stockholder:
          c/o Greenwich Air Services, Inc.
          4590 N.W. 36th Street
          Miami, Florida 33152
          Telecopy: (305) 526-7005
          Attention: Chief Executive Officer

    with a copy to:

    Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.
          153 East 53rd Street
          New York, New York 10022
          Telecopy: (212) 223-7161
          Attention: Steven A. Weiss, Esq.

        (b) if to Parent:
          General Electric Company
          3135 Easton Turnpike
          Fairfield, Connecticut 06431
          Telecopy: (203) 373-3008
          Attention: Vice President and Senior Counsel--Transactions

    with copies to:

    Shearman & Sterling
          599 Lexington Avenue
          New York, New York 10022
          Telecopy: (212) 848-7179
          Attention: Stephen R. Volk, Esq. and John A. Marzulli, Jr., Esq.

    and

    General Electric Company
          One Neumann Way
          Mail Drop J104
          Evendale, Ohio 45215-6301
          Telecopy: (513) 243-5096
          Attention: Vice President and General Counsel

    SECTION 8.09. PUBLIC ANNOUNCEMENTS. Except as may be required by applicable law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

    SECTION 8.10. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.11. ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise without, in the case of an assignment by Parent, the written consent of each Stockholder (which consent may be granted or withheld in the sole discretion of any Stockholder, and in the case of an assignment by any Stockholder, the written consent of Parent (which consent may be granted or withheld in the sole discretion of Parent), except that the Parent may assign this Agreement to an affiliate of the Parent without the consent of any Stockholder, provided that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 8.12. NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 8.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                          /s/ EUGENE P. CONESE
                                          --------------------------------------
                                          Name: Eugene P. Conese
                                          Shares of Class A
                                            Common Stock: 3,205,332
                                          Shares of Class B
                                            Common Stock: 2,588,238

                                          /s/ EUGENE P. CONESE, JR.
                                          --------------------------------------
                                          Name: Eugene P. Conese, Jr.
                                          Shares of Class A
                                            Common Stock: 178,594
                                          Shares of Class B
                                            Common Stock: 178,594

                                          /s/ ANNA MAY CONESE
                                          --------------------------------------
                                          Name: Anna May Conese
                                          Shares of Class A
                                            Common Stock: 262,696
                                          Shares of Class B
                                            Common Stock: 262,696

                                          /s/ EUGENE P. CONESE
                                          --------------------------------------
                                          Name: Eugene P. Conese, as voting
                                          trustee
                                          Shares of Class A
                                            Common Stock: 262,696
                                          Shares of Class B
                                            Common Stock: 262,696

                                          GENERAL ELECTRIC COMPANY

                                          By:  /s/ WILLIAM J. VARESCHI
                                          --------------------------------------
                                              Name: William J. Vareschi

                                              Title: Vice President

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, PROVIDED THAT no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made, a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

    Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

    Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of
Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

    Section 6 of the Restated Certificate of Incorporation, as amended, of the Registrant provides in part as follows:

           A person who is or was a director of the corporation shall have no personal liability to the corporation or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

    Article XI of the bylaws, as amended, of GE provides, in part, as follows:

           The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, PROVIDED, HOWEVER, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

    The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following is a list of Exhibits included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

     *2.1  Agreement and Plan of Merger, dated March 9, 1997, among GE, Merger Sub and Greenwich
           (included as Annex I to the Proxy Statement/Prospectus).

     *4.1  Form of Common Stock Certificate of the Registrant.

     *5.1  Opinion of Robert E. Healing as to the legality of the securities being registered.

     *8.1  Opinion of Shearman & Sterling as to the United States federal income tax consequences of the Merger.

     *8.2  Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel as to the United
           States federal income tax consequences of the Merger.

    *23.1  Consent of Deloitte & Touche LLP.

    *23.2  Consent of KPMG Peat Marwick LLP.

    *23.3  Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration
           Statement).

    *23.4  Consent of Shearman & Sterling (included in Exhibit 8.1 to this Registration
           Statement).

    *23.5  Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in Exhibit
           8.2 to this Registration Statement).

    *23.6  Consent of Salomon Brothers Inc.

    *24.1  Powers of Attorney.

    *99.1  Stock Option and Voting Agreement, dated March 9, 1997, between GE and Greenwich
           (included as Annex III to the Proxy Statement/Prospectus).

    *99.2  Form of proxy card to be mailed to stockholders of Greenwich.

    *99.3  Form of Chairman and Chief Executive Officer's Letter to the stockholders of
           Greenwich.

    *99.4  Form of Notice of Special Meeting of Stockholders to the stockholders of Greenwich.

    *99.5  Form of Election.

    *99.6  Opinion of Salomon Brothers Inc (included as Annex II to the Proxy
           Statement/Prospectus).

     (b)   Not applicable.

     (c)   The opinion of Salomon Brothers Inc (included as Annex III to the Proxy Statement/
           Prospectus).

------------------------

*   Items marked with an asterisk are filed herewith.

ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) (1) The undersigned Registrant hereby undertakes that:

           (i) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 (Section230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the requests.

    (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut, on July 7, 1997.

                                GENERAL ELECTRIC COMPANY

                                BY:        /S/ BENJAMIN W. HEINEMAN, JR.
                                     -----------------------------------------
                                             Benjamin W. Heineman, Jr.
                                               SENIOR VICE PRESIDENT,
                                           GENERAL COUNSEL AND SECRETARY

                               POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Vice Chairman of the Board,     July 7, 1997
------------------------------    Executive Officer and
         Paolo Fresco             Director

              *                 Vice Chairman of the Board,     July 7, 1997
------------------------------    Executive Officer and
         John D. Opie             Director

              *                 Vice President and              July 7, 1997
------------------------------    Comptroller (Principal
       Philip D. Ameen            Accounting Officer)

              *                 Director                        July 7, 1997
------------------------------
      D. Wayne Calloway

              *                 Director                        July 7, 1997
------------------------------
      Silas S. Cathcart

              *                 Director                        July 7, 1997
------------------------------
     Claudio X. Gonzalez

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                          Director               July 7, 1997
------------------------------
    Gertrude G. Michelson

              *                          Director               July 7, 1997
------------------------------
           Sam Nunn

              *                          Director               July 7, 1997
------------------------------
       Roger S. Penske

              *                          Director               July 7, 1997
------------------------------
    Barbara Scott Preiskel

              *                          Director               July 7, 1997
------------------------------
      Frank H.T. Rhodes

              *                          Director               July 7, 1997
------------------------------
       Andrew C. Sigler

              *                          Director               July 7, 1997
------------------------------
    Douglas A. Warner III

*By:     /s/ PHILIP D. AMEEN
      -------------------------
           Philip D. Ameen
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

   EXHIBIT
-----------

      *2.1   Agreement and Plan of Merger, dated March 9, 1997, among GE, Merger Sub and Greenwich (included as Annex
             I to the Proxy Statement/Prospectus).

      *4.1   Form of Common Stock Certificate of the Registrant.

      *5.1   Opinion of Robert E. Healing as to the legality of the securities being registered.

      *8.1   Opinion of Shearman & Sterling as to the United States federal income tax consequences of the Merger.

      *8.2   Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel as to the United States federal income tax consequences of the Merger.

     *23.1   Consent of Deloitte & Touche LLP.

     *23.2   Consent of KPMG Peat Marwick LLP.

     *23.3   Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration Statement).

     *23.4   Consent of Shearman & Sterling (included in Exhibit 8.1 to this Registration Statement).

     *23.5   Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in Exhibit 8.2 to this
             Registration Statement).

     *23.6   Consent of Salomon Brothers Inc.

     *24.1   Powers of Attorney.

     *99.1   Stock Option and Voting Agreement, dated March 9, 1997, between GE and Greenwich (included as Annex III to the Proxy Statement/Prospectus).

     *99.2   Form of proxy card to be mailed to stockholders of Greenwich.

     *99.3   Form of Chairman and Chief Executive Officer's Letter to the stockholders of Greenwich.

     *99.4   Form of Notice of Special Meeting of Stockholders to the stockholders of Greenwich.

     *99.5   Form of Election.

     *99.6   Opinion of Salomon Brothers Inc (included as Annex II to the Proxy Statement/Prospectus).

------------------------

*Items marked with an asterisk are filed herewith.